Form 10-K, Exhibit 13
period 1997-03-31
PERMANENT BANCORP INC
filed 1997-06-30
CIK 916604

TABLE OF CONTENTS


President's Letter.........................................  2

Selected Consolidated Financial Data.......................  3

Quarterly Results of Operations............................  5

Management's Discussion and Analysis of
  Financial Condition and Results of Operations............  6

Independent Auditors' Report............................... 18

  Consolidated Statements of Financial Condition........... 19

  Consolidated Statements of Income........................ 20

  Consolidated Statements of Stockholders' Equity.......... 21

  Consolidated Statements of Cash Flows.................... 22

  Notes to Consolidated Financial Statements............... 24

Officers and Directors..................................... 46

Corporate Information...................................... 47

LETTER TO STOCKHOLDERS


To Our Stockholders:

         It is a pleasure to present the results of the financial performance of Permanent Bancorp, Inc. for the year ended March 31, 1997. This completes our third full year as a public company and was our best year as measured by earnings.

         The Company recorded a 90% increase in earnings during the fiscal year before a one-time industry wide assessment by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Even with this assessment earnings were improved from the previous year.

         To further enhance shareholder value the Company completed a 5% stock buyback program in January and announced another 5% buyback program to begin April 1, 1997. In fiscal 1997, a cash dividend was paid that represented a 50% increase over the previous year.

         During the year, our subsidiary bank announced plans to acquire the Newburgh branch of NBD Bank to expand its franchise and better serve the residents of Newburgh.

         The Bank has developed a plan to provide a customer interactive voice response system and a check imaging system. These technological changes are expected to be implemented early in our next fiscal year and are expected to enhance service to customers and reduce operational costs.

         The Bank announced the formation of a commercial lending department in January 1997, when it added Seth P. Allen as Senior Vice President and Commercial Lending Officer. Mr. Allen's immediate duties will include the development of a commercial loan portfolio as well as overseeing the consumer lending activities. Mr. Allen comes to us with many years of successful experience in the commercial banking industry.

         This past year, the Board of Directors elected two new directors to its Board. Mr. James A. McCarty, Jr., President of Colonial Garden Center, Inc., joined the Board in August 1996 and Mr. Murray J. Brown, Executive Vice President and Chief Operating Officer of Permanent Bancorp, Inc. and of our subsidiary bank, was elected in March 1997. Mr. McCarty and Mr. Brown were also elected directors of the subsidiary bank.

         We wish to acknowledge the retirement of two officers from their long time employment with our subsidiary bank. Mrs. Gail Hendrix completed her career as Vice President and Manager of our West Franklin Street Office. Mr. Joseph Stofleth completed his career as Asst. Vice President and Manager of our Ft. Branch Office.

         Southwestern Indiana continues its industrial expansion with the new Toyota Motor Manufacturing plant under construction and the ground breaking for AK Steel Corporation's steel finishing plant. These two industries along with their support suppliers will help assure economic expansion in our core market.

         We appreciate and depend on the continued support of our customers and shareholders. We look forward to another year of earnings improvement and in the growth in shareholder value that will come along with these results.






                                                        /s/Donald P. Weinzapfel
                                                        -----------------------
                                                        Donald P. Weinzapfel
                                                        Chairman of the Board
                                                        President and
                                                        Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL DATA
(In Thousands)
                                                                              At March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                     1997           1996          1995           1994          1993
---------------------------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets                                       $423,698      $395,903       $342,678       $365,184       $327,334
Loans, net                                          210,220       206,910        195,217        188,513        174,733
Loans held for sale                                      --            --            266            727          1,133
Cash and interest-bearing deposits                    6,364         4,916          5,573         36,235          3,803
Mortgage-backed securities available
  for sale                                           74,052        61,953            981             --          2,000
Mortgage-backed securities held
  to maturity                                        27,181        32,154         76,262         76,027         76,695
Securities available for sale                        85,180        73,171            992             --          9,048
Securities held to maturity                              25            25         48,076         48,247         39,634
Goodwill - net                                          326           545            769          1,015          1,290
Deposits                                            280,753       280,008        267,520        285,180        289,538
Total borrowings                                    100,278        70,985         28,114         34,823         14,673
Stockholders' equity - net                           39,095        41,494         43,488         41,747         19,578

SELECTED CONSOLIDATED FINANCIAL DATA
(In Thousands)

                                                                          Year Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                     1997           1996          1995           1994          1993
---------------------------------------------------------------------------------------------------------------------------
Selected Operations Data:
Interest income                                     $29,689       $25,892        $22,705        $21,785       $24,767
Interest expense                                     18,724        16,354         13,352         13,616        15,323
---------------------------------------------------------------------------------------------------------------------------
  Net interest income                                10,965         9,538          9,353          8,169         9,444
Provision for loan losses                               113           207            410            350         1,041
---------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision
    for loan losses                                  10,852         9,331          8,943          7,819         8,403
---------------------------------------------------------------------------------------------------------------------------
Other income:
  Service charges                                       841           628            619            817           915
  Gain (loss) on sales of loans                          23            18            (16)           228           476
  Gain (loss) on sale of investment and
    mortgage-backed securities                          (56)           (6)             5             36            12
  Other                                                 816           797          1,085            544           555
---------------------------------------------------------------------------------------------------------------------------
  Total other income                                  1,624         1,437          1,693          1,625         1,958
---------------------------------------------------------------------------------------------------------------------------
Other expense:
  Salaries and employee benefits                      4,295         4,427          4,397          3,768         3,512
  Deposit insurance assessment                        2,351           711            738            776           745
  Occupancy                                             809           819            769            704           641
  Other                                               2,714         2,900          2,614          2,449         3,034
---------------------------------------------------------------------------------------------------------------------------
  Total other expense                                10,169         8,857          8,518          7,697         7,932
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of change for deferred
  income taxes                                        2,307         1,911          2,118          1,747         2,429
Income tax provision                                  1,003           662            874            721         1,070
Cumulative effect of change in
  accounting for deferred income taxes                   --            --             --             --           547
---------------------------------------------------------------------------------------------------------------------------
Net income                                          $ 1,304       $ 1,249        $ 1,244        $ 1,026       $ 1,906
===========================================================================================================================

SELECTED CONSOLIDATED FINANCIAL DATA

                                                                    At or For the Year Ended March 31,
                                                     1997           1996          1995           1994          1993
---------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data:

Performance Ratios:
  Return on average assets (ratio of net
    income to average total assets)                  0.31%         0.34%          0.36%         0.31%         0.57%
  Interest rate spread information:
      Average during year                            2.40          2.28           2.41          2.40          2.95
      End of year                                    2.62          2.50           2.29          2.27          2.85
  Net interest margin (1)                            2.76          2.72           2.83          2.58          3.03
  Ratio of operating expense to average
    total assets                                     2.44          2.41           2.37          2.39          2.39
  Return on average stockholders' equity
    (ratio of net income to average
    stockholders' equity)                            3.25          2.95           2.92          4.90         10.23
  Ratio of average interest-earning
    assets to average interest-bearing
    liabilities                                    107.63        109.42         110.51        104.19        101.16

Asset Quality Ratios:
  Non-performing assets to total assets at
    end of year (2)                                  1.11          1.75           2.43          2.83          3.46
  Allowance for loan and real estate
    owned losses to non-performing
    assets                                          44.73         32.22          25.33         21.75         20.19
  Allowance for loan losses to total loans           1.00          1.07           1.06          1.11          1.17

Capital Ratios:
  Stockholders' equity to total assets at
    end of year                                      9.23         10.48          12.69         11.43          5.98
  Average stockholders' equity to average
    assets                                           9.63         11.54          12.29          6.34          5.61
Number of full-service offices                        11             11             11             11           11
Number of deposit accounts                        35,426         36,452         35,075         38,644       39,633
Book value per share - primary                     $19.05        $19.44         $18.72        $16.95           N/A



(1) Net interest income divided by average interest-earning assets.
(2) Non-performing assets consist of non-accruing loans,  including in-substance
foreclosures,   accruing  loans  past  due  90  or  more  days,   troubled  debt
restructurings and real estate owned.

QUARTERLY RESULTS OF OPERATIONS

         The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.

                                                                             Three Months Ended
---------------------------------------------------------------------------------------------------------------------------
                                                       June 30,        September 30,    December 31,       March 31,
                                                         1996              1996             1996             1997
---------------------------------------------------------------------------------------------------------------------------
Fiscal 1997
Total interest income                                  $7,226,117       $7,436,240       $7,532,390       $7,493,878
Total interest expense                                  4,571,382        4,711,195        4,752,329        4,689,090
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                     2,654,735        2,725,045        2,780,061        2,804,788
Provision for loan losses                                  60,000           88,486         (132,040)          96,810
---------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                             2,594,735        2,636,559        2,912,101        2,707,978
Other income                                              353,983          442,397          513,793          296,929
Other expense                                           2,037,515        3,915,272        2,135,720        2,063,438
---------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                         911,203         (836,316)       1,290,174          941,469
Income tax provision (benefit)                            406,800         (275,822)         573,492          298,516
---------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                        $504,403        $(560,494)        $716,682         $642,953
===========================================================================================================================
                                                                             Three Months Ended
---------------------------------------------------------------------------------------------------------------------------
                                                       June 30,        September 30,    December 31,       March 31,
                                                         1995              1995             1995             1996
---------------------------------------------------------------------------------------------------------------------------
Fiscal 1996
Total interest income                                  $5,982,494       $6,316,474       $6,690,583       $6,902,361
Total interest expense                                  3,705,531        4,081,309        4,283,422        4,283,978
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                     2,276,963        2,235,165        2,407,161        2,618,383
Provision for loan losses                                  26,354           76,070           48,902           55,597
---------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                             2,250,609        2,159,095        2,358,259        2,562,786
Other income                                              360,359          322,709          366,628          380,873
Other expense                                           2,158,711        2,110,650        2,258,731        2,322,475
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                452,257          371,154          466,156          621,184
Income tax provision                                      147,833           56,907          138,657          318,049
---------------------------------------------------------------------------------------------------------------------------
Net income                                               $304,424         $314,247         $327,499         $303,135
===========================================================================================================================

         During the second quarter of fiscal 1997 the Company paid a one-time assessment of approximately $1.8 million for the capitalization of the Savings Association Insurance Fund. See Note 12 of the Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

         At March 31, 1997, Permanent Bancorp, Inc. (the "Company") successfully completed its third year as a publicly owned entity. All references to the Company before March 31, 1994, refer to the operations of the Company's subsidiary, Permanent Federal Savings Bank ("Permanent Federal" or the "Bank"). The principal business of the Company consists of attracting deposits from the general public and using these deposits, together with borrowings and other funds, primarily to originate one- to four-family residential mortgage loans as well as multi-family and commercial real estate, automobile and other consumer loans. The Company also originates construction and commercial business loans. The Company also invests in mortgage-backed and other investment securities. The Company's results of operations are primarily dependent on its interest rate spread, which is the difference ("spread") between the average yield on interest-earning assets, such as loans, mortgage-backed securities and investment securities and the average rate paid on interest-bearing liabilities, such as deposits and other borrowings. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition to credit risk, the Company is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

         The Company's results of operations also depend upon, among other things, the level of fee income, gains on the sale of loans, provisions for possible loan losses, income derived from subsidiary activities, operating expenses and income taxes. The Company's operating expenses principally consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums and other general and administrative expenses.

         Permanent Federal is significantly affected by prevailing economic conditions, including federal monetary and fiscal policies, as well as by federal regulation of financial institutions. Deposit balances are influenced by a number of factors, including interest rates paid on competing personal investments and the level of personal income and savings within the institution's market area. In addition, deposit balances are influenced by the perceptions of customers regarding the stability of the financial services industry. Management expects to retain a significant portion of existing deposit balances by offering competitive rates on such deposits. Permanent Federal has adopted a strategy of employing Federal Home Loan Bank of Indianapolis (FHLB) advances to supplement deposits. FHLB advances are expected to augment the liquidity necessary to fund lending operations and investment opportunities.
Lending activities are influenced by the demand for housing as well as competition from other lending institutions. The primary sources of funds for lending activities include deposits, loan payments, borrowings, gains on the sale of loans and funds provided from operations.

FINANCIAL CONDITION

March 31, 1997 Compared to March 31, 1996

         The Company's total assets at March 31, 1997 were $423.7 million, an increase of $27.8 million, or 7.0% from $395.9 million at March 31, 1996. Total investment and mortgage-backed securities amounted to $186.4 million at March 31, 1997, an increase of $19.1 million, or 11.4% from $167.3 million at March 31, 1996. Net loans increased by $3.3 million or 1.6% to $210.2 million at March 31, 1997 compared to $206.9 million at March 31, 1996. Total liabilities were $384.6 million at March 31, 1997, up $30.2 million, or 8.5% from $354.4 million at March 31, 1996. Deposits at $280.8 million were up $0.8 million or 0.3% from $280.0 million at March 31, 1996. FHLB advances increased by $30.2 million to $98.5 million at March 31, 1997 from $68.3 million at March 31, 1996. Tota1 stockholders' equity decreased by $2.4 million to $39.1 million at March 31, 1997. Treasury stock in the amount of $2.2 million acquired through the Company's stock repurchases exceeded increases in retained earnings and benefit program awards. Stockholder's equity was also decreased by $1.5 million in unrealized changes in securities available for sale and by $609,000 paid in dividends.

         The availability of reasonably priced FHLB advances provided the opportunity for the Company to borrow funds and invest the proceeds in U.S. Government Agency and mortgage- backed securities earning higher rates than paid on the advances. The growth in both loans and deposits was indicative of the strength of the local economy. One to four family first mortgage loans increased by $8.5 million, consumer and auto loans increased by $1.4 million. Commercial and multi-family real estate loans decreased by $4.5 million, land and construction loans decreased by $811,000 and commercial paper and bankers acceptances decreased by $1.3 million. The allowance for loan losses decreased by $142,000.

RESULTS OF OPERATIONS

Comparison of Operating Results for the Years Ended March 31, 1997 and March 31, 1996.

         General. The Company's net income of $1.30 million during the fiscal year ended March 31, 1997 was slightly improved from the $1.25 million earned during the fiscal year ended March 31, 1996. The earnings improvement occured despite the payment of a special assessment in the amount of $1.77 million to recapitalize the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC). The after tax impact of this assessment on earnings was $1.07 million.

         Net Interest Income. The Company's net interest income increased by $1.5 million to $11.0 million for the year ended March 31, 1997 compared to $9.5 million for the year ended March 31, 1996. The increase was primarily attributable to an increase in interest earning assets and an inprovement in the interest rate spread (the difference between the rate earned on interest earning assets and the rate paid on interest bearing liabilities).

         Interest Income. Interest income for the year ended March 31, 1997 increased $3.8 million to $29.7 million compared to $25.9 million for the same period in 1996. Interest income was higher for all major categories including increased interest income on loans of $458,000, mortgage-backed securities of $341,000, and investment securities of $2,851,000. Due to increased holdings, dividends on Federal Home Loan Bank stock were also up by $166,000. Income on interest bearing deposits was down by a modest $19,000. Interest income on loans increased as a result of growth in average loans outstanding of $ 3.9 million for the year ended March 31, 1997. The weighted average yield on loans was 8.02% during the fiscal year ended March 31, 1997, compared to 8.13% during the fiscal year ended March 31, 1996. Interest income on mortgage-backed and investment securities also increased primarily as a result of higher outstanding balances. Mortgage-backed securities averaged $91.4 million during fiscal 1997, compared to $87.6 million during fiscal 1996. Securities and FHLB stock averaged $95.2 million during fiscal 1997, compared to $60.3 million during fiscal 1996. The weighted average yields on mortgage-backed and investment securities were 6.67% and 7.02% respectively during fiscal 1997, compared to 6.58% and 6.09% during fiscal 1996.

         Interest Expense. Interest expense increased by $2.3 million to $18.7 million during the fiscal year ended March 31, 1997, compared to $16.4 million during fiscal 1996. Interest paid on deposits decreased by $109,000, due to a decrease in the average rate paid to 4.84% from 4.93%, which more than offset the decrease of $2.8 million in average deposit balances. Interest on Federal Home Loan Bank advances increased by $2.5 million as average balances outstanding increased by $46.3 million. The average rate paid on advances was 5.74% during fiscal 1997, compared to 6.17% during fiscal year 1996.

         Provision for Loan Losses. The Bank establishes its provision for loan losses and evaluates the adequacy of its allowance for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers, among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience, the composition of its loan portfolio and other factors that warrant recognition in providing for an adequate loan loss allowance. This methodology is performed on a monthly basis and is designed to ensure that all relevant matters affecting loan collectibility will consistently be identified in a detailed loan review and that the outcome of the review will be considered in a disciplined manner by management in determining the necessary reserves and the provision for loan losses. The amounts actually reported in each period will vary with the outcome of this detailed review.

         During the year ended March 31, 1997, the Company recorded a provision for loan losses of $113,000 compared to $207,000 for the year ended March 31, 1996. During the period ended March 31, 1997 the bank reduced the loan loss provision by $232,000 relating to the reversal of specific reserves on a previously impaired loan. This decrease in the provision is partially offset by increases of $119,000 reflecting increased charge offs on consumer loans. Net recoveries amounted to $225,000 during fiscal 1997 compared to $62,000 during fiscal 1996. Asset quality, as measured by non-performing loans to total loans, improved for the year ended March 31, 1997 compared to the same period a year ago. The ratios of non-performing assets to total assets were 1.11% at March 31, 1997 and 1.75% at March 31, 1996 respectively. The allowance for losses, as a ratio to total loans, was 1.00 % at March 31, 1997 compared to 1.07% at March 31, 1996. It is management's belief that the allowance for loan losses reflects an adequate reserve against potential loss on the loan portfolio. Future additions to the Company's allowance for loan losses and any change in the related ratio to non-performing loans are dependent upon the performance of the Company's loan portfolio, the economy, inflation, changes in real estate values and interest rates as well as the view of regulatory authorities toward adequate reserve levels. See also "Asset Quality."

         Other Income. Other income increased by $187,000 to $1,624,000 during the fiscal year ended March 31, 1997. Service charges increased by $213,000, profit on sale of loans by $5,000, and gains on real estate owned by $10,000. Commissions on investment and insurance products decreased by $20,000. A loss of $56,000 was realized on the sale of investment and mortgage-backed securities compared to a loss of $6,000 during fiscal 1996. Earnings from other sources were up by $29,000 during fiscal 1997.

         Other Expense. The Company's other expenses increased $1.3 million to $10.2 million for the year ended March 31, 1997, compared to $8.9 million for the year ended March 31, 1996, primarily because of the special FDIC-SAIF special assessment in the amount of $1.8 million mentioned under the "general" heading above. Salaries and employee benefits were $133,000 or 3.0% lower during fiscal 1997 than during fiscal 1996, while most other expenses remained relatively stable.

         Income Tax Provision. The Company's income tax provision increased from $661,000 for the year ended March 31, 1996 to $1,003,000 for the year ended March 31, 1997. The increase was primarily because the Company was able to recognize a greater loan loss deduction for tax purposes due to growth in loan balances during fiscal 1996.

Comparison of Operating Results for the Years Ended March 31, 1996 and March 31, 1995.

         General. The Company's net income of $1.25 million during the fiscal year ended March 31, 1996 was slightly improved from the $1.24 million earned during the fiscal year ended March 31, 1995.

         During the later part of the fiscal year ended March 31, 1996, the Company retained a consulting firm to assist management in performing a detailed study of profit improvement opportunities. The study successfully identified areas where savings may be realized through technological and work flow improvements, permitting a reduction in staff, and where non-interest income can be improved while remaining competitive in pricing the Company's services. Many of the study's recommendations were implemented in fiscal 1997. Staffing reductions were achieved through normal attrition.

         Net Interest Income. The Company's net interest income increased by $185,000 to $9.5 million for the year ended March 31, 1996 compared to $9.4 million for the year ended March 31, 1995. The increase was partially attributable to an increase in interest earning assets funded by lower cost FHLB advances. The increase somewhat offset the effects of the Company's repurchase of common stock which used otherwise investable assets to reduce stockholder's equity.

         Interest Income. Interest income for the year ended March 31, 1996 increased $3.2 million to $25.9 million compared to $22.7 million for the same period in 1995. Interest income was higher for all major categories including increased interest income on loans of $992,000, mortgage-backed securities of $1,307,000, investment securities of $810,000, and interest bearing deposits of $25,000. Due to increased holdings, dividends on Federal Home Loan Bank stock were also up by $52,000. Interest income on loans increased as a result of a growth in average loan outstanding of $6.3 million for the year ended March 31, 1996. The weighted average yield on loans was 8.13% during the fiscal year ended March 31, 1996, compared to 7.88% during the fiscal year ended March 31, 1995. Interest income on mortgage-backed and investment securities also increased primarily as a result of higher outstanding balances. Mortgage-backed securities averaged $87.6 million during fiscal 1996, compared to $78.1 million during fiscal 1995. Securities and FHLB stock averaged $60.2 million during fiscal 1996, compared to $55.3 million during fiscal 1995. The weighted average yields on mortgage-backed and investment securities were 6.58% and 6.09% respectively during fiscal 1996, compared to 5.71% and 5.07% during fiscal 1995.

         Interest Expense. Interest expense increased by $3.0 million to $16.4 million during the fiscal year ended March 31, 1996, compared to $13.4 million during fiscal 1995. Interest paid on deposits increased by $1.4 million, due to an increase in the average rate paid to 4.93% from 4.34%, which more than offset the decrease of $4.6 million in average deposit balances. Interest on Federal Home Loan Bank advances increased by $1.6 million as average balances outstanding increased by $26.0 million. The average rate paid on advances was 6.17% during fiscal 1996, compared to 6.31% during fiscal year,1995.

         Provision for Loan Losses. The Bank establishes its provision for loan losses and evaluates the adequacy of its allowance for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers, among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience, the composition of its loan portfolio and other factors that warrant recognition in providing for an adequate loan loss allowance. This methodology is performed on a monthly basis and is designed to ensure that all relevant matters affecting loan collectibility will consistently be identified in a detailed loan review and that the outcome of the review will be considered in a disciplined manner by management in determining the necessary reserves and the provision for loan losses. The amounts actually reported in each period will vary with the outcome of this detailed review.

         During the year ended March 31, 1996, the Company recorded a provision for loan losses of $207,000 compared to $410,000 for the year ended March 31, 1995. The decreased loss provision reflects the improved charge off experience during fiscal 1996. Net charge offs amounted to $62,000 during fiscal 1996 compared to $427,000 during fiscal 1995. Asset quality, as measured by non-performing loans to total loans, improved for the year ended March 31, 1996 compared to the same period a year ago. The ratios of non-performing assets to total assets were 1.75% at March 31, 1996 and 2.43% at March 31, 1995 respectively. The allowance for losses, as a ratio to total loans, was 1.07% at March 31, 1996 compared to 1.06% at March 31, 1995. It is management's belief that the allowance for loan losses reflects an adequate reserve against potential loss on the loan portfolio. Future additions to the Company's allowance for loan losses and any change in the related ratio to non-performing loans are dependent upon the performance of the Company's loan portfolio, the economy, inflation, changes in real estate values and interest rates as well as the view of regulatory authorities toward adequate reserve levels. See also "Asset Quality."

         Other Income. Other income decreased by $256,000 to $1,437,000 during the fiscal year ended March 31, 1996. Service charges increased by $8,000, profit on sale of loans by $34,000 and commissions on investment and insurance products by $77,000. Real estate owned gains and recoveries net of expenses produced a net benefit of $6,000 during fiscal 1996, compared to a benefit of $315,000 during fiscal 1995 when greater non-recurring gains on sales of real estate owned were achieved. A loss of $6,000 was realized on the sale of investment and mortgage-backed securities compared to a gain of $5,000 during fiscal 1995. Earnings from other sources were down by $55,000 during fiscal 1996.

         Other Expense. The Company's other expenses increased $340,000 to $8.9 million for the year ended March 31, 1996, compared to $8.5 million for the year ended March 31, 1995. Consultant and management fees were $168,000 higher during fiscal year 1996, primarily because of the profit improvement study described in this section under the "General" heading. Salaries and employee benefits were $30,000 or 0.7% higher during fiscal 1996 than during fiscal 1995.

         Income Tax Provision. The Company's income tax provision decreased from $875,000 for the year ended March 31, 1995 to $661,000 for the year ended March 31, 1996. The decrease was primarily because the Company was able to recognize a greater loan loss deduction for tax purposes due to growth in loan balances.

         Average Balance Sheet. The following table presents for the periods indicated the average balance of interest-earning assets and interest-bearing liabilities, the amount of interest income and the interest expense, and the average yield on assets and the average cost of liabilities. Such yields and costs are derived by dividing interest income or expense by the average balance of assets or liabilities, respectively, for the periods shown. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

(Dollars in Thousands)                      1997                         1996                          1995
---------------------------------------------------------------------------------------------------------------------------

                                Average   Interest Average    Average  Interest  Average    Average  Interest  Average
                              Outstanding  Earned/ Yield/   Outstanding Earned/  Yield/   Outstanding Earned/  Yield/
                                Balance     Paid    Rate      Balance    Paid     Rate      Balance    Paid     Rate
---------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Loans receivable               $209,420   $16,796   8.02%   $200,940   $16,338   8.13%    $194,675   $15,346   7.88%
 Mortgage-backed securities       91,431     6,101   6.67      87,551     5,761   6.58       78,070     4,454   5.71
 Securities and FHLB stock        95,212     6,686   7.02      60,268     3,669   6.09       55,303     2,806   5.07
 Other                             1,869       106   5.67       1,854       124   6.69        2,274        99   4.35
---------------------------------------------------------------------------------------------------------------------------
  Total interest-earning
   assets (1)                   $397,932   $29,689   7.46    $350,613   $25,892   7.38     $330,322   $22,705   6.87
===========================================================================================================================

Interest-bearing liabilities:
 Deposits                       $275,407   $13,333   4.84    $272,568   $13,442   4.93     $277,130   $12,015   4.34
 FHLB advances                    92,604     5,320   5.74      46,308     2,856   6.17       20,284     1,280   6.31
 Other borrowings                  1,693        71   4.19       1,541        56   3.63        1,476        57   3.86
---------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                  $369,704   $18,724   5.06    $320,417   $16,354   5.10     $298,890   $13,352   4.47
===========================================================================================================================

Net interest income                        $10,965                      $ 9,538                       $ 9,353
===========================================================================================================================

Net interest rate spread                             2.40%                        2.28%                         2.40%
===========================================================================================================================

Net earning assets              $ 28,228                     $ 30,196                      $ 31,432
===========================================================================================================================

Net interest margin(2)                               2.76%                        2.72%                         2.83%
===========================================================================================================================

Average interest-earning
 assets to average interest-
 bearing liabilities               107.64%                      109.42%                       110.52%
===========================================================================================================================

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves. (2) Net interest margin represents net interest income divided by average interest-earning assets.

         Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided for changes attributable to (i) changes in volume (i.e., changes in volume multiplied by prior rate) and (ii) changes in rate (i.e., changes in rate multiplied by prior volume). Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

                                                                         Year Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                            1997 vs. 1996                       1996 vs. 1995
---------------------------------------------------------------------------------------------------------------------------
                                                 Increase (Decrease)      Total      Increase (Decrease)      Total
                                                       Due to           Increase           Due to           Increase
                                                Volume        Rate     (Decrease)    Volume       Rate     (Decrease)
---------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Loans receivable                                $  676      $ (218)     $  458      $  502       $  490      $  992
 Mortgage-backed securities                         258          82         340         578          729       1,307
 Securities and FHLB stock                        2,386         631       3,017         268          595         863
 Other                                                1         (19)        (18)        (13)          38          25
---------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets                 $3,321      $  476      $3,797      $1,335       $1,852      $3,187
===========================================================================================================================

Interest-bearing liabilities:
 Deposits                                        $  143      $ (252)     $ (109)     $ (194)      $1,621      $1,427
 FHLB advances                                    2,645        (181)      2,464       1,604          (28)      1,576
 Other borrowings                                     6           9          15           3           (4)         (1)
---------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities            $2,794      $ (424)     $2,370      $1,413       $1,589      $3,002
===========================================================================================================================

Net change in interest income                                            $1,427                               $  185
===========================================================================================================================

         The following table presents the weighted average yields on loans, investments and other interest-earning assets, the weighted average rates on savings deposits and borrowings and the resultant interest rate spreads at the dates indicated:

                                                                           At March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                      1997                     1996                    1995
---------------------------------------------------------------------------------------------------------------------------
Weighted average yield on:
 Loans, net                                           8.02%                   8.01%                    7.84%
 Mortgage-backed securities                           6.71                    6.87                     6.20
 Securities                                           7.05                    6.40                     5.47
 Other                                                6.69                    5.35                     5.14
  Combined weighted average yield on
   interest-earning assets                            7.47                    7.39                     7.07
Weighted average rate paid on:
 Savings deposits                                     3.87                    3.90                     2.79
 Demand and NOW deposits                              2.06                    2.20                     2.58
 Time deposits                                        5.67                    5.74                     5.60
 Borrowings                                           5.19                    4.76                     4.82
  Combined weighted average rate paid
   on interest-bearing liabilities                    4.85                    4.89                     4.78
Spread                                                2.62                    2.50                     2.29

Asset Quality

         In accordance with the Company's classification of assets policy, management evaluates the loan and investment portfolios each month to identify substandard assets that may contain the potential for loss. In addition, management evaluates the adequacy of its allowance for possible loan losses.

         Non-Performing Assets. The following table sets forth the amounts and categories of non-performing assets in the Bank's loan portfolio. For the years presented, the Bank had no accruing loans delinquent more than 90 days. Real estate owned includes loans classified as in-substance foreclosures and property acquired in settlement of foreclosed loans which are carried at the lower of cost or estimated fair value less estimated cost to sell.

                                                                         Year Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                               1997           1996          1995           1994          1993
---------------------------------------------------------------------------------------------------------------------------
Non-accruing loans:
  One- to four-family                               $1,131        $  695        $1,219       $ 1,911         $  908
  Multi-family                                       1,062         3,654         3,696         3,912          4,302
  Commercial real estate                                --            --            --           646            764
  Construction or development                          171           171            --            57             36
  Consumer                                              99           185            78            93            206
---------------------------------------------------------------------------------------------------------------------------
    Total                                            2,463         4,705         4,993         6,619          6,216
---------------------------------------------------------------------------------------------------------------------------
Troubled debt restructurings                         2,128         2,165         3,293         3,341          3,374
---------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                          $4,591        $6,870        $8,286       $ 9,960        $ 9,590
===========================================================================================================================

Real estate owned:
  One- to four-family                               $   41        $   22         $   7        $   46         $  351
  Commercial real estate                                --            --            --            --            327
  Construction or development                           --            --            26           342          1,056
  Consumer                                              53            54            25            --             --
---------------------------------------------------------------------------------------------------------------------------
    Total                                               94            76            58           388          1,734
---------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                         $4,685        $6,946        $8,344       $10,348        $11,324
===========================================================================================================================

Total as a percentage of total assets                 1.11%         1.75%         2.43%         2.83%          3.46%
===========================================================================================================================

         At March 31, 1997 the Bank had four non-performing assets with outstanding balances in excess of $100,000.

         Non-accruing Loans. As of March 31, 1997, the Bank had $2.5 million in book value of non-accruing loans compared to $4.7 million as of March 31, 1996. For the year ended March 31, 1997, gross interest income which would have been recorded had the Bank's non-accruing loans been current in accordance with their original terms amounted to $241,000. The amount that was included in interest income on such loans was actually $105,000 for the year ended March 31, 1997.

         Real Estate Owned. At March 31, 1997, the Bank's real estate acquired through foreclosure totaled $41,000.

         Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of March 31, 1997, there was also an aggregate of $2.6 million in net book value of loans ($2.4 million secured by single family residences, $82,000 secured by non-redsidential property, and $160,000 of secured and unsecured consumer loans) compared to $4.2 million for the prior year, with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset category.

         Delinquent Loans. The following table sets forth the Bank's loan delinquencies by type, by amount and by percentage of type at March 31, 1997.

                                                                 Loan Delinquent For:
---------------------------------------------------------------------------------------------------------------------------
                                         30-59 Days                   60-89 Days                 90 Days and Over
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)          Number   Amount  Percentage   Number   Amount  Percentage   Number   Amount Percentage
---------------------------------------------------------------------------------------------------------------------------
Real Estate:
  One- to four-family             128    $2,972     73.75%       77    $2,397    90.62%       38     $1,131    45.92%
  Multi-family                     --        --       --         --        --       --         1      1,062    43.12
  Construction or
    development                     2        27      0.67        --        --       --         1        171     6.94
  Consumer                        155     1,031     25.58        40       248     9.38        26         99     4.02
---------------------------------------------------------------------------------------------------------------------------
       Total                      285    $4,030    100.00%      117    $2,645   100.00%       66     $2,463   100.00%
---------------------------------------------------------------------------------------------------------------------------

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based upon management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of it's loan activity.

         The following table sets forth an anaysis of the Bank's allowance at the years indicated.

(Dollars in Thousands)                                                        At March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                     1997           1996          1995           1994          1993
---------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                         $2,238        $2,093         $2,110       $2,077        $2,190
Charge-offs:
  One- to four-family                                    --            11             20            5            18
  Multi-family                                           --            --             86           97           698
  Construction or development                            --            --             --           --           594
  Consumer                                              354            93             63           57            84
  Commercial business                                    17            --            414          183            20
---------------------------------------------------------------------------------------------------------------------------
                                                        371           104            583          342         1,414
---------------------------------------------------------------------------------------------------------------------------
Recoveries:
  One- to four-family                                     2            11            134           --            --
  Multi-family                                           98             4             --           --            --
  Consumer                                               46            27             22           25            21
---------------------------------------------------------------------------------------------------------------------------
                                                        146            42            156           25            21
---------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                         225            62            427          317         1,393
Provision for loan losses charged
  to operations                                         113           207            410          350         1,280
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year                               $2,126        $2,238         $2,093       $2,110        $2,077
===========================================================================================================================

Ratio of net charge-offs during the period to
  average loans outstanding during the year            0.11%         0.03%          0.22%         0.17%        0.73%
===========================================================================================================================
Ratio of net charge-offs during the period to
  ending non-performing assets                         4.80%         0.89%          5.12%         3.06%       12.30%
===========================================================================================================================
Ratio of provision for loan losses
  to total loans                                       0.05%         0.10%          0.21%         0.19%        0.73%
===========================================================================================================================
Ratio of allowance for loan losses
  to non-performing loans                             46.31%        32.58%         25.26%        21.18%       21.66%
===========================================================================================================================
Ratio of allowance for loan losses
  to total loans                                       1.00%         1.07%          1.06%         1.11%        1.17%
===========================================================================================================================

Asset/Liability Management

         The measurement and analysis of the exposure of the Bank to changes in the interest rate environment is referred to as asset/liability management. One method used to analyze the Bank's sensitivity to changes in interest rates is to measure the difference between the amount of interest-earning assets which are anticipated to mature or reprice within a given period of time as compared to the amount of interest-bearing liabilities which are expected to mature or reprice within the same period. This difference is known as the interest rate sensitivity "gap." A gap is considered positive when the amount of interest rate sensitive assets anticipated to reprice or mature exceeds the amount of interest rate sensitive liabilities anticipated to reprice or mature in a given period. A gap is considered negative when the amount of interest rate sensitive liabilities anticipated to reprice or mature exceeds the amount of interest rate sensitive assets anticipated to reprice or mature in a given period.

         At March 31, 1997, the Company's total interest-earning liabilities maturing or repricing within one year exceeded total interest-bearing assets maturing or repricing in the same period by $66.4 million, representing a negative cumulative one-year gap ratio of 15.8% of total assets. The Company relies on certain assumptions, such as the amount and timing of loan prepayments, among others, in the measurement of the interest rate sensitivity gap. In light of the Company's negative cumulative one-year gap ratio, management believes that an increase in interest rates will adversely effect its net interest income.

         The Company focuses lending efforts toward the origination and purchase of competitively priced adjustable-rate loan products and fixed-rate loan products with relatively short terms to maturity, generally fifteen years or less. This allows the Company to maintain a portfolio of loans which will be sensitive to changes in the level of interest rates while providing a reasonable spread to the cost of liabilities used to fund the loans.

         The effect of these assumptions is to quantify the dollar amount of items that are interest-sensitive and which can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (i) the rate of interest to be paid on an asset or liability may adjust periodically on the basis of an interest rate index, (ii) an asset or liability such as a mortgage loan may amortize, permitting reinvestment of cash flows at the then-prevailing interest rate, or (iii) an asset or liability may mature, at which time the proceeds can be reinvested at the current market rates.

         The following table sets forth the interest rate sensitivity of the Company's assets and liabilities at March 31, 1997 on the basis of the above-described assumptions, and sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at March 31, 1997 and the Company's interest rate sensitivity "gap" percentages at the dates indicated. Information presented is based on estimated prepayment rates ranging from 9% to 50% for loans and mortgage-backed securities, depending on their maturity and yield. Passbook savings and NOW account balances assume a 17% and 37% annual decay rate, respectively, and money market demand amounts assume a 79% annual decay rate.


                                                                Maturing or Repricing
---------------------------------------------------------------------------------------------------------------------------
                                               Less than     6-12      Over 1-3    Over 3-5       Over
                                               6 Months     Months       Years       Years       5 Years
---------------------------------------------------------------------------------------------------------------------------
Fixed-rate one- to four-
  family, multi-family (including
  mortgage-backed securities),
  commercial real estate and
  construction loans                           $ 19,142    $ 13,583    $ 37,100    $ 24,425      $46,069
Adjustable rate one- to four-
  family, multi-family (including
  mortgage-backed securities)
  commercial real estate and
  construction loans                             65,783      16,120      26,369       8,143        9,330
Consumer loans                                    7,382       6,097      19,580       8,458        3,540
Investment securities and other                   7,174       2,000       4,023      10,015       62,988
---------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets                  99,481      37,800      87,072      51,041      121,927
---------------------------------------------------------------------------------------------------------------------------
Savings deposits                                  2,468       4,194      12,286       5,940       29,356
Demand and NOW deposits                          10,470       6,612       9,905       2,865        5,706
Certificates                                     81,639      22,082      54,149      10,334       21,814
FHLB advances                                    38,374      37,053      20,630       1,310        1,124
Other borrowings                                    711         104         417         327            0
---------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities            133,662      70,045      97,387      20,776       58,000
---------------------------------------------------------------------------------------------------------------------------
Interest-earning assets less
  interest-bearing liabilities                 $(34,181)   $(32,245)   $(10,315)   $ 30,265      $63,927
===========================================================================================================================

Cumulative interest-rate
  sensitivity gap                              $(34,181)   $(66,426)   $(76,741)   $(46,476)     $17,451
===========================================================================================================================

Cumulative interest-rate
  gap as a percentage of assets                   (8.14)%    (15.82)%    (18.27)%     (11.07)%       4.16%
===========================================================================================================================

         In evaluating the Company's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. For example, projected passbook, money market and NOW account maturities may also materially change if interest rates change. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. The Company considers all of these factors in monitoring its exposure to interest rate risk.

         In addition, the foregoing table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Company's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes.

Liquidity and Capital Resources

         The OTS requires minimum levels of liquid assets. OTS regulations presently require the Bank to maintain an average daily balance of liquid assets (United States Treasury, federal agency and other investments having maturities of five years or less) equal to at least 5.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Such requirements may be changed from time to time by the OTS to reflect changing economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which Permanent Federal may rely, if necessary, to fund deposit withdrawals and other short-term funding needs. The Bank has historically maintained its liquidity ratio in excess of that required. At March 31, 1997, the amount of the Bank's liquidity was $33.0 million, resulting in a liquidity ratio of 8.71%.

         Liquidity management is both a daily and long-term responsibility of management. The Bank adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits and (iv) the objectives of its asset/liability management program. Excess liquidity generally is invested in interest-bearing overnight deposits and other short-term government and agency obligations. If the Bank requires additional funds, beyond its internal ability to generate, it has additional borrowing capacity with the FHLB and collateral eligible for repurchase agreements.

         The Bank principally uses its liquidity resources to meet ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses. At March 31, 1997, the Bank had $5.2 million of loans in process. The Bank anticipates that it will have sufficient funds available to meet current loan commitments.

         Certificates of deposit scheduled to mature in a year or less at March 31, 1997 totalled $103.7 million. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank, however, there can be no assurance that the Bank can retain all such deposits.

         Management believes that loan repayments and other sources of funds will be adequate to meet and exceed the Bank's foreseeable short- and long-term liquidity needs.

         The primary investing activities of the Bank include investing in loans, mortgage-backed securities, U.S. Treasury and agency securities and other investment securities. At March 31, 1997, these assets accounted for 94.8% of the Company's total assets. The purchases are funded primarily from loan repayments, maturities of securities, FHLB advances and increases in deposits and net income.

         At March 31, 1997, the Bank had outstanding borrowings of $98.5 million from the FHLB and had the capacity to borrow up to a total of approximately $163 million.

         Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), the capital requirements applicable to all savings institutions, including the Bank, have been substantially increased. However, the Bank is in compliance with the fully phased-in capital requirements. See
Note 11 to the Consolidated Financial Statements for a further discussion of regulatory capital requirements.

         Dividends are subject to determination and declaration by the Board of Directors, which will take into account the Company's consolidated financial condition and results of operations as well as other relevant factors. The
Company's ability to pay dividends is subject to federal regulations and its continued compliance with regulatory capital requirements. The Company is also subject to the requirements of Delaware law, which generally limits dividends to an amount in excess of a company's net assets over paid-in-capital, or, if there is no such excess, to its net profits for the current and immediately preceding fiscal year. See Note 12 to the Consolidated Financial Statements for a further discussion.

Impact of Inflation and Changing Prices

         The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation.

         Unlike most industrial companies, virtually all of the assets and liabilities of Permanent Federal are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the present interest rate environment, the liquidity, maturity structure and quality of Permanent Federal's assets and liabilities are important factors in the maintenance of acceptable performance levels.

Recent Accounting Pronouncements

         The Financial Accounting Standards Board has issued Statements 123, 125 and 128 that the Company either has adopted or will be required to adopt in future periods. See Note 1 to the Consolidated Financial Statements for a further discussion.

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and the Board of Directors of Permanent Bancorp, Inc.:


         We have audited the accompanying consolidated statements of financial condition of Permanent Bancorp, Inc. and its subsidiary (the "Company") as of March 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Permanent Bancorp, Inc. and its subsidiary as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.











/s/Deloitte & Touche L L P
--------------------------
DELOITTE & TOUCHE L L P

May 14, 1997
Indianapolis, Indiana

CONSOLIDATED STATEMENTS OF
FINANCIAL CONDITION
                                                                                                  March 31,
                                                                                          1997               1996
---------------------------------------------------------------------------------------------------------------------------
                                     ASSETS:
Cash                                                                                  $ 3,211,091        $ 4,900,671
Interest-bearing deposits                                                               3,153,385             15,750
---------------------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                                         6,364,476          4,916,421
---------------------------------------------------------------------------------------------------------------------------
Securities available for sale - at fair value
  (amortized cost - $87,020,254 and $73,408,696) (Note 2, 9)                           85,180,313         73,170,635
Mortgage-backed securities available for sale - at fair value
  (amortized cost - $74,846,178 and $61,888,585) (Note 3)                              74,052,253         61,953,242
Securities held to maturity (fair value - $25,000 and $25,000) (Notes 2, 9)                25,000             25,000
Mortgage-backed securities held to maturity
  (fair value - $27,197,070 and $32,319,409) (Note 3)                                  27,180,891         32,153,595
Other investments                                                                       1,056,036            633,302
Loans (net of allowance for loan losses of $2,126,225
  and $2,237,804 (Notes 4, 14)                                                        210,189,422        206,909,621
Interest receivable, net (Note 5)                                                       3,539,085          2,874,362
Office properties and equipment, net (Note 6)                                           6,968,587          7,256,587
Real estate owned, net                                                                     40,653             21,881
Deferred income taxes (Note 10)                                                         1,374,109            281,495
Federal Home Loan Bank stock (Note 8)                                                   5,192,600          3,503,600
Cash surrender value of life insurance (Note 13)                                        1,552,875            953,199
Goodwill (net of accumulated amortization of $1,741,967 and $1,523,364)                   326,198            544,801
Other                                                                                     655,833            705,051
---------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                         $423,698,331       $395,902,792
===========================================================================================================================

CONSOLIDATED STATEMENTS OF
FINANCIAL CONDITION (continued)
                                                                                                  March 31,
                                                                                          1997               1996
---------------------------------------------------------------------------------------------------------------------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Deposits (Note 7)                                                                    $280,753,353       $280,008,062
Federal Home Loan Bank advances (Note 8)                                               98,483,986         68,303,217
Advance payments by borrowers for taxes and insurance                                   1,014,598          1,022,263
Other borrowed funds (Note 9)                                                           1,793,967          2,681,753
Interest payable                                                                        2,049,727          1,922,635
Other                                                                                     508,073            471,231
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                     384,603,704        354,409,161
---------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies  (Notes 4, 14)
STOCKHOLDERS' EQUITY (Notes 11, 12, 13):
Serial  Preferred  Stock ($.01 par value)  Authorized  and  unissued - 1,000,000 shares
Common Stock ($.01 par value) Authorized - 9,000,000
  Issued - 2,458,982 and 2,460,196 Outstanding - 2,052,075 and 2,134,515                   24,590             24,602
Additional paid-in capital                                                             24,045,413         23,849,500
Treasury Stock - 317,893 and 211,803 shares - at cost                                  (5,547,823)        (3,361,279)
Retained Earnings - substantially restricted                                           23,393,701         22,727,602
Unrealized losses on securities available for sale,
  net of deferred tax of $1,043,275 and $64,521                                        (1,590,591)           (98,371)
ESOP borrowing                                                                           (952,200)        (1,190,250)
Unearned compensation - restricted stock awards                                          (278,463)          (458,173)
---------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY - NET                                                       39,094,627         41,493,631
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $423,698,331       $395,902,792
===========================================================================================================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                     Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                              1997           1996            1995
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                                  $16,796,387     $16,338,109    $15,345,850
   Mortgage-backed securities and  mortgage-backed securities
     available for sale                                                     6,101,478       5,760,962      4,453,802
   Securities and securities available for sale                             6,301,581       3,450,724      2,640,466
   Deposits                                                                   105,488         124,465         99,551
   Dividends on Federal Home Loan Bank stock                                  383,691         217,652        165,426
---------------------------------------------------------------------------------------------------------------------------
                                                                           29,688,625      25,891,912     22,705,095
---------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
   Deposits (Note 7)                                                       13,332,587      13,441,629     12,014,313
   Federal Home Loan Bank advances (Note 8)                                 5,320,326       2,856,167      1,280,111
   Short-term borrowings (Note 9)                                              71,083          56,444         57,196
---------------------------------------------------------------------------------------------------------------------------
                                                                           18,723,996      16,354,240     13,351,620
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                        10,964,629       9,537,672      9,353,475
PROVISION FOR LOAN LOSSES (Note 4)                                            113,256         206,923        410,479
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER LOAN LOSS PROVISION                              10,851,373       9,330,749      8,942,996
---------------------------------------------------------------------------------------------------------------------------

OTHER INCOME:
   Service charges                                                            840,520         627,917        619,487
   Gain (loss) on sale of loans                                                22,771          18,233        (16,080)
   Commissions                                                                539,487         559,593        483,030
   Gain (loss) on sale of securities and mortgage-backed securities           (55,897)         (6,307)         5,273
   Gain on Real Estate owned                                                   16,811           6,400        314,786
   Other                                                                      260,221         231,133        286,191
---------------------------------------------------------------------------------------------------------------------------
                                                                            1,623,913       1,436,969      1,692,687
---------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME (continued)

                                                                                     Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                              1997           1996            1995
---------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSE:
   Salaries and employee benefits (Note 13)                                 4,294,824       4,427,347      4,396,995
   Deposit insurance assessment (Note 12)                                   2,350,715         710,909        738,155
   Occupancy (Note 14)                                                        809,138         818,544        769,187
   Equipment (Note 14)                                                        566,098         592,033        583,269
   Computer service                                                           494,374         484,652        477,755
   Advertising                                                                326,211         304,593        294,689
   Postage and office supplies                                                273,474         320,030        293,851
   Other                                                                    1,053,922       1,198,859        963,474
---------------------------------------------------------------------------------------------------------------------------
                                                                           10,168,756       8,856,967      8,517,375
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                  2,306,530       1,910,751      2,118,308
INCOME TAX PROVISION (Note 10)                                              1,002,986         661,446        874,541
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                $ 1,303,544     $ 1,249,305    $ 1,243,767
---------------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE OF COMMON STOCK
   Primary                                                                     $ 0.59          $ 0.57         $ 0.53
   Fully diluted                                                                 0.59            0.55           0.52
WEIGHTED AVERAGE SHARES OUTSTANDING
   Primary                                                                  2,202,466       2,206,710      2,346,140
   Fully diluted                                                            2,225,188       2,283,016      2,383,532

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
STOCKHOLDERS' EQUITY
For the Years Ended March 31, 1995, 1996 and 1997

                                                              Additional
                                       Common Stock            Paid-in         Treasury         Retained        Unrealized
                                    Shares       Amount         Capital          Stock          Earnings        Gain (Loss)
---------------------------------------------------------------------------------------------------------------------------
BALANCES, APRIL 1, 1994            2,463,452     $24,635      $23,614,766                       $20,603,441
Net income                                                                                        1,243,767
Net change in unrealized
 gain (loss) on securities
 available for sale                                                                                                $ 6,571
ESOP shares earned
Vesting of restricted stock
 awards (Note 13)
Cancellation of Restricted
 Stock                                   400          (4)          (3,996)
---------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1995           2,463,052      24,631       23,610,770                        21,847,208          6,571

Net income                                                                                        1,249,305
Net change in unrealized
 gain (loss) on securities
 available for sale                                                                                               (104,942)
ESOP shares earned                                                265,528
Vesting of restricted
 stock awards
Cancellation of restricted
 stock awards                         (2,856)        (29)         (28,531)
Purchase of Treasury Stock          (218,372)                                  $(3,465,463)
Issuance of restricted
 stock awards                          3,000                        1,733           47,580
Exercise of stock options              3,569                                        56,604          (20,915)
Payment of dividends                                                                               (347,996)
---------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1996           2,248,393      24,602       23,849,500       (3,361,279)      22,727,602        (98,371)

Net income                                                                                        1,303,544
Net change in unrealized
 gain (loss) on securities
 available for sale                                                                                             (1,492,220)
ESOP shares earned                                                205,471
Vesting of restricted
 stock awards
Cancellation of restricted
 stock awards                         (1,214)        (12)         (12,128)
Purchase of treasury stock          (112,419)                                   (2,286,925)
Issuance of restricted
 stock awards                            500                        2,570            7,930
Exercise of stock options              5,829                                        92,451          (28,806)
Payment of dividends                                                                               (608,639)
---------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1997           2,141,089     $24,590      $24,045,413      ($5,547,823)     $23,393,701    $(1,590,591)
===========================================================================================================================

CONSOLIDATED STATEMENTS OF
STOCKHOLDERS' EQUITY (continued)
For the Years Ended March 31, 1995, 1996 and 1997

                                                        Restricted          Total
                                           ESOP           Stock         Stockholders'
                                        Borrowing         Awards           Equity
---------------------------------------------------------------------------------------------------------------------------
BALANCES, APRIL 1, 1994               $(1,666,350)     $(829,520)       $41,746,972
Net income                                                                1,243,767
Net change in unrealized
 gain (loss) on securities
 available for sale                                                           6,571
ESOP shares earned                                       238,050            238,050
Vesting of restricted stock
 awards (Note 13)                                        252,360            252,360
Cancellation of Restricted
 Stock                                                     4,000
---------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1995               (1,428,300)      (573,160)        43,487,720

Net income                                                                1,249,305
Net change in unrealized
 gain (loss) on securities
 available for sale                                                        (104,942)
ESOP shares earned                        238,050                           503,578
Vesting of restricted
 stock awards                                            135,740            135,740
Cancellation of restricted
 stock awards                                             28,560
Purchase of Treasury Stock                                               (3,465,463)
Issuance of restricted
 stock awards                                            (49,313)
Exercise of stock options                                                    35,689
Payment of dividends                                                       (347,996)
---------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1996                (1,190,250)     (458,173)        41,493,631

Net income                                                                1,303,544
Net change in unrealized
 gain (loss) on securities
 available for sale                                                      (1,492,220)
ESOP shares earned                         238,050                          443,521
Vesting of restricted
 stock awards                                            178,070            178,070
Cancellation of restricted
 stock awards                                             12,140
Purchase of treasury stock                                               (2,286,925)
Issuance of restricted
 stock awards                                            (10,500)
Exercise of stock options                                                    63,645
Payment of dividends                                                       (608,639)
---------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1997                 $(952,200)    $(278,463)       $39,094,627
===========================================================================================================================
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                     Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                              1997           1996            1995
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                $ 1,303,544     $ 1,249,305    $ 1,243,767
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Depreciation                                                               488,930         478,535        451,027
   Amortization and accretion                                                 (49,563)        (43,445)       (70,612)
   Vesting of restricted stock awards                                         178,070         135,740        252,360
   Provisions for loan and real estate owned losses                          (142,153)        257,689        410,478
   (Gain) Loss on sale of securities and mortgage-backed securities            51,120           5,808         (5,273)
   (Gain) Loss on sale of loans                                               (22,771)        (18,233)        16,080
   Loss on sale of building and improvements                                   61,766
   Gain on sale of real estate owned                                          (13,289)        (34,014)      (378,566)
   ESOP shares earned                                                         205,471         265,528
Changes in assets and liabilities:
   Proceeds from the sales of loans held for sale                             984,756       3,268,671      1,470,088
   Origination of loans for resale                                           (961,985)     (2,984,456)    (1,027,236)
   Other investments                                                         (422,734)                      (103,302)
   Interest receivable                                                       (664,723)       (971,623)       (75,310)
   Deferred income taxes                                                     (113,861)        169,691        438,678
   Other assets                                                                79,790         241,695       (205,793)
   Interest payable                                                           127,092         206,775        123,462
   Other liabilities                                                           36,942        (226,637)       (49,412)
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                          1,126,402       2,001,029      2,490,436
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated                                                          (61,791,343)    (61,639,620)   (50,398,543)
Loan principal repayments                                                  76,390,492      55,018,039     45,229,546
Proceeds from :
   Maturities of:
      Securities available for sale                                        18,000,000       9,000,000
      Securities held to maturity                                                          15,626,930     16,033,333
   Sales of:
      Securities available for sale                                        25,430,978                      1,000,000
      Securities held to maturity                                                           6,988,301      3,483,124
      Mortgage-backed securities available for sale                        11,142,858
      Mortgage-backed securities held to maturity                                             741,183
      Real estate owned                                                        27,224         132,629      2,077,863
Purchases of:
   Securities available for sale                                          (56,954,923)    (31,486,644)    (1,970,344)
   Securities held to maturity                                                            (24,394,086)   (19,378,373)
   Mortgage-backed securities available for sale                          (34,490,516)    (12,465,990)      (973,875)
   Mortgage-backed securities held to maturity                                            (17,709,959)   (10,081,040)
   Loans                                                                  (17,741,292)     (5,260,316)    (3,049,481)
   FHLB stock                                                              (1,689,000)       (932,300)
   Office properties and equipment                                           (305,595)       (482,009)      (735,629)
Payments on mortgage-backed securities                                     15,416,207      12,594,721      9,811,755
Increase in cash surrender value of life insurance                           (599,676)       (121,812)      (130,387)
Other                                                                          49,499          33,534         12,884
---------------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                            (27,115,087)    (54,357,399)    (9,069,167)
---------------------------------------------------------------------------------------------------------------------------

                                     - 22 -

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                                                                                     Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                              1997           1996            1995
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid                                                               (608,639)       (347,996)
Purchase of treasury stock                                                 (2,286,925)     (3,465,463)
Net change in deposits                                                        745,291      12,488,154    (17,659,743)
Proceeds from FHLB advances                                               142,900,000      76,731,824     16,066,627
Payments on FHLB advances                                                (112,719,231)    (34,117,384)    (8,377,850)
Principal repayments of ESOP borrowing                                        238,050         238,050        238,050
Advance payments by borrowers for taxes and insurance                          (7,665)       (120,411)        48,808
Net change in other borrowed funds                                           (887,786)        256,985    (14,398,473)
Net proceeds from issuance of common stock                                     63,645          35,689
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities               27,436,740      51,699,448    (24,082,581)
---------------------------------------------------------------------------------------------------------------------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                   1,448,055        (656,922)   (30,661,312)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                            4,916,421       5,573,343     36,234,655
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $ 6,364,476     $ 4,916,421    $ 5,573,343
===========================================================================================================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
   Interest                                                              $ 13,272,862     $13,386,480    $13,228,158
   Income taxes                                                             1,097,000         547,508        602,500
Noncash transactions:
   Transfers from loans to real estate owned                                   39,307         123,151        455,179



See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         General - On September 21, 1993, the Board of Directors of Permanent Federal Savings Bank (the "Bank") adopted a Plan of Conversion to convert from a mutual savings bank to a stock savings bank with the concurrent formation of Permanent Bancorp, Inc. (the "Company"), a holding company, to be incorporated in the State of Delaware for the purpose of acquiring all of the stock of the Bank.

         Basis of the Company - Permanent Bancorp, Inc. is a savings and loan holding company incorporated to hold all of the outstanding common stock of Permanent Federal Savings Bank, a federally chartered savings bank with principal offices in Evansville, Indiana and branch locations in Fort Branch, Jasper, Newburgh and Oakland City, Indiana.

         Basis of Presentation - The consolidated financial statements include the accounts of Permanent Bancorp, Inc. its wholly owned subsidiary, Permanent Federal Savings Bank (the "Bank"), its wholly owned subsidiary, Perma-Service Corp and its wholly owned subsidiary, Permanent Family Insurance, Inc. All significant intercompany accounts and transactions have been eliminated.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses and the fair value of securities.

         Securities - Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" requires securities to be classified as held to maturity, available for sale or trading. Only those securities classified as held to maturity, which management has the intent and ability to hold to maturity, are reported at amortized cost. Available for sale securities are reported at fair value with unrealized after tax gains and losses included in shareholders' equity. The Company does not maintain any securities classified as trading. Realized securities gains or losses are reported in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.

         In November 1995, the Financial Accounting Standards Board allowed a one time reclassification of securities. In December 1995, the Corporation reclassified approximately $101 million of securities from held to maturity to available for sale, and recognized an unrealized loss in stockholder's equity of approximately $77,000.

         Premium and discounts are amortized over the contractual lives of the related securities using the level yield method. Gains or losses on sales of these securities are based on the specific identification method.

         Other Investments - The Bank has an investment in an insurance company partnership through its subsidiary, Perma-Service Corp, which underwrites various types of life and disability insurance and annuity programs. The Bank's investment is recorded using the equity method.

         Loans and Loans Held for Sale - The Bank originates loans for portfolio investment or for sale in the secondary market. During the period of origination, loans are designated as held for sale or for investment purposes. Loans held for sale are carried at the lower of cost or market value, determined on an individual loan basis.

         The Company adopted SFAS 114 and 118, "Accounting by Creditors for Impairment of a Loan and Income Recognition and Disclosures", as amended, effective April 1, 1995. These statements require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying this standard, impaired loans have been defined as all nonaccrual loans.

         In accordance with SFAS 114, the Bank reclassified to the loan portfolio $4,008,158 of loans which were classified as in-substance foreclosure at April 1, 1995 but for which the Bank had not taken possession of the collateral. The Company's policy for income recognition was not affected by adoption of the standard. The adoption of SFAS 114 and 118 did not have any effect on the total reserve, credit losses, or related provision.

         The Company adopted SFAS 122, "Accounting for Mortgage Servicing Rights" (MSRs), on April 1, 1996. SFAS 122 requires that the Company recognize as separate assets, rights to service mortgage loans for others that have been acquired through either the purchase or origination of loans. An entity that sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the MSRs and the loans based on their relative fair values. These costs are initially capitalized and subsequently amortized in proportion to, and over the period of estimated net loan servicing income.

         Additionally, SFAS 122 requires that MSRs be reported on the Consolidated Balance Sheet at the lower of cost or fair value. The Company is required to assess its capitalized MSRs for impairment based upon the fair value of the rights. MSRs are stratified based upon one or more of the predominant risk characteristics of underlying loans. Impairment is recognized through a valuation allowance for each impaired stratum. The provisions of SFAS 122 were applied prospectively beginning in the fiscal year ended March 31, 1997. The ongoing impact of SFAS 122 is dependent upon, among other things, the volume of loan originations, the general levels of market interest rates and the rate of estimated loan prepayments. Accordingly, management is unable to predict with any reasonable certainty what effect SFAS 122 will have on the Company's future results of operations or its financial conditions. However, based on the Company's limited mortgage banking activities, the adoption of SFAS 122 did not have a material impact on the Company's financial position, results of operations or cash flows.

         Loan Servicing - The Company services mortgage loans for permanent investors under servicing contracts. Fees earned for servicing loans owned by investors are based on the outstanding principal balances of the loans being serviced, and are recognized as income when the related mortgage payments are received. Loan servicing costs are charged to expense as incurred.

         Cash and cash equivalents - All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

         Office Properties and Equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over estimated useful lives that range from three to thirty-five years.

         Real Estate Owned includes property acquired in settlement of foreclosed loans which are carried at the lower of cost or estimated fair value less estimated cost to sell. When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition, and any write-down resulting therefrom is charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

         Goodwill represents the fair market value of liabilities assumed and cash consideration paid over the fair market value of intangible assets acquired in the purchase of another savings institution and the purchase of four different insurance agencies. The intangibles are principally being amortized to expense at a constant rate applied to the anticipated remaining principal balance of the long-term interest-earning assets acquired over a period no longer than the estimated remaining life of those assets ranging from seven to ten years. Amortization expense for the years ended March 31, 1997, 1996 and 1995 was $218,603, $ 223,972 and $248,829 respectively.

         Allowance for Losses - The balance in the allowance and the amount in the annual provision charged to expenses are judgmentally determined based upon a number of factors. The allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors that are particularly susceptible to changes that could result in material adjustment in the near term. While management endeavors to use the best information available in making the evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. While management may periodically allocate portions of the allowance for specific problem loan situations, the entire allowance is available for any loan charge-offs which occur. Increases to the allowance are recorded by a provision for possible loan losses charged to expense. A loan is charged off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

         Uncollected Interest - The Bank provides an allowance for the loss of uncollected interest on loans which are more than 90 days past due. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

         Loan Origination Fees - Nonrefundable origination fees net of certain direct origination costs are deferred and recognized, as a yield adjustment, over the life of the underlying loan. Any unamortized fees on loans sold are credited to income in the year such loans are sold.

         Federal Income Taxes - Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations. (See Note 10)

         Changes In Presentation - Certain amounts and items appearing in the 1995 and 1996 financial statements have been reclassified to conform with the fiscal 1997 presentation.

         Stock-Based Compensation - Effective April 1, 1996, the Company adopted the provisions of Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation."The accounting requirements of this pronouncement are applicable to all new employee awards granted after the adoption of SFAS 123. The new standard provides for the adoption, at the option of the Company, of a fair value method of accounting for stock options and similar equity instruments. The Company has elected to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The adoption of SFAS 123 has no effect on the net income, earnings per share or the cash flows of the Company.

         New Accounting Pronouncements -SFAS 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", is effective for transactions after December 15, 1996. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The adoption of SFAS 125 had no impact on the financial position, results of operations or cash flows of the Company.

         SFAS 128, "Earnings per Share," applies to financial statements for public companies for fiscal years beginning after December 15, 1997. This statement establishes new accounting standards for the calculation of basic earnings per share as well as diluted earnings per share. Management does not believe the adoption of this statement will have a material effect on the Company's calculation of earnings per share.

         Earnings per Share - Primary and fully diluted earnings per share are based on the weighted average number of shares outstanding during the period, adjusted for the effect of common stock equivalents, if dilutive. The stock options outstanding are considered common stock equivalents. Unallocated shares held by ESOP are not considered to be outstanding while shares awarded pursuant to the Recognition and Retention Plan (RRP) are considered to be outstanding.

2.   SECURITIES

         The amortized cost and estimated fair values of securities are summarized as follows:

                                                                                  March 31, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                             Amortized           Gross Unrealized            Fair
                                                               Cost             Gains        Losses          Value
---------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
  Other                                                     $    25,000                                   $    25,000
===========================================================================================================================

Securities available for sale:
  U.S. Treasury                                             $ 7,029,449        $ 9,691     $   30,390     $ 7,008,750
  U.S. Agency                                                79,990,805          4,723      1,823,965      78,171,563
---------------------------------------------------------------------------------------------------------------------------
                                                            $87,020,254        $14,414     $1,854,355     $85,180,313
===========================================================================================================================

                                                                                  March 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                             Amortized           Gross Unrealized            Fair
                                                               Cost             Gains        Losses          Value
---------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
  Other                                                     $    25,000                                   $    25,000
===========================================================================================================================

Securities available for sale:
  U.S. Treasury                                             $16,925,301       $114,179       $ 10,925     $17,028,555
  U.S. Agency                                                54,979,241         71,881        402,684      54,648,438
  ARM Mutual Fund                                             1,504,144                        10,502       1,493,642
---------------------------------------------------------------------------------------------------------------------------
                                                            $73,408,686       $186,060       $424,111     $73,170,635
===========================================================================================================================

         The amortized cost and estimated fair value of securities at March 31, 1997 by contractual maturity are as follows:

                                                                 Available for Sale            Held to Maturity
---------------------------------------------------------------------------------------------------------------------------
                                                              Amortized         Fair       Amortized         Fair
                                                                Cost            Value        Cost            Value
---------------------------------------------------------------------------------------------------------------------------
Due in 1 year or less                                        $ 5,995,309    $ 5,955,000     $25,000         $25,000
Due after 1 year through 5 years                              16,037,348     15,905,000
Due after 5 years through 10 years                            60,988,076     59,448,750
Due after 10 years through 15 years                            3,999,521      3,871,563
---------------------------------------------------------------------------------------------------------------------------
                                                             $87,020,254    $85,180,313     $25,000         $25,000
===========================================================================================================================

         Activities related to the sales of securities are summarized as follows:

                                                                                        Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                               1997 (1)       1996 (1)        1995
---------------------------------------------------------------------------------------------------------------------------
Proceeds from sales                                                           $25,430,978    $6,988,301    $4,483,124
Gross gains on sales                                                               77,581         1,971        16,184
Gross losses on sales                                                             128,794        10,227        10,911

         (1)  Includes  sales of temporary  ARM Mutual Funds  (included in Other
Securities) of $1 million, and $6 million for the years ended March 31, 1997 and March 31, 1996, respectively.

3.   MORTGAGE-BACKED SECURITIES

         The amortized cost and estimated fair values of mortgage-backed securities are summarized as follows:

                                                                                  March 31, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                             Amortized           Gross Unrealized            Fair
                                                               Cost             Gains        Losses          Value
---------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities held to maturity:
  FHLMC certificates                                        $ 5,390,009                    $   83,862     $ 5,306,147
  FNMA certificates                                           4,787,009       $ 14,782         63,052       4,738,739
  GNMA certificates                                          17,003,873        228,213         79,902      17,152,184
---------------------------------------------------------------------------------------------------------------------------
                                                            $27,180,891       $242,995     $  226,816     $27,197,070
===========================================================================================================================

Mortgage-backed securities available for sale:
  FHLMC certificates                                        $37,269,433        $43,186     $  739,907     $36,572,712
  FNMA certificates                                          27,483,089          3,919        251,080      27,235,928
  GNMA certificates                                          10,093,656        164,711         14,754      10,243,613
---------------------------------------------------------------------------------------------------------------------------
                                                            $74,846,178       $211,816     $1,005,741     $74,052,253
===========================================================================================================================

                                                                                  March 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                             Amortized           Gross Unrealized            Fair
                                                               Cost             Gains        Losses          Value
---------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities held to maturity:
  FHLMC certificates                                        $ 6,066,825       $ 12,046       $  2,146     $ 6,076,725
  FNMA certificates                                           5,898,647         79,134         18,141       5,959,640
  GNMA certificates                                          20,188,123        216,060        121,139      20,283,044
---------------------------------------------------------------------------------------------------------------------------
                                                            $32,153,595       $307,240       $141,426     $32,319,409
===========================================================================================================================

Mortgage-backed securities available for sale:
  FHLMC certificates                                         34,893,133       $141,831        238,552    $ 34,796,412
  FNMA certificates                                          15,241,419         76,513         32,733      15,285,199
  GNMA certificates                                          11,754,033        146,927         29,329      11,871,631
---------------------------------------------------------------------------------------------------------------------------
                                                            $61,888,585       $365,271       $300,614     $61,953,242
===========================================================================================================================

         The amortized cost and estimated fair values of mortgage-backed securities at March 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 Available for Sale            Held to Maturity
---------------------------------------------------------------------------------------------------------------------------
                                                              Amortized         Fair       Amortized         Fair
                                                                Cost            Value        Cost            Value
---------------------------------------------------------------------------------------------------------------------------
Due in one year or less:
 FHLMC certificates                                          $   605,410    $   585,021
Due after one year through five years:
 FNMA and FHLMC certificates                                  11,319,523     11,082,766
Due after five years through ten years:
 FNMA and FHLMC certificates                                   4,368,533      4,268,980   $ 1,848,761    $ 1,859,636
Due after ten years:
 FHLMC certificates                                           22,226,180     21,870,208     5,390,009      5,306,147
 FNMA certificates                                            26,232,876     26,001,665     2,938,248      2,879,103
 GNMA certificates                                            10,093,656     10,243,613    17,003,873     17,152,184
---------------------------------------------------------------------------------------------------------------------------
                                                             $74,846,178    $74,052,253   $27,180,891    $27,197,070
===========================================================================================================================

         Activities related to the sale of mortgage-backed securities are summarized as follows:

                                                                                        Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                 1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Proceeds from sales                                                           $11,142,858      $744,220       None
Gross gains on sales                                                               47,318         5,952
Gross losses on sales                                                              47,225         3,504

4.   LOANS

         Approximately 93% of the Bank's loans are to customers in Indiana, although certain mortgage-banking and commercial lending activities extend outside Indiana. The portfolio of loans consists of residential, commercial real estate, commercial construction, consumer and other loans.

         Loans receivable are summarized as follows:

                                                                                                 March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                         1997               1996
---------------------------------------------------------------------------------------------------------------------------
First mortgage:
  Secured by one-to-four family residences                                           $152,480,578       $143,969,801
  Secured by other properties                                                          12,075,643         16,609,560
  Construction loans                                                                    1,832,266          2,570,200
  Land                                                                                     56,064            129,320
Automobile                                                                             31,394,332         31,055,752
Consumer                                                                                9,692,035          8,016,636
Mobile home                                                                             1,239,973          1,595,083
Loans on savings accounts                                                                 940,324          1,148,065
Credit card                                                                               623,196            707,051
Second mortgage                                                                           195,195            215,972
Home improvement                                                                        1,083,982          1,080,592
Loan contracts                                                                             28,211             31,525
FHA improvement                                                                             4,270              6,893
Bankers acceptances                                                                                          299,287
Commercial paper                                                                          978,922          1,996,630
---------------------------------------------------------------------------------------------------------------------------
Subtotal                                                                              212,624,991        209,432,367

Allowance for loan losses                                                              (2,126,225)        (2,237,804)
Deferred loan fees, net                                                                  (284,028)          (155,527)
Undisbursed loan proceeds                                                                  24,213            (66,593)
Unearned interest and unearned discounts                                                  (49,529)           (62,822)
---------------------------------------------------------------------------------------------------------------------------
Loans, net                                                                           $210,189,422       $206,909,621
===========================================================================================================================

         The principal balance of loans on nonaccrual status totalled approximately $2,463,000 and $4,705,000 at March 31, 1997 and 1996,
respectively. For the years ended March 31, 1997 and 1996, gross interest income which would have been recorded had the Bank's non-accruing loans been current with their original terms amounted to $240,756 and $447,430, respectively. The amounts included in interest income on such loans were $105,038 and $381,314 for the years ended March 31, 1997 and 1996, respectively.

         The Bank originates commercial real estate loans. Such loans had a carrying value of approximately $12 million and $17 million at March 31, 1997 and 1996, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility than other loans due to the dependency on income production. Of the commercial real estate loans, $8 million and $12 million are collateralized by multi-family residential property at March 31, 1997 and 1996, respectively; and $4 million, and $5 million by hotel and other property at March 31, 1997 and 1996, respectively.

         The Bank had commitments to make loans, approximating $1,550,000 and $4,037,000 excluding undisbursed portions of loans in-process at March 31, 1997 and 1996, respectively. Additionally, the Bank had commitments to sell fixed-rate loans of approximately $104,000 at March 31, 1997, and no commitments to sell loans, at March 31, 1996.

         The Bank originates both adjustable and fixed interest rate loans. The composition of these loans was as follows:

                    Fixed Rate                                                     Adjustable Rate
---------------------------------------------------------------------------------------------------------------------------
                               Book Value                                                       Book Value
---------------------------------------------------------------------------------------------------------------------------
 Term to            March 31,             March 31,             Term to Rate          March 31,            March 31,
 Maturity              1997                 1996                 Adjustment             1997                 1996
---------------------------------------------------------------------------------------------------------------------------
1mo.-1yr.           $  6,095,000         $  6,934,000            1mo.-1yr.           $ 31,629,000         $38,708,000
1yr.-3yr.             12,657,000           13,816,000            1yr.-3yr.              1,355,000           4,426,000
3yr.-5yr.             29,882,000           26,455,000            3yr.-5yr.                453,000                   0
5yr.-10yr.            25,755,000           25,319,000            5yr.-10yr.            29,420,000           9,130,000
10yr.-20yr.           70,494,000           78,086,000            10yr.-20yr.            1,119,000           2,214,000
Over 20 years          3,339,000            4,344,000                                     427,000                   0
---------------------------------------------------------------------------------------------------------------------------
                    $148,222,000         $154,954,000                                $ 64,403,000         $54,478,000
===========================================================================================================================

         The adjustable rate loans have interest rate adjustment limitations and are generally indexed on a weekly average yield of U.S. Treasury securities adjusted to a constant maturity of one year. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

         Aggregate loans to officers and directors totaled $676,855 and $733,107 at March 31, 1997 and March 31, 1996, respectively. For the years ended March 31, 1997 and 1996 loans of $124,899 and $157,350, respectively, were disbursed to officers and directors and repayments of principal of $181,150 and $194,514 respectively, were received from officers and directors.

         The amount of loans serviced for others totalled approximately $34,298,000 and $37,872,000 at March 31, 1997 and 1996, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. In connection with loans serviced for others, the Bank held borrower's escrow balances of approximately $249,000 and $278,000 at March 31, 1997 and 1996, respectively. The Bank is obligated to repurchase certain loans sold to and serviced for others which become delinquent as defined by the various agreements. At March 31, 1997 and 1996, these obligations were limited to approximately $610,000 and $821,000, respectively.

         Loan servicing fee income for the years ended March 31, 1997, 1996 and 1995 was $100,824, $104,184 and $123,128 respectively.

         At March 31, 1997 and 1996, the Bank's loan portfolio included certain loans to customers who were experiencing financial difficulties for which the Bank agreed to modify the original loan terms in a prior year. Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term. The principal balance at March 31, 1997 and 1996 on these restructured loans totalled approximately $2,127,700 and $2,165,400, respectively. For the years ended March 31, 1997 and 1996, gross interest income which would have been recorded had the Bank's modified loans been current in accordance with their original terms amounted to $165,000 each year. The amounts that were included in interest income on such loans were $151,000 during each of the years ended March 31, 1997 and 1996.

         An analysis of the allowance for loan losses is as follows:

                                                                                    Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                            1997            1996             1995
---------------------------------------------------------------------------------------------------------------------------
Beginning balance                                                       $2,237,804       $2,093,492       $2,110,273
Provision for losses charged to operations                                 113,256          206,923          410,479
Charge-offs                                                               (370,519)        (104,335)        (583,382)
Recoveries                                                                 145,684           41,724          156,121
---------------------------------------------------------------------------------------------------------------------------
Ending balance                                                          $2,126,225       $2,237,804       $2,093,491
===========================================================================================================================

         The recorded investment in loans considered impaired at March 31, 1997, under SFAS 114 and 118, was $1,578,914 of which $1,061,876 related to loans with a specific valuation reserve of $27,632 and $517,038 related to loans with no valuation reserve. For the year ended March 31, 1997, the average recorded investment in impaired loans was approximately $3,002,257. Cash received for interest on impaired loans was $294,091 and $313,024 for the years ended March 31, 1997 and March 31, 1996.

         As a federally-chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $134 million and $133 million as of March 31, 1997, and 1996, respectively.

         Also, under FIRREA, the loans-to-one borrower limitation is generally 15% of unimpaired capital and surplus which, for the Bank, was approximately $5.0 million at both March 31, 1997 and 1996. This is a substantial reduction from the previous loans-to-one borrower limitation. At March 31, 1997 there were no loans exceeding this limitation, however, aggregate loans of approximately $7.6 million made prior to FIRREA to six related borrowers (all limited partnerships with the same general partner) were in excess of the FIRREA limitation at March 31, 1996. Additional loans to these borrowers have been curtailed and the existing loans are being reduced through principal repayment.

5.   INTEREST RECEIVABLE

         Interest receivable is summarized as follows:

                                                                                                 March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                         1997                1996
---------------------------------------------------------------------------------------------------------------------------
Loans (less allowance for uncollectibles - $42,528 and $37,245)                        $1,123,458         $1,092,937
Interest-bearing deposits and securities                                                1,729,034          1,190,395
Mortgage-backed securities                                                                686,593            591,030
---------------------------------------------------------------------------------------------------------------------------
Interest receivable, net                                                               $3,539,085         $2,874,362
===========================================================================================================================

6.   OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment are summarized as follows:

                                                                                                 March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                         1997                1996
---------------------------------------------------------------------------------------------------------------------------
Land                                                                                  $ 1,726,939        $ 1,758,408
Office buildings                                                                        7,166,672          7,304,979
Furniture and equipment                                                                 3,102,854          3,149,905
Leasehold improvements                                                                    365,201            365,201
Automobiles                                                                                52,728             45,404
---------------------------------------------------------------------------------------------------------------------------
      Total                                                                            12,414,394         12,623,897
Less accumulated depreciation                                                           5,445,807          5,367,310
---------------------------------------------------------------------------------------------------------------------------
Office properties and equipment, net                                                  $ 6,968,587        $ 7,256,587
===========================================================================================================================

         Depreciation expense included in operations during the years ended March 31, 1997, 1996 and 1995 totalled $489,002, $478,535 and $451,027, respectively.

7.   DEPOSITS

         Deposit accounts are summarized as follows:

                                                                                      March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                          1997                           1996
---------------------------------------------------------------------------------------------------------------------------
                                                                               Weighted                      Weighted
                                                                                Average                       Average
                                                                  Amount         Rate           Amount         Rate
---------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing                                             $    902,835                  $    993,584
NOW and MMDA's                                                    35,588,164      2.2%          36,570,790     2.4%
Passbook savings                                                  54,244,569      3.8           54,796,081     3.8
---------------------------------------------------------------------------------------------------------------------------
Total                                                             90,735,568                    92,360,455
---------------------------------------------------------------------------------------------------------------------------
Certificates of deposit:
  1.50 - 3.49%                                                       157,572      2.9              389,485     2.9
  3.50 - 5.49%                                                    81,947,155      5.0           85,123,998     5.0
  5.50 - 7.49%                                                   104,618,045      6.1           98,265,612     6.2
  7.50 - 9.49%                                                     3,295,013      8.0            3,868,512     8.0
---------------------------------------------------------------------------------------------------------------------------
Total certificates of deposit                                    190,017,785                   187,647,607
---------------------------------------------------------------------------------------------------------------------------
Total                                                           $280,753,353                  $280,008,062
===========================================================================================================================

         Certificates of deposit in the amount of $100,000 or more total approximately $21 million at March 31, 1997, and $18 million at March 31, 1996.

         A summary of certificate accounts by scheduled maturities at March 31, 1997, is as follows:

                          1998           1999          2000         2001         2002       Thereafter       Total
---------------------------------------------------------------------------------------------------------------------------
Less than 3.49%        $    157,572                                                                       $    157,572
3.50 - 5.49%             57,675,516   $20,198,379   $ 2,466,177  $1,009,788   $  416,437   $  180,857       81,947,154
5.50 - 7.49%             42,024,394    25,246,507     9,333,401   3,552,181    2,828,076    21,633,486     104,618,045
7.50 - 9.49%                739,461        28,257                 1,216,369    1,310,927                     3,295,014
---------------------------------------------------------------------------------------------------------------------------
                       $100,596,943   $45,473,143   $11,799,578  $5,778,338   $4,555,440   $21,814,343    $190,017,785
===========================================================================================================================

         Interest expense on deposits is as follows:

                                                                                        Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                 1997          1996           1995
---------------------------------------------------------------------------------------------------------------------------
NOW and MMDA's                                                                $   780,027   $   968,605   $ 1,179,360
Passbook savings                                                                2,056,077     1,567,719       973,292
Certificates of deposit                                                        10,496,483    10,905,305     9,861,661
---------------------------------------------------------------------------------------------------------------------------
                                                                              $13,332,587   $13,441,629   $12,014,313
===========================================================================================================================

8.   FEDERAL HOME LOAN BANK ADVANCES

         Advances from the Federal Home Loan Bank of Indianapolis (FHLB) are as follows:

                                                   Average Rate                           March 31,
---------------------------------------------------------------------------------------------------------------------------
                Fiscal Year                     1997          1996               1997                1996
---------------------------------------------------------------------------------------------------------------------------
Fixed Rate:        1997                                       6.10%                               $27,000,000
                   1998                         5.67          5.56           $35,950,000           13,500,000
                   1999                         5.51          5.43            17,500,000           15,500,000
                   2000                         5.51          4.89             2,286,958            1,597,688
                   2001                         5.68                           1,478,037
                Thereafter                      6.91          6.39             2,518,991            4,473,705
---------------------------------------------------------------------------------------------------------------------------
             Total Fixed Rate                                                $59,733,986          $62,071,393
---------------------------------------------------------------------------------------------------------------------------
Variable Rate:
                   1997                                       5.42                                $ 6,231,824
                   1998                         5.61                         $38,750,000
---------------------------------------------------------------------------------------------------------------------------
             Total Variable Rate                                             $38,750,000          $ 6,231,824
---------------------------------------------------------------------------------------------------------------------------
             Total advances                                                  $98,483,986          $68,303,217
---------------------------------------------------------------------------------------------------------------------------

         The Bank has pledged mortgage loans and FHLB stock as collateral on these advances. The Bank may receive advances from the FHLB up to 50% of the Bank's adjusted assets which was approximately $163 million at March 31, 1997. The variable rate advances at March 31, 1996 include $231,824 advanced against the Bank's overdraft line of credit.

9.   OTHER BORROWED FUNDS

         Other borrowed funds are as follows:

                                                                                                    March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                               1997           1996
---------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank, funds due
  April 1, 1997 and April 1, 1996                                                            $1,186,818    $2,126,981
Securities sold under agreement to purchase                                                     607,149       554,772
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                        $1,793,967    $2,681,753
===========================================================================================================================

         The FHLB funds represent checks written by the Bank on its demand account at the FHLB of Indianapolis.

         An analysis of securities sold under agreements to repurchase is as follows:

                                                                                              March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                  1997         1996          1995
---------------------------------------------------------------------------------------------------------------------------
Highest month-end balance                                                      $3,955,494    $982,868    $1,434,814
Average balance                                                                $1,484,957    $530,189    $1,203,640
Weighted average interest rate at end of period                                       5.2%        4.8%          4.6%
Weighted average interest rate during the period                                      4.8%        4.8%          3.7%


         At March 31, 1997, securities sold under agreement to repurchase had maturities ranging from April 1, 1997 to June 30, 1997.

         Assets pledged to secure securities sold under agreements to repurchase are as follows:

                                                   Amortized Cost                               Fair Value
---------------------------------------------------------------------------------------------------------------------------
                                                      March 31,                                  March 31,
---------------------------------------------------------------------------------------------------------------------------
                                            1997                  1996                   1997                1996
---------------------------------------------------------------------------------------------------------------------------
U.S. Agency Securities                   $4,079,341            $4,011,405             $3,910,000          $3,851,250

10.  INCOME TAXES

         An analysis of the income tax provision is as follows:

                                                                                        Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                  1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Current:
  Federal                                                                      $  862,572     $437,317      $284,159
  State                                                                           254,275      123,341       147,322
Deferred                                                                         (113,861)     100,788       443,060
---------------------------------------------------------------------------------------------------------------------------
                                                                               $1,002,986     $661,446      $874,541
===========================================================================================================================

         The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows:

                                                                                        Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                  1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Income tax provision at federal statutory rate                                 $  784,221     $649,655      $720,225
State tax, net of federal tax benefit                                             167,822      127,056        97,233
Nondeductible expenses                                                             50,347      135,248        69,976
Bad debt deduction                                                                126,723     (211,689)
Other                                                                            (126,127)     (38,824)      (12,893)
---------------------------------------------------------------------------------------------------------------------------
Total income tax provision                                                     $1,002,986     $661,446      $874,541
===========================================================================================================================

         The Company's deferred income tax assets and liabilities are as follows:

                                                                                                     March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                                1997          1996
---------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Bad debt reserves                                                                         $  635,090      $603,987
  Unrealized loss on securities available for sale                                           1,043,274        64,521
  Accrued employee benefits                                                                    107,624        61,646
  Other                                                                                         64,317        19,542
---------------------------------------------------------------------------------------------------------------------------
                                                                                            $1,850,305      $749,696
---------------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation                                                                              $  119,405      $ 95,307
  Deferred loan fees                                                                           277,883       163,387
  Restricted stock awards                                                                       78,908       110,314
  Other                                                                                                       99,193
---------------------------------------------------------------------------------------------------------------------------
                                                                                            $  476,196      $468,201
---------------------------------------------------------------------------------------------------------------------------

Deferred income taxes, net                                                                  $1,374,109      $281,495
===========================================================================================================================

        Retained earnings at March 31, 1997 and 1996 includes approximately $6 million of income that has not been subject to tax because of deductions for bad debts allowed for Federal income tax purposes. Deferred income taxes have not been provided on such bad debt deductions since the Company does not intend to use the accumulated bad debt deductions for purposes other than to absorb loan losses. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes may be imposed on such amounts at the then current corporate income tax rate.

         In August 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of the act repeals the special bad debt reserve method for thrift institutions currently provided for in Section 593 of the IRC. The provision requires thrifts to recapture any reserve accumulated after 1987 but forgives taxes owed on reserves accumulated prior to 1988. Thrift institutions will be given six years to account for the recaptured excess reserves, beginning with the first taxable year after 1995, and will be permitted to delay the timing of this recapture for one or two years, subject to whether they meet certain residential loan test requirements. The adoption of the act will have no impact on the Company's results of operations.

 11. REGULATORY CAPITAL REQUIREMENTS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial position and results of operations. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as set forth in the following tables of tangible, core and total risk-based capital. Prompt Corrective Action provisions contained in the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) require specific supervisory actions as capital levels decrease. To be considered well-capitalized under the regulatory framework for Prompt Corrective Action provisions under FDICIA, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios as set forth in the following tables. March 31, 1997 and 1996, the Bank exceeded the minimum requirements for the well-capitalized category.

         The following presents the Bank's regulatory capital levels and ratios relative to its minimum capital levels and ratios relative to its minimum capital requirements.

                                                                          As of March 31, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                             Actual Capital                      Required Capital
---------------------------------------------------------------------------------------------------------------------------
                                                       Amount             Ratio             Amount             Ratio
---------------------------------------------------------------------------------------------------------------------------
OTS capital adequacy
   Tangible capital                                  $34,701,101          8.27%           $ 6,291,923          1.50%
   Core capital                                       34,701,101          8.27             12,583,846          3.00
   Risk-based capital                                 36,480,827         20.80             14,034,819          8.00
FDICIA regulations to be
  classified well-capitalized
   Tier 1 leverage capital                            34,701,101          8.27             20,980,109          5.00
   Tier 1 risk-based capital                          34,701,101         19.78             10,526,117          6.00
   Total risk-based capital                           36,480,827         20.80             17,538,859         10.00

                                                                          As of March 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                             Actual Capital                      Required Capital
---------------------------------------------------------------------------------------------------------------------------
                                                       Amount             Ratio             Amount             Ratio
---------------------------------------------------------------------------------------------------------------------------
OTS capital adequacy
   Tangible capital                                  $32,786,108          8.40%           $ 5,857,874          1.50%
   Core capital                                       32,786,108          8.40             11,715,748          3.00
   Risk-based capital                                 34,579,204         22.50             12,292,374          8.00
FDICIA regulations to be
  classified well-capitalized
   Tier 1 leverage capital                            32,786,108          8.40             19,515,540          5.00
   Tier 1 risk-based capital                          32,786,108         21.34              9,218,212          6.00
   Total risk-based capital                           34,034,403         22.15             15,365,419         10.00

12.  STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

         Dividend Restrictions - Under current regulations, the Bank is not permitted to pay dividends on its stock after the Conversion if its regulatory capital would thereby reduce below (i) the amount then required for the aforementioned liquidation account or (ii) the Bank's regulatory capital requirements. As a "Tier 1" institution (an institution with capital in excess of its fully phased-in capital requirements, both immediately before the proposed capital distribution and on a pro forma basis after giving effect to such distribution), the Bank may make capital distributions after prior notice to the OTS in any calendar year up to 100% of its net earnings to date during such calendar year plus the amount that would reduce by one-half its capital surplus ratio at the beginning of such calendar year. Any additional amount of capital distributions would require prior regulatory approval.

         Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock, $.01 par value which remains unissued at March 31, 1997. In the event any preferred shares are issued, the Board of Directors is authorized to fix and state the voting powers, designations, preferences and rights of the shares of each such series and the qualifications, limitations and restriction thereof.

         Recapitalization of SAIF - On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitulation of the Savings Association Insurance Fund
(SAIF) in a section  entitled  "The  Deposit  Insurance  Funds Act of 1996" (the
Act). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Company recorded a pre-tax charge of $1,766,185 during the year ended March 31, 1997, which represented 65.7 basis points of the March 31, 1995, assessable deposits.

13.  EMPLOYEE BENEFIT PLANS

         Multi-employer Pension Plan - The Bank participates in a noncontributory multi-employer pension plan covering all qualified employees. The plan is administered by the trustees of the Financial Institutions'
Retirement Fund. There is no separate valuation of the plan benefits nor segregation of plan assets specifically for the Bank because the plan is a multi-employer plan and separate actuarial valuations are not made with respect to each employer.

         Pension expense amounted to $40,000, $142,028, and $208,483 for the years ended March 31, 1997, 1996 and 1995, respectively.

         Employee Stock Ownership Plan - The Company established an Employee Stock Ownership Plan (ESOP) which purchased 7% or 166,635 shares of the stock offered in the conversion. The funds used by the ESOP to purchase the stock offered by a $1,666,350 loan from the Company which will be repaid by contributions to the ESOP by the Company in the future. Pursuant to the ESOP, the shares are to be allocated to participants annually, over an 8 year period. The ESOP covers substantially all employees and shares are allocated based upon employee compensation levels during the year. ESOP expense is based on the fair value of shares earned, and totaled $479,046 and $503,579 during 1997 and 1996, respectively. During fiscal years ended March 31, 1997, 1996 and 1995 24,864 shares, 25,890 shares and 26,867 shares were earned by participants. At March 31, 1997, 89,014 shares with a fair value of $1,847,000 were held in suspense by the ESOP. These shares are not considered to be outstanding for the purpose of computing earning per share.

         Recognition and Retention Plan - The Company also established a Recognition and Retention Plan (RRP) as a method of providing executive officers and employees with a proprietary interest in the Company in a manner designed to encourage such individuals to remain with the Bank. At March 31, 1994, 3.48% or 82,952 shares were awarded to certain employees with such shares vesting at a rate of 20% per year, with the first installment vesting March 31, 1995. The cost of the RRP is being reflected as compensation expense as vesting occurs. This amounted to $149,873 and $147,217 and $252,360 during the fiscal years ended March 31, 1997, 1996 and 1995.

         Stock Option and Incentive Plan - The Company has granted stock options to existing stockholders, officers, directors and other affiliated individuals to purchase shares of the Company's stock. At March 31, 1997, outstanding stock options of 220,836 vest at a rate of 25% per year and are exercisible in the ten years immediately following vesting. During the fiscal years ended March 31, 1997 and 1996, options to purchase an additional 4,761 and 16,000 shares were awarded with the first vesting to occur September 1, 1997 and November 21, 1996, respectively. Employee terminations resulted in options to purchase 2,976, 5,356 and 1,190 shares being cancelled during fiscal years ended March 31, 1997, 1996 and 1995 respectively.

         The following is an analysis of stock option activity for each of the three years in the period ending March 31, 1997 and the stock options outstanding at the end of the respective years:

                                                                                                      Weighted
                                                                                                       Average
         Options                                                                  Shares                Price
---------------------------------------------------------------------------------------------------------------------------
         Outstanding April 1, 1994                                                214,234               10.00
         Granted                                                                    4,761               12.25
         Forfeited or expired                                                      (1,190)              10.00
-------------------------------------------------------------------------------------------------------------------
         Outstanding March 31, 1995                                               217,805               10.05
         Granted                                                                   16,000               16.44
         Exercised                                                                 (3,569)              10.00
         Forfeited or expired                                                      (5,356)              10.00
-------------------------------------------------------------------------------------------------------------------
         Outstanding March 31, 1996                                               224,880               10.51
         Granted                                                                    4,761               16.25
         Exercised                                                                 (5,829)              10.92
         Forfeited or expired                                                      (2,976)              10.00
-------------------------------------------------------------------------------------------------------------------
         Outstanding March 31, 1997                                               220,836               10.63

         The number of shares exercisable at March 31, 1997, 1996, and 1995 were: 220,836, 224,880 and 217,805, respectively and had a weighted average exercised price of $10.63, $10.51 and $10.05, respectively. The weighted average remaining contractual life of the options outstanding at March 31, 1997 and 1996 was 8.1 years and 7.2 years, respectively.

         APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the stock-based plans have been applied by the Company. No compensation cost has been recognized for the stock option and incentive plan because the stock option price is equal to the fair value of the underlying common stock at the date of grant.

         The Company estimated the SFAS 123 fair value by utilizing the binomial options pricing model based upon estimated values for the risk-free rate, volatility rate and life ranges. The pro forma compensation effects of this calculation were insignificant.

         Deferred Compensation (401K) Plan - Effective January 1, 1995 the Company adopted an Employee Deferred Compensation (401K) Plan administered through the financial institution's retirement fund. Each employee may contribute up to 6% of compensation. Employee contributions of up to 4% of compensation are matched by the Company at a rate of $.25 per dollar of employee contribution. The Company matching expense was $19,203, $19,386 and $6,249 during the fiscal year ended March 31, 1997, 1996 and 1995 respectively.

         Directors Deferred Compensation Plan - The Bank has entered into deferred compensation agreements with certain directors. Benefits under these agreements are paid over a ten year period upon retirement. The present value of the benefit to be paid is accrued over the active period of employment of individual participants and is funded by life insurance policies.

14.  COMMITMENTS

         Lease commitments - The Company has future minimum rental commitments for noncancelable operating leases as follows:

       Fiscal year ended March 31:
--------------------------------------------------------------------------------
                   1998                    $73,516
                   1999                     66,516
                   2000                     66,516
                   2001                     53,724
                   2002                      3,724

         Rental expense for long-term leases for the years ended March 31, 1997, 1996 and 1995 was $70,265 $57,851 and $101,452, respectively.

         Rental income from noncancelable subleases for the years ended March 31, 1997, 1996 and 1995 was $103,306, $93,883, and $66,807, respectively.

         Financial Instruments with Off-Balance Sheet Risk - The Bank is a party to financial instruments with off-balance-sheet risk of loss as part of its normal business operations to meet the financing needs of its customers by providing commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amount of these instruments reflects the extent of involvement the Company has in this class of financial instruments.

         Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contract amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

         Real estate loan commitments whose contract amounts represent credit risk were approximately $1,930,000, $3,963,100 and $743,000 at March 31, 1997,
1996 and 1995, respectively.

         Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some commitments will expire without a loan disbursement; thus, the total commitment does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

         The collateral consists predominantly of residential family units, commercial residential or non-residential real estate, and personal property.

         Employment agreement - The Company has entered into employment agreements with two executive officers. Under certain circumstances provided in the agreement, the Company may be obligated to continue the officer's salary for a period of three years.

15.  PERMANENT BANCORP, INC. FINANCIAL INFORMATION
         (PARENT COMPANY ONLY)

         The following condensed statement of financial condition as of March 31, 1997 and 1996 and condensed statement of operations and cash flows for the three years ended March 31, 1997 for Permanent Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                                                                                   March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                              1997           1996
---------------------------------------------------------------------------------------------------------------------------
Cash                                                                                      $   328,249    $ 1,705,271
Securities available for sale                                                               2,979,375      4,995,635
Securities held to maturity
Loans                                                                                         978,922
Loans receivable from ESOP                                                                    952,200      1,190,250
Fixed assets                                                                                  467,441        474,600
Interest receivable                                                                            65,200         82,038
Other assets                                                                                    4,687          4,687
Investment in subsidiary                                                                   35,027,299     33,330,909
---------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                            $40,803,373    $41,783,390
---------------------------------------------------------------------------------------------------------------------------

Deferred income taxes                                                                     $    63,867    $   129,367
Accrued expenses                                                                               66,314         45,466
---------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                           130,181        174,833
---------------------------------------------------------------------------------------------------------------------------
Common stock                                                                                   24,590         24,602
Additional paid-in capital                                                                 24,042,843     23,849,500
Treasury stock                                                                             (5,555,753)    (3,361,279)
Retained earnings                                                                          23,393,601     22,727,602
Unrealized gain on securities available for sale                                              (11,926)        16,555
ESOP borrowing                                                                               (952,200)    (1,190,250)
Unearned compensation - restricted stock awards                                              (267,963)      (458,173)
---------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity - net                                                        $40,673,192    $41,608,557
---------------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                                              $40,803,373    $41,783,390
===========================================================================================================================

                                                                                            March 31,
                                                                              1997            1996           1995
---------------------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME
INCOME:
 Interest income from securities held to maturity and available for sale   $  293,929      $  438,368     $  490,392
 Interest on loans                                                             66,991          81,681        114,232
 Other income                                                                  81,094          77,771             --
---------------------------------------------------------------------------------------------------------------------------
  Total income                                                             $  442,014      $  597,820     $  604,624
---------------------------------------------------------------------------------------------------------------------------
EXPENSES:
 Salaries and benefits                                                     $  223,192      $  200,118     $  277,295
 Legal and professional fees                                                   67,433          94,590         69,069
 Other expenses                                                                79,418          80,436        107,440
---------------------------------------------------------------------------------------------------------------------------
  Total expenses                                                              370,043         375,144        453,804
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS                                $71,971      $  222,676     $  150,820
---------------------------------------------------------------------------------------------------------------------------
INCOME TAX PROVISION                                                           21,296          67,170         59,740
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                              1,252,869       1,093,799      1,152,686
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                 $1,303,544      $1,249,305     $1,243,766
===========================================================================================================================

                                                                                            MARCH 31,
                                                                              1997            1996           1995
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                                $1,303,544     $ 1,249,305    $ 1,243,766
 Equity in undistributed earnings of subsidiary                            (1,252,869)     (1,093,799)    (1,152,686)
  Adjustments to reconcile net income to net cash provided
    by operating activities
   Vesting of restricted stock awards                                         178,070         135,740        252,360
   Amortization and accretion                                                  28,238         (38,296)      (110,266)
   (Gain) Loss on sale of investments                                          (5,790)         (1,015)         2,709
  Changes in assets and liabilities:
   Interest receivable                                                         16,838          34,054       (116,092)
   Deferred income tax                                                        (46,817)        (59,786)       178,293
   Other assets                                                                                               (4,688)
   Other liabilities                                                           20,848          40,575        (96,257)
---------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                 242,062         266,778        197,139
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from:
  Maturities of:
   Securities held to maturity                                                                600,000
   Securities available for sale                                            2,974,688       2,000,000
   Commercial paper                                                         5,500,000
 Principal repayments on loans                                                238,050         238,050      1,338,050
 Sale of:
  Securities held to maturity                                                               2,979,063      1,492,968
  Securities AFS                                                            2,934,384
 Purchase of:
  Loans                                                                    (6,438,563)                    (1,081,721)
  Securities held to maturity                                              (3,995,625)     (1,000,000)   (10,908,082)
  Purchase land and improvements                                                                            (478,180)
---------------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investment activities                    1,212,934       4,817,113     (9,636,965)
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid                                                              (608,737)       (347,996)
 Purchase of stock treasury                                                (2,286,926)     (3,465,463)
 Sale of common stock                                                          63,645          35,689
---------------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                  (2,832,018)     (3,777,770)
---------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        1,377,022       1,306,121     (9,439,826)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                              1,705,271         399,150      9,838,976
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $  328,249      $1,705,271     $  399,150
===========================================================================================================================

16.  FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments":

                                                              March 31, 1997                   March 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                        Carrying           Fair           Carrying           Fair
                                                          Value            Value            Value            Value
---------------------------------------------------------------------------------------------------------------------------
Assets:
 Cash                                                  $  3,211,091     $  3,211,091    $  4,900,671     $  4,900,671
 Interest-bearing deposits                                3,153,385        3,153,385          15,750           15,750
 Securities available for sale                           85,180,313       85,180,313      73,170,635       73,170,635
 Mortgage-backed securities available   for sale         74,052,253       74,052,253      61,953,242       61,953,242
 Securities held to maturity                                 25,000           25,000          25,000           25,000
 Mortgage-backed securities held to maturity             27,180,891       27,197,070      32,153,595       32,319,409
 Loans, net                                             210,219,994      206,062,560     206,909,621      206,016,286
 Interest receivable                                      3,539,085        3,539,085       2,874,362        2,874,362
 Federal Home Loan Bank stock                             5,192,600        5,192,600       3,503,600        3,503,600
 Cash surrender value of life insurance                   1,552,875        1,552,875         953,199          953,199
Liabilities:
 Deposits                                               280,753,353      275,017,173     280,008,062      284,071,916
 Federal Home Loan Bank advances                         98,483,986       98,084,186      68,303,217       68,074,701
 Advance payments by borrowers
    for taxes and insurance                               1,014,598        1,014,598       1,022,263        1,022,263
 Other borrowed funds                                     1,793,967        1,793,967       2,681,753        2,681,753
 Interest Payable                                         2,049,727        2,049,727       1,922,635        1,922,625

         The estimated fair value amounts are determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

         Cash, interest-bearing deposits, interest receivable and payable, cash surrender value of life insurance advance payments by borrowers for taxes and insurance and other borrowed funds - The carrying amounts of these items are a reasonable estimate of their fair value.

         Investment securities and mortgage-backed securities - Fair values are based on prices obtained from independent pricing services.

         Loans - The fair value of mortgage loans is estimated using published loan buy rates for similar loans and quoted market prices for mortgage-backed securities backed by loans with similar characteristics. The fair value of non-mortgage loans is estimated by discounting the future cash flows using the current rates for loans of similar credit risk and maturities.

         Federal Home Loan Bank stock - The fair value is estimated to be the carrying value which is par. All transactions in the capital stock of the Federal Home Loan Bank of Indianapolis are executed at par.

         Deposits - The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows using rates offered on the reporting date for deposits of similar remaining maturities.

         Federal Home Loan Bank advances - The fair value is estimated by discounting future cash flows using rates currently available to the bank for advances of similar maturities.

         Commitments - The commitments to originate and purchase loans have terms that are consistent with current market conditions. Accordingly, the Bank estimated that the face amounts of these commitments approximates carrying value.

         The fair value estimates presented herein are based on information available to management as of March 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amount presented herein.

BOARD OF DIRECTORS AND
EXECUTIVE OFFICERS

PERMANENT BANCORP INC.

BOARD OF DIRECTORS

Donald P. Weinzapfel                                             John W. Forster
James W. Vogel                                             James A. McCarty, Jr.
Jack H. Kinkel                                                    Daniel F. Korb
Robert L. Northerner                                               John R. Stone
James D. Butterfield                                             Murray J. Brown


EXECUTIVE OFFICERS

Donald P. Weinzapfel
   Chairman of the Board, President and
   Chief Executive Officer
Murray J. Brown
   Executive Vice President and
   Chief Operating Officer
Carl E. Root
   Vice President and Secretary
Joseph M. Schnapf
   Chief Financial Officer


PERMANENT FEDERAL SAVINGS BANK

BOARD OF DIRECTORS

Donald P. Weinzapfel                                             John W. Forster
James W. Vogel                                             James A. McCarty, Jr.
Jack H. Kinkel                                                    Daniel F. Korb
Robert L. Northerner                                               John R. Stone
James D. Butterfield                                             Murray J. Brown

Louis H. Boink, Jr. (Director Emeritus)
Carl F. Bernhardt (Director Emeritus)
Kenneth F. Allen  (Director Emeritus)

JASPER ADVISORY BOARD

Stephen A. Habig                                                  Roger W. Brown
G. Earl Metzger

WHOLLY OWNED SUBSIDIARY

PERMA SERVICE CORP.

PERMANENT INSURANCE AGENCY, INC.

Perma Service Corp. provides brokerage services, on an agency basis, through INVEST(R), Donald R. Woehler, Manager

CORPORATE STAFF

Donald P. Weinzapfel
   Chairman of the Board, President
   & Managing Officer
Murray J. Brown
   Executive Vice President &
   Chief Operating Officer
Carl E. Root
   Sr. Vice President & Secretary
George E. Orr
   Senior Vice President
Seth P. Allen
   Senior Vice President
Kevin M. Moore
   Vice President


Dean E. Smith
   Vice President
Richard A. Condi
   Vice President
Joseph M. Schnapf
   Vice President & Treasurer
Barbara O. Bolin
   Vice President & Auditor
Linda K. Hoover
   Vice President
Glenna J. Kirsch
   Vice President


ASSISTANT VICE PRESIDENTS

Karen S. Miller
Michael B. Stuckey
Gregory E. Matheis
Daniel T. Denton


ASSISTANT SECRETARIES

Phillip D. Effinger
Robert D. Stone
Timothy F. Robinson
Robert A. Baumgart

CORPORATE INFORMATION


ANNUAL MEETING

The Annual Meeting of Stockholders will be held Tuesday, July 22, 1997 at 4:00 p.m. Central Daylight Time at the Company's Main office, 101 S.E. Third Street, Evansville, Indiana

CORPORATE OFFICE

Permanent Bancorp, Inc.
101 S.E. Third Street
Evansville, IN 47708

BRANCH OFFICES

University Heights
4615 University Drive
Evansville, Indiana

Town Center
201 Diamond Avenue
Evansville, Indiana

Green River Road
123 South Green River Road
Evansville, Indiana

North Brook
3820 First Avenue
Evansville, Indiana

West Franklin Street
2131 West Franklin Street
Evansville, Indiana

Ross Center
2521 Washington Avenue
Evansville, Indiana

Fort Branch
810 East Locust Street
Fort Branch, Indiana

Jasper
771 West Second Street
Jasper, Indiana

Newburgh
4855 Highway 261 North
Newburgh, Indiana

Oakland City
410 West Morton Street
Oakland City, Indiana

FORM 10-K

The Company's Annual Report on Form 10-K, as required to be filed with the Securities and Exchange Commission, is available, without charge, upon written request to:

Carl E. Root
Secretary
Permanent Bancorp, Inc.
101 S.E. Third Street
Evansville, IN 47708



STOCK INFORMATION

The Company's stock is traded over-the-counter on the NASDAQ National Market System under the symbol PERM. At March 31, 1997, the Company's stock was held by approximately 1,246 holders of record. The stock transfer agent is:

REGISTRAR AND TRANSFER COMPANY
10 Commerce Drive
Cranford, New Jersey 07016

The Company's stock began trading on April 4, 1994.



STOCK TRADING DATA
                                                  Volume
                         High          Low        (000's)
--------------------------------------------------------------------------------
June 30, 1996           $16 1/4      $14 1/4      187.0
September 30, 1996       17 1/8       15 3/4      160.3
December 31, 1996        21           16 1/2      288.8
March 31, 1997           22 3/4       20 1/4      205.9

June 30, 1995           $16 1/2      $14 3/4      554.9
September 30, 1995       19           14 1/2      494.9
December 31, 1995        17 1/4       16          255.8
March 31, 1996           16 3/4       14          399.4

REGISTERED MARKET MAKERS

The following firms make a market in Permanent Bancorp Inc.'s stock:
Capital Resources, Inc.
The Chicago Corporation
Herzog, Heine, Geduld, Inc.
J.J.B. Hilliard, W.L. Lyons
NatCity Investments, Inc.
Sandler, O'Neill & Partners
Friedman Billings Ramsey &Co.

GENERAL BANK COUNSEL

Bowers, Harrison, Kent and Miller
25 Northwest Riverside Dr.
Evansville, IN 47708

SPECIAL COUNSEL

Silver, Freedman & Taff, L.L.P.
1100 New York Avenue, N.W.
Washington, D.C. 20005

INDEPENDENT AUDITORS

Deloitte & Touche LLP
Suite 3000
Market Tower
10 West Market Street
Indianapolis, IN46204-2985