Form 10-K, Exhibit 13
period 1998-03-31
PERMANENT BANCORP INC
filed 1998-06-29
CIK 916604

TABLE OF CONTENTS


President's Letter .................................................           2

Selected Consolidated Financial Data ...............................           3

Quarterly Results of Operations ....................................           5

Management's Discussion and Analysis of
  Financial Condition and Results of Operations ....................           6

Independent Auditors' Report .......................................          19

  Consolidated Statements of Financial Condition ...................          20

  Consolidated Statements of Income ................................          21

  Consolidated Statements of Stockholders' Equity ..................          22

  Consolidated Statements of Cash Flows ............................          23

  Notes to Consolidated Financial Statements .......................          25

Officers and Directors .............................................          46

Corporate Information ..............................................          47

                                                                Permanent
                                                                   Bancorp, Inc.
LETTER TO STOCKHOLDERS

To Our Stockholders:

         Permanent Bancorp, Inc. completed its fourth year as a public company on March 31, 1998 and earned $2.64 million for the year. This amount represents a 103% increase from 1997 net income of $1.30 million. Included in 1997's earnings is a $1.77 million (pretax) industry-wide assessment by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation. Earnings for the year ended March 31, 1998 compared to prior year earnings before the SAIF assessment increased by 11.4%. Basic earnings per share were $0.65 in fiscal 1998 compared to $0.31 in the prior year and diluted earnings per share increased to $0.62 from $0.30 in the prior year.

         The market price of the Company's stock reached record highs in March 1998 and the Board of Directors authorized a stock split, effected in the form of a 100% stock dividend, which was completed in April.

         The Company has recently adopted a dividend reinvestment and stock purchase plan. This enables stockholders the convenience of purchasing additional stock without incurring any brokerage commissions or administrative fees.

         The Board of Directors of the Company has elected a new director to its board. In March 1998 Mr. Daniel L. Schenk, President of IVY Tech State College, Evansville Region, joined the Board. Mr. Schenk was also elected a director of the subsidiary Bank.

         At the subsidiary level the Bank continues to increase its net interest income and non-interest income while reducing classified assets. These trends, coupled with a robust economy in the Evansville area, bodes well for the future.

         In addition, in April 1998 the Company announced that it had reached an agreement to acquire four branch locations from NBD Bank. This acquisition will significantly increase the Company's presence in the Evansville area and afford it marketing and other operating efficiencies. This acquisition will add approximately $85 million to the Company's deposit base and we look forward to having the NBD personnel join the Permanent family.

         More recently Mr. Robert A. Cern has joined the management team as our Chief Financial Officer and Corporate Secretary. Mr. Cern comes to us with many years experience in financial and accounting management.

         The banking environment is changing rapidly and the recent wave of mega-mergers and technological advances will continue to reshape the financial services industry. Permanent continues to explore growth opportunities and profit improvement strategies. In the near future, the Company will offer a telephone based bill paying service and personal computer based home banking service.

         We appreciate the continued support of our customers and shareholders and look forward to another year of earnings improvement.





                                                         /s/Donald P. Weinzapfel
                                                         -----------------------
                                                         Donald P. Weinzapfel
                                                         Chairman of the Board
                                                         President and
                                                         Chief Executive Officer

                                                                Permanent
                                                                   Bancorp, Inc.


SELECTED CONSOLIDATED FINANCIAL DATA

(In Thousands)
                                                                              At March 31,
----------------------------------------------------------------------------------------------------------------------
                                                     1998           1997          1996           1995          1994
----------------------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets                                       $439,115      $423,698       $395,903       $342,678       $365,184
Loans, net                                          225,349       210,189        206,910        195,483        189,240
Cash and interest-bearing deposits                    6,083         6,364          4,916          5,573         36,235
Mortgage-backed securities available
  for sale                                           62,652        74,052         61,953            981
Mortgage-backed securities held
  to maturity                                        18,861        27,181         32,154         76,262         76,027
Securities available for sale                       105,619        85,180         73,171            992
Securities held to maturity                                            25             25         48,076         48,247
Goodwill                                                453           326            545            769          1,015
Deposits                                            282,942       280,753        280,008        267,520        285,180
Total borrowings                                     99,353       100,278         70,985         28,114         34,823
Stockholders' equity                                 42,683        39,095         41,494         43,488         41,747

                                                                          Year Ended March 31,
---------------------------------------------------------------------------------------------------------------------
                                                     1998           1997          1996           1995          1994
---------------------------------------------------------------------------------------------------------------------
Selected Operations Data:
Interest income                                     $30,521       $29,689        $25,892        $22,705       $21,785
Interest expense                                     19,342        18,724         16,354         13,352        13,616
---------------------------------------------------------------------------------------------------------------------
  Net interest income                                11,179        10,965          9,538          9,353         8,169
Provision for loan losses                               177           113            207            410           350
---------------------------------------------------------------------------------------------------------------------
  Net interest income after provision
    for loan losses                                  11,002        10,852          9,331          8,943         7,819
---------------------------------------------------------------------------------------------------------------------
Other income:
  Service charges                                       985           841            628            619           817
  Gain (loss) on sale of loans                           92            23             18            (16)          228
  Gain (loss) on sale of investment and
    mortgage-backed securities                           43           (56)            (6)             5            36
  Other                                                 972           816            797          1,085           544
---------------------------------------------------------------------------------------------------------------------
  Total other income                                  2,092         1,624          1,437          1,693         1,625
---------------------------------------------------------------------------------------------------------------------

Other expense:
  Salaries and employee benefits                      4,519         4,295          4,427          4,397         3,768
  Deposit insurance assessment                          276         2,351            711            738           776
  Occupancy                                             821           809            819            769           704
  Other                                               3,015         2,714          2,900          2,614         2,449
---------------------------------------------------------------------------------------------------------------------
  Total other expense                                 8,631        10,169          8,857          8,518         7,697
---------------------------------------------------------------------------------------------------------------------
Income before income taxes                            4,463         2,307          1,911          2,118         1,747
Income tax provision                                  1,818         1,003            662            874           721
---------------------------------------------------------------------------------------------------------------------
Net income                                          $ 2,645       $ 1,304        $ 1,249        $ 1,244       $ 1,026
=====================================================================================================================

                                                                               3

SELECTED CONSOLIDATED FINANCIAL DATA

                                                                       At or For the Year Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                       1998           1997             1996           1995            1994
---------------------------------------------------------------------------------------------------------------------------
Performance Ratios:
  Return on average assets (ratio of net
    income to average total assets)                    0.62%           0.31%           0.34%           0.36%          0.31%
  Interest rate spread information:
      Average during year                              2.41            2.40            2.28            2.41           2.40
      End of year                                      2.40            2.41            2.33            2.28           2.27
  Net interest margin (1)                              2.74            2.76            2.72            2.83           2.58
  Ratio of operating expense to average
    total assets                                       2.03            2.44            2.41            2.37           2.39
  Return on average stockholders' equity
    (ratio of net income to average
    stockholders' equity)                              6.45            3.25            2.95            2.92           4.90
  Ratio of average interest-earning
    assets to average interest-bearing
    liabilities                                      106.97          107.63          109.42          110.51          04.19

Asset Quality Ratios:
  Non-performing assets to total assets at
    end of year (2)                                    0.25            1.11            1.75            2.43           2.83
  Allowance for loan and real estate
    owned losses to non-performing
    assets                                           180.51           44.73           32.22           25.33          21.75
  Allowance for loan losses to total loans             0.87            1.00            1.07            1.06           1.11

Capital Ratios:
  Stockholders' equity to total assets at
    end of year                                        9.72            9.23           10.48           12.69          11.43
  Average stockholders' equity to average
    assets                                             9.63            9.63           11.54           12.29           6.34
Number of full-service offices                           11              11              11              11             11
Number of deposit accounts                           33,884          35,426          36,452          35,075         38,644
Book value per share (3)                       $      10.41   $        9.52   $        9.72   $        9.36   $       8.47
Dividend payout ratio                                 30.6%           46.7%           27.9%             N/A            N/A


(1)  Net interest income divided by average interest-earning assets.
(2) Non-performing assets consist of non-accruing loans, including in-substance foreclosures, accruing loans past due 90 or more days, troubled debt restructurings and real estate owned.
(3) Amounts reflect a stock split in the form of a 100% stock dividend on April 14, 1998.

                                                                Permanent
                                                                   Bancorp, Inc.

QUARTERLY RESULTS OF OPERATIONS

         The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.

                                                                             Three Months Ended
--------------------------------------------------------------------------------------------------------------------
                                                       June 30,        September 30,    December 31,       March 31,
                                                         1997              1997             1997             1998
--------------------------------------------------------------------------------------------------------------------
Fiscal 1998
Total interest income                                  $7,653,837       $7,784,083       $7,587,707       $7,495,779
Total interest expense                                  4,850,898        5,001,278        4,817,298        4,673,037
--------------------------------------------------------------------------------------------------------------------
Net interest income                                     2,802,939        2,782,805        2,770,409        2,822,742
Provision for loan losses                                  77,386           75,164             (500)          25,000
--------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                             2,725,553        2,707,641        2,770,909        2,797,742
Other income                                              497,035          529,984          591,674          473,300
Other expense                                           2,123,438        2,140,755        2,196,172        2,170,962
--------------------------------------------------------------------------------------------------------------------
Income before income taxes                              1,099,150        1,096,870        1,166,411        1,100,080
Income tax provision                                      461,228          451,966          461,303          442,847
--------------------------------------------------------------------------------------------------------------------
Net income                                              $ 637,922        $ 644,904        $ 705,108        $ 657,233
====================================================================================================================
                                                                             Three Months Ended
--------------------------------------------------------------------------------------------------------------------
                                                       June 30,        September 30,    December 31,       March 31,
                                                         1996              1996             1996             1997
--------------------------------------------------------------------------------------------------------------------
Fiscal 1997
Total interest income                                  $7,226,117       $7,436,240       $7,532,390       $7,493,878
Total interest expense                                  4,571,382        4,711,195        4,752,329        4,689,090
--------------------------------------------------------------------------------------------------------------------
Net interest income                                     2,654,735        2,725,045        2,780,061        2,804,788
Provision for loan losses                                  60,000           88,486         (132,040)          96,810
--------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                             2,594,735        2,636,559        2,912,101        2,707,978
Other income                                              353,983          442,397          513,793          313,740
Other expense                                           2,037,515        3,915,272        2,135,720        2,080,249
--------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                         911,203         (836,316)       1,290,174          941,469
Income tax provision (benefit)                            406,800         (275,822)         573,492          298,516
--------------------------------------------------------------------------------------------------------------------
Net income (loss)                                      $  504,403       $ (560,494)       $ 716,682        $ 642,953
====================================================================================================================

                                                                Permanent
                                                                   Bancorp, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS



General

         At March 31, 1998, Permanent Bancorp, Inc. (the "Company") successfully completed its fourth year as a publicly owned entity. All references to the Company before March 31, 1994 refer to the operations of the Company's subsidiary, Permanent Federal Savings Bank ("Permanent Federal" or the "Bank"). The principal business of the Company consists of attracting deposits from the general public and using these deposits, together with borrowings and other funds, primarily to originate one- to four-family residential mortgage loans as well as multi-family and commercial real estate, automobile and other consumer loans. The Company also originates construction and commercial business loans and invests in mortgage-backed and other investment securities. The Company's results of operations are primarily dependent on its interest rate spread, which is the difference ("spread") between the average yield on interest-earning assets, such as loans, mortgage-backed and investment securities and short-term interest bearing deposits and the average rate paid on interest-bearing liabilities, such as deposits and borrowings. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition to credit risk, the Company is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

         The Company's results of operations also depend upon, among other things, the level of fee income, gains or losses on the sale of loans and other assets, provisions for possible loan losses, income derived from subsidiary activities, operating expenses and income taxes. The Company's operating expenses principally consist of employee compensation and benefits, occupancy expenses, federal deposit insurance premiums and other general and administrative expenses.

         Permanent Federal is significantly affected by prevailing economic conditions, including federal monetary and fiscal policies, as well as by federal regulation of financial institutions. Deposit balances are influenced by a number of factors, including interest rates paid on competing personal investments and the level of personal income and savings within the institution's market area. In addition, deposit balances are influenced by the perceptions of customers regarding the stability of the financial markets and financial services industry. Management expects to retain a significant portion of existing deposit balances by offering competitive rates on such deposits. Permanent Federal has adopted a strategy of employing Federal Home Loan Bank of Indianapolis (FHLB) advances to supplement deposits. FHLB advances are expected to augment the liquidity necessary to fund lending operations and investment opportunities. Lending activities are influenced by the demand for housing, consumer and commercial loans as well as competition from other lending institutions. The primary sources of funds for lending activities include deposits, loan payments, borrowings, the sale of loans and other assets and funds provided from operations.

Forward-looking Statements

         Certain statements in this report that relate to Permanent Bancorp's plans, objectives or future performance may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on Management's current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties. Additional discussion of factors affecting Permanent Bancorp's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.

Information Systems and the Year 2000

         As is the case with most other companies using computers in their operations, the Company is in the process of addressing the Year 2000 problem. The Company is currently engaged in a comprehensive project to ascertain that the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


computer programs it utilizes, both internally generated and those provided by outside sources, will consistently and properly recognize the Year 2000. Many of the Company's significant systems used to generate both internal reports and external documents (such as account statement and year-end tax reports) are generated by an outside provider of data processing services which has represented these systems will be Year 2000 compliant. The Company has initiated contingency processing plans should this supplier not become Year 2000 compliant in a timely manner. The Company is in the process of obtaining assurances from vendors that timely updates will be made available to make all remaining purchased software Year 2000 compliant.

         The Company will utilize both internal and external resources to reprogram or replace and test all of its software for Year 2000 compliance and the Company expects to complete the project in early calendar year 1999. The estimated cost for this project is being funded through operating cash flows. No assurance can be given by the Company that either it or its vendors will be Year 2000 compliant and failure by the Company and/or significant vendors to complete Year 2000 compliance work in a timely manner could have a material adverse effect on certain of the Company's operations.

FINANCIAL CONDITION

March 31, 1998 Compared to March 31, 1997

         The Company's total assets at March 31, 1998 were $439.1 million, an increase of $15.4 million, or 3.6% from $423.7 million at March 31, 1997. Investment and mortgage-backed securities amounted to $187.1 million at March 31, 1998, an increase of $694,000 from $186.4 million at March 31, 1997. Net loans increased by $15.2 million or 7.2% to $225.3 million at March 31, 1998 compared to $210.2 million at March 31, 1997. Total liabilities were $396.4 million at March 31, 1998, up $11.8 million, or 3.1% from $384.6 million at March 31, 1997. Deposits of $282.9 million were up $2.1 million or 0.8% from $280.8 million at March 31, 1997. Federal Home Loan Bank (FHLB) advances increased by $869,000 to $99.4 million at March 31, 1998 from $98.5 million at March 31, 1997. Total stockholders' equity increased by $3.6 million to $42.7 million at March 31, 1998. The Company earned $2.64 million and paid $809,000 of dividends to its shareholders. The Company purchased $994,000 of treasury shares and received $183,000 from the issuance of its stock. The fair value of securities increased by approximately $1.82 million and $509,000 of stock was earned or became vested under the Company's ESOP and restricted stock award programs.

         One to four family first mortgage loans increased by $6.2 million and consumer loans decreased by $1.3 million. Commercial and multi-family real estate loans increased by $611,000, land and construction loans increased by $1.6 million and commercial paper increased by $8.1 million. The allowance for loan losses decreased by $153,000 as non-performing loans decreased by $3.7 million from March 31, 1997 to March 31, 1998.

RESULTS OF OPERATIONS

Comparison of Operating Results for the Years Ended March 31, 1998 and March 31, 1997.

         General. The Company's net income of $2.64 million during the fiscal year ended March 31, 1998 was $1.34 million greater than the $1.30 million earned during the fiscal year ended March 31, 1997. The results of operations for the year ended March 31, 1997 include a $1.77 million (pretax) payment of a special assessment to recapitalize the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC). The after tax impact

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

of this assessment on earnings was $1.07 million. Net income for the year ended March 31, 1998 compared to prior year earnings before the special assessment increased $275,000 or 11.4%.

         Net Interest Income. The Company's net interest income increased by $214,000 to $11.2 million for the year ended March 31, 1998 compared to $11.0 million for the year ended March 31, 1997. The increase was primarily attributable to an increase in average interest earning assets and an improvement in the interest rate spread of 0.01%.

         Interest Income. Interest income for the year ended March 31, 1998 increased $833,000 to $30.5 million compared to $29.7 million for the same period in 1997. With the exception of investment securities, interest income was higher for all major earning asset categories including increased interest income on loans of $713,000 (a 4.2% increase) and mortgage-backed securities of $269,000 (a 4.4% increase). Due to decreased holdings of interest bearing securities, investment security income decreased $199,000 or 3.2% from the prior year. Due to increased holdings and an improved yield, dividends on Federal Home Loan Bank stock were up by $49,000. Interest income on loans increased as a result of growth in average loans outstanding of $ 5.6 million for the year ended March 31, 1998. The weighted average yield on loans was 8.14% during the fiscal year ended March 31, 1998 compared to 8.02% during the fiscal year ended March 31, 1997. Interest income on mortgage-backed securities also increased primarily as a result of higher outstanding balances. Mortgage-backed securities balances averaged $97.7 million during fiscal 1998 compared to $91.4 million during fiscal 1997. Interest bearing securities and FHLB stock averaged $93.2 million during fiscal 1998, compared to $95.2 million during fiscal 1997. The weighted average yields on mortgage-backed securities and interest bearing securities and FHLB stock were 6.52% and 7.01%, respectively during fiscal 1998, compared to 6.67% and 7.02%, respectively, during fiscal 1997. During 1998, the Company made investments of $500,000 in a limited partnership that invests in the stock of other financial institutions. The fair value of this investment was $614,000 at March 31, 1998.

         Interest Expense. Interest expense increased by $619,000 to $19.3 million during the fiscal year ended March 31, 1998 compared to $18.7 million during fiscal 1997. Interest paid on deposits increased by $99,000 due to an increase of $2.8 million in average deposit balance which more than offset a decrease in the rate paid from 4.84% to 4.83%. Interest on Federal Home Loan Bank advances increased by $545,000 as average balances outstanding increased by $9.1 million and the average rate paid on advances also increased from 5.74% during fiscal 1997 to 5.77% during fiscal year 1998.

         Provision for Loan Losses. The Bank establishes its provision for loan losses and evaluates the adequacy of its allowance for loan losses based on management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of its loan activity. Such evaluation, which includes a review of all loans for which full collectibility may not be reasonably assured, considers, among other matters, the estimated fair value of the underlying collateral, economic conditions, historical loan loss experience, the composition of its loan portfolio and other factors that warrant recognition in providing for an adequate loan loss allowance. This methodology is performed on a periodic basis, generally monthly, and is designed to ensure that matters affecting loan collectibility will be identified in a timely manner and evaluated by management in determining the necessary reserves and the provision for loan losses. The amounts actually reported in each period will vary with the outcome of this detailed review.

         During the year ended March 31, 1998, the Company recorded a provision for loan losses of $177,050 compared to $113,256 for the year ended March 31, 1997. Net charge offs amounted to $330,000 during fiscal 1998 compared to $225,000 during fiscal 1997. Asset quality, as measured by non-performing loans to total loans, improved significantly for the year ended March 31, 1998 compared to the prior year. The ratios of non-performing loans to total loans was 0.40% at March 31, 1998 and 2.16% at March 31, 1997 respectively. The allowance for losses, as a ratio to total loans, was 0.87% at March 31, 1998 compared to 1.00% at March 31, 1997. At March 31, 1998 and 1997, the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

allowance for loan losses as a percentage of non-performing loans was 216.58% and 46.31%, respectively. It is management's belief that the allowance for loan losses reflects an adequate reserve against potential losses in the loan portfolio. Future additions to the Company's allowance for loan losses and any change in the related ratio to nonperforming loans are dependent upon the performance of the Company's loan portfolio, the economy, inflation, changes in real estate and other collateral values and interest rates as well as the view of regulatory authorities toward adequate reserve levels. See also "Asset Quality."

         Other Income. Other income increased by $468,000 to $2,092,000 during the fiscal year ended March 31, 1998. This represents an increase of 28.8% over the prior year. Service charges increased by $144,000 and profit on sale of loans, securities and real estate owned increased by $193,000. Commissions on the sale of investment and insurance products increased by $68,000. Earnings from other sources were up by $63,000 during fiscal 1998.

         Other Expense. The Company's other expense decreased by $1.54 million from fiscal 1997 to fiscal 1998. The decrease is primarily attributable to the aforementioned $1.77 million SAIF assessment. Salaries and employee benefits increased $224,000 or 5.2%. The majority of this increase is attributable to increased expense associated with the Company's ESOP and restricted stock awards programs.

         Income Tax Provision. The Company's income tax provision increased by $814,000 from fiscal 1997 to fiscal 1998 primarily as a result of increased pretax earnings.

RESULTS OF OPERATIONS

Comparison of Operating Results for the Years Ended March 31, 1997 and March 31, 1996.

         General. The Company's net income of $1.30 million for the fiscal year ended March 31, 1997 was slightly improved from the $1.25 million earned during the fiscal year ended March 31, 1996. The earnings improvement occurred despite the payment of a special assessment in the amount of $1.77 million to recapitalize the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC). The after tax impact of this assessment on earnings was $1.07 million.

         Net Interest Income. The Company's net interest income increased by $1.5 million to $11.0 million for the year ended March 31, 1997 compared to $9.5 million for the year ended March 31, 1996. The increase was primarily attributable to an increase in interest earning assets and an improvement in the interest rate spread.

         Interest Income. Interest income for the year ended March 31, 1997 increased $3.8 million to $29.7 million compared to $25.9 million for the same period in 1996. Interest income was higher for all major earning asset categories including increased interest income on loans of $458,000, mortgage-backed securities of $341,000, and investment securities of $2,851,000. Due to increased holdings, dividends on Federal Home Loan Bank stock were also up by $166,000. Income on interest bearing deposits was down by a modest $19,000. Interest income on loans increased as a result of growth in average loans outstanding of $3.9 million for the year ended March 31, 1997. The weighted average yield on loans was 8.02% during the fiscal year ended March 31, 1997 compared to 8.13% during the fiscal year ended March 31, 1996. Interest income on mortgage-backed and investment securities also increased primarily as a result of higher outstanding balances. Mortgage-backed securities averaged $91.4 million during fiscal 1997 compared to $87.6 million during fiscal 1996. Securities and FHLB stock averaged $95.2 million during fiscal 1997 compared to $60.3 million during fiscal 1996. The weighted average yields on mortgage-backed and investment securities were 6.67% and 7.02% respectively during fiscal 1997, compared to 6.58% and 6.09% during fiscal 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Interest Expense. Interest expense increased by $2.3 million to $18.7 million during the fiscal year ended March 31, 1997 compared to $16.4 million during fiscal 1996. Interest paid on deposits decreased by $109,000 due to an decrease in the average rate paid to 4.84% from 4.93%, which more than offset the decrease of $2.8 million in average deposit balances. Interest on Federal Home Loan Bank advances increased by $2.5 million as average balances outstanding increased by $46.3 million. The average rate paid on advances was 5.74% during fiscal 1997 compared to 6.17% during fiscal year 1996.

         Provision for Loan Losses. During the year ended March 31, 1997, the Company recorded a provision for loan losses of $113,000 compared to $207,000 for the year ended March 31, 1996. During the period ended March 31, 1997 the bank reduced the loan loss provision by $232,000 relating to the reversal of specific reserves on a previously impaired loan. This decrease in the provision is partially offset by increases of $119,000 reflecting increased charge offs on consumer loans. Net recoveries amounted to $225,000 during fiscal 1997 compared to $62,000 during fiscal 1996. Asset quality, as measured by non-performing loans to total loans, improved for the year ended March 31, 1997 compared to the same period a year ago. The ratios of non-performing loans to total assets were 1.11% at March 31, 1997 and 1.75% at March 31, 1996, respectively. The allowance for losses, as a ratio to total loans, was 1.00% at March 31, 1997 compared to 1.07% at March 31, 1996.

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

         Other Expense. The Company's other expenses increased $1.3 million to $10.2 million for the year ended March 31, 1997, compared to $8.9 million for the year ended March 31, 1996, primarily because of the inclusion of the special FDIC-SAIF special assessment in the amount of $1.77 million mentioned under the "general" heading above. Salaries and employee benefits were $133,000 or 3.0% lower during fiscal 1997 than during fiscal 1996, while most other expenses remained relatively stable.

         Income Tax Provision. The Company's income tax provision increased from $661,000 for the year ended March 31, 1996 to $1,003,000 for the year ended March 31, 1997. The increase was primarily because the Company was able to recognize a greater loan loss deduction for tax purposes due to growth in loan balances during fiscal 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

(Dollars in Thousands)                      1998                             1997                              1996
--------------------------------------------------------------------------------------------------------------------------------
                                Average   Interest  Average      Average   Interest   Average       Average   Interest   Average
                              Outstanding  Earned/  Yield/     Outstanding  Earned/   Yield/      Outstanding  Earned/   Yield/
                                Balance     Paid     Rate        Balance     Paid      Rate         Balance     Paid      Rate
--------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Loans                          $214,982   $17,509    8.14%      $209,420   $16,796     8.02%       $200,940   $16,338     8.13%
 Mortgage-backed securities       97,668     6,370    6.52         91,431     6,101     6.67          87,551     5,761     6.58
 Securities and FHLB stock        93,210     6,536    7.01         95,212     6,686     7.02          60,268     3,669     6.09
 Other                             1,416       106    7.49          1,869       106     5.67           1,854       124     6.69
--------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning
   assets (1)                   $407,276   $30,521    7.49%      $397,932   $29,689     7.46        $350,613   $25,892     7.38
--------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
 Deposits                       $278,181   $13,431    4.83%      $275,407   $13,333     4.84        $272,568   $13,442     4.93
 FHLB advances                   101,704     5,866    5.77         92,604     5,320     5.74          46,308     2,856     6.17
 Other borrowings                    845        46    5.44          1,693        71     4.19           1,541        56     3.63
--------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                  $380,730   $19,343    5.08%      $369,704   $18,724     5.06        $320,417   $16,354     5.10
--------------------------------------------------------------------------------------------------------------------------------

Net interest income                        $11,178                          $10,965                            $ 9,538
--------------------------------------------------------------------------------------------------------------------------------

Net interest rate spread                              2.41%                             2.40%                              2.28%
--------------------------------------------------------------------------------------------------------------------------------

Net earning assets              $ 26,546                         $ 28,228                           $ 30,196
--------------------------------------------------------------------------------------------------------------------------------

Net interest margin(2)                               2.74%                              2.76%                              2.72%
--------------------------------------------------------------------------------------------------------------------------------

Average interest-earning
 assets to average interest-
 bearing liabilities              106.97%                          107.64%                            109.42%
--------------------------------------------------------------------------------------------------------------------------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves. (2) Net interest margin represents net interest income divided by average interest-earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


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

                                                                         Year Ended March 31,
---------------------------------------------------------------------------------------------------------------------
(In Thousands)                                            1998 vs. 1997                       1997 vs. 1996
---------------------------------------------------------------------------------------------------------------------
                                                 Increase (Decrease)      Total      Increase (Decrease)      Total
                                                       Due to           Increase           Due to           Increase
                                                Volume        Rate     (Decrease)    Volume       Rate     (Decrease)
---------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Loans receivable                                 $ 451      $  263      $  714      $  676       $ (218)     $  458
 Mortgage-backed securities                         402        (133)        269         258           82         340
 Securities and FHLB stock                         (140)        (10)       (150)      2,386          631       3,017
 Other                                                                                    1          (19)        (18)
---------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets                  $ 713      $  120      $  833      $3,321       $  476      $3,797
---------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
 Deposits                                         $ 134      $  (36)     $   98      $  143       $ (252)     $ (109)
 FHLB advances                                      525          21         546       2,645         (181)      2,464
 Other borrowings                                   (62)         37         (25)          6            9          15
---------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities             $ 597      $   22      $  619      $2,794       $ (424)     $2,370
=====================================================================================================================

Net change in interest income                                            $  214                               $1,427
=====================================================================================================================

         The following table presents the weighted average yields on loans, investments and other interest-earning assets, the weighted average rates on savings deposits and borrowings and the resultant interest rate spreads at the dates indicated:

                                                                        At March 31,
                                                   1998                    1997                     1996
---------------------------------------------------------------------------------------------------------
Weighted average yield on:
 Loans, net                                        7.91%                   8.02%                    8.01%
 Mortgage-backed securities                        6.80                    6.71                     6.87
 Securities                                        6.84                    7.05                     6.40
 Other                                             6.06                    6.69                     5.35
  Combined weighted average yield on
   interest-earning assets                         7.42                    7.47                     7.39
Weighted average rate paid on:
 Savings deposits                                  3.77                    3.87                     3.90
 Demand and NOW deposits                           1.79                    2.06                     2.20
 Time deposits                                     5.78                    5.67                     5.74
 FHLB Advances                                     5.39                    5.65                     5.77
 Other Borrowings                                                          5.19                     4.76
  Combined weighted average rate paid
   on interest-bearing liabilities                 5.02                    5.05                     5.06
Spread                                             2.40                    2.41                     2.33

12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Asset Quality

         In accordance with the Company's classification of assets policy, management periodically evaluates the loan and investment portfolios to identify substandard assets that may contain the potential for loss. In addition, management evaluates the adequacy of its allowance for possible loan losses.

         Non-Performing Assets. The following table sets forth the amounts and categories of non-performing assets in the Bank's loan portfolio. For the years presented, the Bank had no accruing loans delinquent more than 90 days. Real estate owned includes loans classified as in-substance foreclosures and property acquired in settlement of foreclosed loans which are carried at the lower of cost or estimated fair value less estimated cost to sell. Other assets include other repossessed assets.

                                                                          Year Ended March 31,
--------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                1998           1997          1996          1995          1994
--------------------------------------------------------------------------------------------------------------------
Non-accruing loans:
  One- to four-family                                 $ 822         $1,131        $  695        $1,219      $ 1,911
  Multi-family                                                       1,062         3,654         3,696        3,912
  Commercial real estate                                                                                        646
  Construction or development                            12            171           171                         57
  Consumer                                               77             99           185            78           93
--------------------------------------------------------------------------------------------------------------------
    Total                                               911          2,463         4,705         4,993        6,619
--------------------------------------------------------------------------------------------------------------------
Troubled debt restructurings                                         2,128         2,165         3,293        3,341
--------------------------------------------------------------------------------------------------------------------
Total non-performing loans                            $ 911         $4,591        $6,870        $8,286      $ 9,960
Real estate and other assets owned:
  One- to four-family                                    93             41            22             7           46
  Construction or development                                                                       26          342
  Consumer                                               89             53            54            25
--------------------------------------------------------------------------------------------------------------------
    Total                                               182             94            76            58          388
--------------------------------------------------------------------------------------------------------------------
Total non-performing assets                          $1,093         $4,685        $6,946        $8,344      $10,348
====================================================================================================================

Total as a percentage of total assets                  0.25%          1.11%         1.75%         2.43%        2.83%
====================================================================================================================

         At March 31, 1998 the Bank had one non-performing asset with an outstanding balance in excess of $100,000. This compares to four non-performing assets at March 31, 1997 that had balances in excess of $100,000.

         Non-accruing Loans. As of March 31, 1998, the Bank had $911,000 in book value of non-accruing loans compared to $2.5 million as of March 31, 1997. For the year ended March 31, 1998, gross interest income which would have been recorded had the Bank's non-accruing loans been current in accordance with their original terms amounted to $73,000. The amount that was included in interest income on such loans was $39,000 for the year ended March 31, 1998.

         Real Estate Owned. At March 31, 1998, the Bank's real estate acquired through foreclosure totaled $93,000.

         Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of March 31, 1998, there was an aggregate of $3.2 million in net book value of loans which management is closely monitoring for the borrowers' ability to comply with current repayment terms. Management believes it has taken a conservative approach in evaluating under-performing credits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Delinquent Loans. The following table sets forth the Bank's loan delinquencies by type, amount and percentage at March 31, 1998.

                                                                   Loan Delinquent For:
------------------------------------------------------------------------------------------------------------------------
                                       30-59 Days                    60-89 Days                   90 Days and Over
------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)          Number   Amount  Percentage   Number   Amount  Percentage   Number   Amount   Percentage
------------------------------------------------------------------------------------------------------------------------
Real Estate:
  One- to four-family             111    $3,161     81.65%     52    $1,598    96.32%        24    $   822     90.23%
  Construction or
    development                     1         1      0.03%                                    1         12      1.32%
  Consumer                        107       709     18.32%     14        61     3.68%        14         77      8.45%
----------------------------------------------------------------------------------------------------------------------
       Total                      219    $3,871    100.00%     66    $1,659    100.00%       39     $  911    100.00%
======================================================================================================================

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based upon management's evaluation of the risk inherent in its loan portfolio and changes in the nature and volume of it's loan activity.

         The following table sets forth an analysis of the Bank's allowance at the years indicated.

(Dollars in Thousands)                                                         At March 31,
--------------------------------------------------------------------------------------------------------------------
                                                      1998          1997           1996         1995           1994
--------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                         $2,126        $2,238         $2,093       $2,110        $2,077
Charge-offs:
  One- to four-family                                    56                           11           20             5
  Multi-family                                           72                                        86            97
  Consumer                                              276           354             93           63            57
  Commercial business                                                  17                         414           183
--------------------------------------------------------------------------------------------------------------------
                                                        404           371            104          583           342
--------------------------------------------------------------------------------------------------------------------
Recoveries:
  One- to four-family                                                   2             11          134
  Multi-family & commercial                                            98              4
  Consumer                                               74            46             27           22            25
--------------------------------------------------------------------------------------------------------------------
                                                         74           146             42          156            25
--------------------------------------------------------------------------------------------------------------------
Net charge-offs                                         330           225             62          427           317
Provision for loan losses charged
  to operations                                         177           113            207          410           350
--------------------------------------------------------------------------------------------------------------------
Balance at end of year                               $1,973        $2,126         $2,238       $2,093        $2,110
====================================================================================================================

Ratio of net charge-offs during the period to
  average loans outstanding during the year            0.15%         0.11%          0.03%        0.22%         0.17%
====================================================================================================================
Ratio of net charge-offs during the period to
  ending non-performing assets                        30.19%         4.80%          0.89%        5.12%         3.06%
====================================================================================================================
Ratio of provision for loan losses
  to total loans                                       0.08%         0.05%          0.10%        0.21%         0.19%
====================================================================================================================
Ratio of allowance for loan losses
  to non-performing loans                            216.58%        46.31%         32.58%       25.26%        21.18%
====================================================================================================================
Ratio of allowance for loan losses
  to total loans                                       0.87%         1.00%          1.07%        1.06%         1.11%
====================================================================================================================

14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Asset/Liability Management

         The measurement and analysis of the exposure of the Bank to changes in the interest rate environment is referred to as asset/liability management. One method used to analyze the Bank's sensitivity to changes in interest rates is to measure the difference between the amount of interest-earning assets which are anticipated to mature or reprice within a given period of time compared to the amount of interest-bearing liabilities which are expected to mature or reprice within the same period. This difference is known as the interest rate sensitivity "gap." A gap is considered positive when the amount of interest rate sensitive assets anticipated to reprice or mature exceeds the amount of interest rate sensitive liabilities anticipated to reprice or mature in a given period. A gap is considered negative when the amount of interest rate sensitive liabilities anticipated to reprice or mature exceeds the amount of interest rate sensitive assets anticipated to reprice or mature in a given period.

         At March 31, 1998, the Company's total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $56.9 million, representing a negative cumulative one-year gap ratio of 12.95% of total assets. The Company relies on certain assumptions, such as the amount and timing of loan prepayments, among others, in the measurement of the interest rate sensitivity gap. In light of the Company's negative cumulative one-year gap ratio, management believes that an increase in interest rates will adversely effect its net interest income.

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

         The following table sets forth the interest rate sensitivity of the Company's assets and liabilities at March 31, 1998 on the basis of the above-described assumptions, and sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at March 31, 1998 and the Company's interest rate sensitivity "gap" percentages at the dates indicated. Information presented is based on estimated prepayment rates ranging from 9% to 50% for loans and mortgage-backed securities, depending on their maturity and yield. Passbook savings and NOW account balances assume a 17% and 37% annual decay rate, respectively, and money market demand amounts assume a 79% annual decay rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                  Maturing or Repricing
------------------------------------------------------------------------------------------------------------------
                                         Less than         6-12           Over 1-3       Over 3-5          Over
                                         6 Months         Months           Years          Years          5 Years
------------------------------------------------------------------------------------------------------------------
Fixed-rate one- to four-
  family, multi-family (including
  mortgage-backed securities),
  commercial real estate and
  construction loans                     $  16,284       $  10,009       $  30,186       $  21,630       $  40,648
Adjustable rate one- to four-
  family, multi-family (including
  mortgage-backed securities)
  commercial real estate and
  construction loans                        55,831          17,921          30,255          12,971          12,137
Consumer loans                              10,256           7,183          21,444           9,244           4,008
Investment securities and other             10,942                           7,001          21,849          77,186
                                         ---------       ---------       ---------       ---------       ---------
  Total interest-earning assets             93,313          35,113          88,886          65,694         133,979
                                         ---------       ---------       ---------       ---------       ---------
Savings deposits                             2,368           4,024          11,789           5,700          28,169
Demand and NOW deposits                      9,830           6,277           9,600           2,761           5,540
Certificates                                89,494          37,412          37,291          15,837          14,987
FHLB advances                               18,340          17,553          17,107           5,365          40,993
                                         ---------       ---------       ---------       ---------       ---------
  Total interest-bearing liabilities       120,032          65,266          75,787          29,663          89,689
                                         ---------       ---------       ---------       ---------       ---------
Interest-earning assets less
  interest-bearing liabilities           $ (26,719)      $ (30,153)      $  13,099       $  36,031       $  44,290
                                         =========       =========       =========       =========       =========

Cumulative interest-rate
  sensitivity gap                        $ (26,719)      $ (56,872)      $ (43,773)      $  (7,742)      $  36,548
                                         =========       =========       =========       =========       =========

Cumulative interest-rate
  gap as a percentage of assets              (6.08)%        (12.95)%         (9.97)%         (1.76)%          8.34%
                                         =========       =========       =========       =========       =========

         In evaluating the Company's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. For example, projected passbook, money market and NOW account maturities may materially change if interest rates change significantly or if alternative savings/investment products become attractive. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase. The Company considers all of these factors in monitoring its exposure to interest rate risk.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Office of Thrift Supervision ("OTS") requires the Bank to calculate the estimated change in its net portfolio value ("NPV") assuming an instantaneous, parallel shift in the Treasury yield curve of 100 to 400 basis points ("bp") either up or down. NPV represents the sum of future cash flows discounted to present value. The OTS permits the Bank to utilize the OTS model to determine the impact of parallel and instantaneous shifts in the Treasury yields curve. While the OTS model uses data submitted by the Bank to the OTS, many of the assumptions imbedded in the model, such as loan prepayment rates and deposit decay rates, are determined by the OTS. The following table sets forth the Bank's interest rate sensitivity of NPV as of March 31, 1998 as calculated by the OTS (dollars in 000's):

                                      Net portfolio value                             NPV as % of PV of Assets
-----------------------------------------------------------------------------------------------------------------
   Change in
     rates               $ Amount         $ Change         % Change                NPV Ratio              Change
-----------------------------------------------------------------------------------------------------------------
    +400 bp                26,039          (26,434)          (50%)                   6.55%               (535 bp)
    +300 bp                33,181          (19,292)          (37%)                   8.12%               (378 bp)
    +200 bp                40,138          (12,335)          (24%)                   9.57%               (234 bp)
    +100 bp                46,707           (5,766)          (11%)                  10.85%               (105 bp)
       0 bp                52,473                                                   11.90%
    (100 bp)               57,316            4,843             9%                   12.72%               + 82 bp
    (200 bp)               60,845            8,373            16%                   13.25%               +134 bp
    (300 bp)               64,458           11,985            23%                   13.76%               +186 bp
    (400 bp)               69,635           17,162            33%                   14.52%               +262 bp

Liquidity and Capital Resources

         The OTS requires minimum levels of liquid assets. OTS regulations presently require the Bank to maintain an average daily balance of liquid assets (United States Treasury, federal agency and other investments) equal to at least 4.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Such requirements may be changed from time to time by the OTS to reflect changing economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which Permanent Federal may rely, if necessary, to fund deposit withdrawals and other short-term funding needs. The Bank has historically maintained its liquidity ratio in excess of that required. At March 31, 1998, the amount of the Bank's liquidity was $192.7 million, resulting in a liquidity ratio of 65.55%.

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

         The Bank principally uses its liquidity resources to meet ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, to invest, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses. At March 31, 1998, the Bank had approximately $4.9 million of loan commitments and an additional $5.5 million of undisbursed loans in process. The Bank anticipates that it will have sufficient funds available to meet current loan commitments.

         Certificates of deposit scheduled to mature in a year or less at March 31, 1998 totalled $124 million. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank, however, there can be no assurance that the Bank can retain all such deposits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management believes that loan repayments and other sources of funds will be adequate to meet and exceed the Bank's foreseeable short- and long-term liquidity needs.

         The primary investing activities of the Bank include investing in loans, mortgage-backed securities, U.S. Treasury and agency securities and other investment securities. At March 31, 1998, these assets accounted for 94.2% of the Company's total assets. The purchases are funded primarily from loan repayments, maturities of securities, FHLB advances and increases in deposits and net income.

         At March 31, 1998, the Bank had outstanding borrowings of $99.4 million from the FHLB and had the capacity to borrow up to a total of approximately $203 million.

         Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), the capital requirements applicable to all savings institutions, including the Bank, have been substantially increased. However, the Bank is in compliance with the fully phased-in capital requirements. See
Note 10 to the Consolidated Financial Statements for a further discussion of regulatory capital requirements.

         Dividends are subject to determination and declaration by the Board of Directors, which will take into account the Company's consolidated financial condition and results of operations as well as other relevant factors. The
Company's ability to pay dividends is subject to federal regulations and its continued compliance with regulatory capital requirements. The Company is also subject to the requirements of Delaware law, which generally limits dividends to an amount in excess of a company's net assets over paid-in-capital, or, if there is no such excess, to its net profits for the current and immediately preceding fiscal year. See Note 10 to the Consolidated Financial Statements for a further discussion.

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

Recent Accounting Pronouncements

         The Financial Accounting Standards Board has issued Statements 130 and 131 that the Company will be required to adopt in future periods. See Note 1 to the Consolidated Financial Statements for a description of the statements requirements.

INDEPENDENT AUDITORS' REPORT


To the Stockholders and the Board of Directors of Permanent Bancorp, Inc.:

         We have audited the accompanying consolidated statements of financial condition of Permanent Bancorp, Inc. and its subsidiary (the "Company") as of March 31, 1998 and 1997 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Permanent Bancorp, Inc. and its subsidiary as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.












/s/DELOITTE & TOUCHE L L P
--------------------------
DELOITTE & TOUCHE L L P

May 11, 1998
Indianapolis, Indiana

Consolidated Statements of                                      Permanent
Financial Condition                                                Bancorp, Inc.

                                                                                                 March 31,
---------------------------------------------------------------------------------------------------------------------
                                                                                          1998               1997
---------------------------------------------------------------------------------------------------------------------
                                     ASSETS:
Cash                                                                                $   4,274,700      $   3,211,091
Interest-bearing deposits                                                               1,808,159          3,153,385
Total cash and cash equivalents                                                         6,082,859          6,364,476
Securities available for sale - at fair value
  (amortized cost - $105,529,613 and $87,020,254) (Notes 2, 8)                        105,618,621         85,180,313
Mortgage-backed securities available for sale - at fair value
  (amortized cost - $62,368,921 and $74,846,178) (Note 3)                              62,652,286         74,052,253
Securities held to maturity (Note 2)                                                                          25,000
Mortgage-backed securities held to maturity (fair value -
  $19,119,093 and $27,197,070) (Note 3)                                                18,861,416         27,180,891
Other investments                                                                       1,100,826          1,056,036
Loans (net of allowance for loan losses of $1,973,410 and
  $2,126,225) (Notes 4,13)                                                            225,349,258        210,189,422
Interest receivable, net                                                                3,270,173          3,539,085
Office properties and equipment, net (Note 5)                                           7,533,251          6,968,587
Real estate owned                                                                          93,182             40,653
Deferred income tax (Note 9)                                                              180,456          1,374,109
Federal Home Loan Bank stock (Note 7)                                                   5,466,000          5,192,600
Cash surrender value of life insurance (Note 12)                                        1,625,253          1,552,875
Goodwill (net of accumulated amortization of $1,909,003 and
  $1,741,967)                                                                             452,912            326,198
Other                                                                                     828,007            655,833
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                         $439,114,500       $423,698,331
=====================================================================================================================

                      LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Deposits (Notes 6)                                                                   $282,942,123       $280,753,353
Federal Home Loan Bank advances (Note 7)                                               99,352,678         98,483,986
Advance payments by borrowers for taxes and insurance                                     979,859          1,014,598
Other borrowed funds (Note 8)                                                                              1,793,967
Interest payable                                                                        2,193,548          2,049,727
Other                                                                                  10,963,033            508,073
---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                     396,431,241        384,603,704
---------------------------------------------------------------------------------------------------------------------

Commitments  and  contingencies   (Notes  4,13)
STOCKHOLDERS' EQUITY (Notes 10,11,12):
Serial Preferred Stock ($.01 par value) Authorized and unissued
  - 1,000,000 shares
Common Stock ($.01 par value)  Authorized - 9,000,000  shares
Issued - 4,927,000 and 4,917,964 Outstanding - 4,102,094
  and 4,104,150                                                                            49,241             49,180
Additional paid-in capital                                                             24,525,662         24,020,823
Treasury Stock - 682,674 and 635,786 shares - at cost                                  (6,255,083)        (5,547,823)
Retained Earnings - substantially restricted                                           25,127,127         23,393,701
Unrealized gains (losses) on securities available for sale, net
  of deferred tax of $147,127 and $(1,043,275)                                            225,247         (1,590,591)
ESOP borrowing                                                                           (714,150)          (952,200)
Unearned compensation - restricted stock awards                                          (274,785)          (278,463)
---------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                             42,683,259         39,094,627
---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $439,114,500       $423,698,331
=====================================================================================================================

See notes to consolidated financial statements.

Consolidated Statements of Income                               Permanent
                                                                   Bancorp, Inc.

                                                                                    Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------
                                                                              1998            1997           1996
---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                                  $17,509,318     $16,796,387    $16,338,109
   Mortgage-backed securities and mortgage-backed securities
     held for sale                                                          6,370,350       6,101,478      5,760,962
   Investment securities and securities held for sale                       6,102,461       6,301,581      3,450,724
   Deposits                                                                   106,454         105,488        124,465
   Dividends on Federal Home Loan Bank stock                                  432,823         383,691        217,652
---------------------------------------------------------------------------------------------------------------------
                                                                           30,521,406      29,688,625     25,891,912
---------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
   Deposits (Note 6)                                                       13,431,142      13,332,587     13,441,629
   Federal Home Loan Bank advances (Note 7)                                 5,865,542       5,320,326      2,856,167
   Short-term borrowings (Note 8)                                              45,827          71,083         56,444
---------------------------------------------------------------------------------------------------------------------
                                                                           19,342,511      18,723,996     16,354,240
---------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                        11,178,895      10,964,629      9,537,672
PROVISION FOR LOAN LOSSES (Note 4)                                            177,050         113,256        206,923
---------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER LOAN LOSS PROVISION                              11,001,845      10,851,373      9,330,749
---------------------------------------------------------------------------------------------------------------------

OTHER INCOME:
   Service charges                                                            984,668         840,520        627,917
   Gain on sale of loans                                                       91,866          22,771         18,233
   Commissions                                                                607,806         539,487        559,593
   Gain (loss) on sale of securities and mortgage-backed
     securities                                                                42,643         (55,897)        (6,307)
   Gain on sale of real estate owned                                           41,966          16,811          6,400
   Other                                                                      323,044         260,221        231,133
---------------------------------------------------------------------------------------------------------------------
                                                                            2,091,993       1,623,913      1,436,969
---------------------------------------------------------------------------------------------------------------------

OTHER EXPENSE:
   Salaries and employee benefits (Note 12)                                 4,519,290       4,294,824      4,427,347
   Deposit insurance assessment                                               275,986       2,350,715        710,909
   Occupancy (Note 13)                                                        821,412         809,138        818,544
   Equipment (Note 13)                                                        608,472         566,098        592,033
   Computer service                                                           537,903         494,374        484,652
   Advertising                                                                354,370         326,211        304,593
   Postage and office supplies                                                285,906         273,474        320,030
   Other                                                                    1,227,988       1,053,922      1,198,859
---------------------------------------------------------------------------------------------------------------------
                                                                            8,631,327      10,168,756      8,856,967
---------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                  4,462,511       2,306,530      1,910,751
INCOME TAX PROVISION (Note 9)                                               1,817,344       1,002,986        661,446
---------------------------------------------------------------------------------------------------------------------
NET INCOME                                                               $  2,645,167    $  1,303,544   $  1,249,305
=====================================================================================================================

EARNINGS PER SHARE OF COMMON STOCK
   Basic                                                                    $    0.65       $    0.31      $    0.28
   Diluted                                                                       0.62            0.30           0.27

See notes to consolidated financial statements.

Consolidated Statements of                                      Permanent
Stockholders' Equity                                               Bancorp, Inc.



         For the Years Ended March 31, 1998, 1997 and 1996

                                                                 Additional
                                             Common Stock         Paid-in        Treasury         Retained       Unrealized
                                         Shares      Amount       Capital          Stock          Earnings       Gain (Loss)
---------------------------------------------------------------------------------------------------------------------------
BALANCES, APRIL 1, 1995                 4,926,104    $49,261    $23,586,140                    $21,847,208         $6,571
Net income                                                                                       1,249,305
Unrealized loss on
 securities available for sale                                                                                   (104,942)
ESOP shares earned                                                  265,528
Vesting of restricted stock awards
Cancellation of restricted
 stock awards                              (5,712)       (57)       (28,503)
Purchase of Treasury Stock               (436,744)                               (3,465,463)
Issuance of restricted stock awards         6,000                     1,733          47,580
Exercise of stock options                   7,138                                    56,604        (20,915)
Payment of dividends                                                                              (347,996)
---------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1996                4,496,786     49,204     23,824,898      (3,361,279)    22,727,602        (98,371)

Net income                                                                                       1,303,544
Unrealized loss on
 securities available for sale                                                                                 (1,492,220)
ESOP shares earned                                                  205,471
Vesting of restricted stock awards
Cancellation of restricted
 stock awards                              (2,428)       (24)       (12,116)
Purchase of Treasury Stock               (224,838)                               (2,286,925)
Issuance of restricted stock awards         1,000                     2,570           7,930
Exercise of stock options                  11,658                                    92,451        (28,806)
Payment of dividends                                                                              (608,639)
---------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1997                4,282,178      49,180    24,020,823      (5,547,823)    23,393,701     (1,590,591)

Net income                                                                                       2,645,167
Unrealized gain on
 securities available for sale                                                                                  1,815,838
ESOP shares earned                                                  383,336
Vesting of restricted stock awards
Cancellation of restricted
 stock awards                              (2,856)        (29)      (14,251)
Purchase of Treasury Stock                (92,000)                                 (993,628)
Issuance of restricted stock awards         9,000          90       135,754
Exercise of stock options                  36,112                                   286,368       (103,131)
Payment of dividends                                                                              (808,610)
---------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1998                4,232,434      $49,241  $24,525,662     ($6,255,083)   $25,127,127       $225,247
===========================================================================================================================

                                                                  Restricted       Total
                                                      ESOP          Stock      Stockholders'
                                                   Borrowing        Awards         Equity
--------------------------------------------------------------------------------------------
BALANCES, APRIL 1, 1995                           ($1,428,300)    ($573,160)    $43,487,720
Net income                                                                        1,249,305
Unrealized loss on
 securities available for sale                                                     (104,942)
ESOP shares earned                                    238,050                       503,578
Vesting of restricted stock awards                                  135,740         135,740
Cancellation of restricted
 stock awards                                                        28,560
Purchase of Treasury Stock                                                       (3,465,463)
Issuance of restricted stock awards                                 (49,313)
Exercise of stock options                                                            35,689
Payment of dividends                                                               (347,996)
--------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1996                           (1,190,250)     (458,173)     41,493,631

Net income                                                                        1,303,544
Unrealized loss on
 securities available for sale                                                   (1,492,220)
ESOP shares earned                                    238,050                       443,521
Vesting of restricted stock awards                                  178,070         178,070
Cancellation of restricted
 stock awards                                                        12,140
Purchase of Treasury Stock                                                       (2,286,925)
Issuance of restricted stock awards                                 (10,500)
Exercise of stock options                                                            63,645
Payment of dividends                                                               (608,639)
--------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1997                             (952,200)     (278,463)     39,094,627

Net income                                                                        2,645,167
Unrealized gain on
 securities available for sale                                                    1,815,838
ESOP shares earned                                    238,050                       621,386
Vesting of restricted stock awards                                  125,242         125,242
Cancellation of restricted
 stock awards                                                        14,280
Purchase of Treasury Stock                                                         (993,628)
Issuance of restricted stock awards                                (135,844)
Exercise of stock options                                                           183,237
Payment of dividends                                                               (808,610)
--------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1998                            ($714,150)    ($274,785)    $42,683,259
============================================================================================

See notes to consolidated financial statements.

Consolidated Statements of                                      Permanent
Cash Flows                                                         Bancorp, Inc.

                                                                                      Years Ended March 31,
----------------------------------------------------------------------------------------------------------------------
                                                                              1998            1997           1996
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                               $  2,645,167    $  1,303,544   $  1,249,305
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                                               556,598         488,930        478,535
   Amortization and accretion                                                 258,006         (49,563)       (43,445)
   Vesting of restricted stock awards                                         125,243         178,070        135,740
   Provisions for loan and real estate owned losses                          (152,815)       (142,153)       257,689
   (Gain) Loss on sale of securities and mortgage-backed securities           (42,643)         51,120          5,808
   (Gain) on sale of loans                                                    (91,866)        (22,771)       (18,233)
   (Gain) Loss on sale of building and improvements                           (13,886)         61,766
   Gain on sale of real estate owned                                          (60,422)        (13,289)       (34,014)
   ESOP shares earned                                                         383,336         205,471        265,528
Changes in assets and liabilities:
   Proceeds from the sales of loans held for sale                           5,169,926         984,756      3,268,671
   Origination of loans for resale                                         (5,078,060)       (961,985)    (2,984,456)
   Other investments                                                          (51,135)       (422,734)
   Interest receivable                                                        268,912        (664,723)      (971,623)
   Deferred income taxes                                                       (1,430)       (113,861)       169,691
   Other assets                                                              (172,174)         79,790        241,695
   Interest payable                                                           143,821         127,092        206,775
   Other liabilities                                                        1,456,933          36,942       (226,637)
----------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                          5,343,511       1,126,402      2,001,029
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash acquired through branch purchase                                      4,578,736
 Loans originated                                                         (71,094,339)    (61,791,343)   (61,639,620)
 Loan principal repayments                                                 73,116,431      76,390,492     55,018,039
 Proceeds from:
   Maturities of:
      Securities available for sale                                        60,991,550      18,000,000      9,000,000
      Securities held to maturity                                              25,000                     15,626,930
   Sales of:
      Securities and mortgage-backed securities available for sale         24,072,258      36,573,836
      Securities and mortgage-backed securities held to maturity                                           7,729,484
      Fixed assets                                                            187,596
      Real estate owned                                                       135,578          27,224        132,629
   Purchases of:
      Securities and mortgage-backed securities available for sale        (97,993,517)    (91,445,439)   (43,952,634)
      Securities and mortgage-backed securities held to maturity                                         (42,104,045)
      Loans                                                               (17,257,140)    (17,741,292)    (5,260,316)
      FHLB stock                                                             (273,400)     (1,689,000)      (932,300)
      Office properties and equipment                                        (457,064)       (305,595)      (482,009)
 Payments on mortgage-backed securities                                    24,282,962      15,416,207     12,594,721
 Increase in cash surrender value of life insurance                           (72,378)       (599,676)      (121,812)
 Other                                                                         16,517          49,499         33,534
----------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                                258,790     (27,115,087)   (54,357,399)
----------------------------------------------------------------------------------------------------------------------

                            (Continued on next page)

Consolidated Statements of                                      Permanent
Cash Flows                                                         Bancorp, Inc.

                                                                                     Years Ended March 31,
----------------------------------------------------------------------------------------------------------------------
                                                                              1998           1997            1996
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid                                                              (808,610)       (608,639)      (347,996)
 Purchase of treasury stock                                                  (993,628)     (2,286,925)    (3,465,463)
 Net change in deposits                                                    (3,542,954)        745,291     12,488,154
 Proceeds from FHLB advances                                              274,500,000     142,900,000     76,731,824
 Payments on FHLB advances                                               (273,631,307)   (112,719,231)   (34,117,384)
 Principal repayments of ESOP borrowing                                       238,050         238,050        238,050
 Advance payments by borrowers for taxes and insurance                        (34,739)         (7,665)      (120,411)
 Net change in other borrowed funds                                        (1,793,967)       (887,786)       256,985
 Net proceeds from issuance of common stock                                   183,237          63,645         35,689
----------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities               (5,883,918)     27,436,740     51,699,448
----------------------------------------------------------------------------------------------------------------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                         (281,617)      1,448,055       (656,922)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                            6,364,476       4,916,421      5,573,343
----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                              $   6,082,859   $   6,364,476  $   4,916,421
----------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the year for:
   Interest                                                             $  19,198,690   $  18,596,904   $ 16,147,465
   Income taxes                                                             1,588,000       1,097,000        547,508
 Noncash transactions:
   Transfers from loans to real estate owned                                  151,339          39,307        123,151
   Liability for purchase of available for sale securities                  8,995,000


                                                                 Permanent
                                                                   Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization - Permanent Bancorp, Inc. (the "Company"), a Delaware Corporation, commenced operations on March 31, 1994 upon acquisition of Permanent Federal Savings Bank (the "Bank") in a transaction accounted for as a pooling of interests. The Company was initially capitalized and the Bank acquired by the issuance of 4,761,000 shares of common stock which resulted in net proceeds to the Company of $22,809,881.

         Business of the Company - Permanent Bancorp, Inc. is a savings and loan holding company incorporated to hold all of the outstanding common stock of Bank, with its principal offices in Evansville, Indiana and branch locations in Fort Branch, Jasper, Newburgh and Oakland City, Indiana.

         Basis of Presentation - The consolidated financial statements include the accounts of the Company and the Bank which is wholly owned. All significant intercompany balances and transactions have been eliminated.

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

         Securities Available for Sale and Securities Held to Maturity - Securities are classified and accounted for as follows:

         o Debt securities that the Company has the positive intent and ability to hold to maturity are classified as "held to maturity securities" and reported at amortized cost. Debt securities classified as held to maturity and sold within three months of their expected maturity or call dates are considered maturities of the securities. Similarly, the sale of held to maturity debt securities occurring after the Company has collected at least 85% of the principal originally acquired is considered a maturity of the security.

         o Debt and equity securities that are acquired and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings. The Company has not held trading securities during the three years ended March 31, 1998.

         o Debt and equity securities not classified as either held to maturity or trading securities are classified as "available for sale securities" and reported at fair value with unrealized gains and losses, after applicable taxes, excluded from earnings and reported as a separate component of stockholders' equity.

         Premiums and discounts are amortized over the contractual lives of the related securities using the level yield method. Gains or losses on sales of securities are based on the specific identification method.

         Other Investments - The Bank, through a subsidiary, has an investment in an insurance company partnership which underwrites various types of life and disability insurance and annuity programs. The investment is recorded using the equity method.

         Loans - Loans are reported at their outstanding principal balance net of the allowance for loan losses and any deferred fees or costs on originated loans. Deferred loan fees and origination costs are amortized and recognized as an adjustment of yield over the life of the loan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The Company adopted SFAS 122, "Accounting for Mortgage Servicing Rights" (MSRs), on April 1, 1996. SFAS 122 requires that the Company recognize as separate assets rights to service mortgage loans for others that have been acquired through either the purchase or origination of a loan. Additionally, SFAS 122 requires that MSRs be reported on the consolidated statement of financial condition at the lower of cost or fair value. These servicing costs are initially capitalized and subsequently amortized in proportion to, and over the period of estimated net loan servicing income.

         The Bank originates loans for portfolio investment or for sale in the secondary market. During the loan origination period, loans are designated as held for sale or portfolio investment. Loans held for sale are carried at the lower of cost or market, determined on an individual loan basis.

         Allowance for Losses - The balance in the allowance for loan losses and the amount in the provision for loan losses are judgmentally determined based upon a number of factors. The allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, collateral values and other factors. While management endeavors to use the best information available in making the evaluations, future allowance adjustments may be necessary. Management may periodically allocate portions of the allowance for specific problem loan situations although the entire allowance is available for any loan charge-offs which occur. Increases to the allowance are recorded by a provision for possible loan losses charged to expense. A loan is charged off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

         Loan Servicing - The Company services mortgage loans for permanent investors under servicing contracts. Fees earned for servicing loans owned by investors are based on the outstanding principal balances of the loans being serviced and are recognized as income when the related mortgage payments are received. Loan servicing costs are charged to expense as incurred.

         Office Properties and Equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over estimated useful lives that range from three to thirty-five years.

         Real Estate Owned - When property is acquired, it is recorded at the lower of cost or estimated fair value at the date of acquisition less any estimated selling costs and any write-down resulting therefrom is charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to real estate owned expense. Loans secured by property for which there is an indication that the borrower has little or no equity in the collateral based upon the current fair value of the collateral, no longer has the ability to repay the loan and it is doubtful that equity will be rebuilt in the foreseeable future are classified as in-substance foreclosures. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

         Goodwill represents the fair market value of liabilities assumed and cash consideration paid over the fair market value of assets acquired. Goodwill is amortized the life of the underlying net assets or liabilities that give rise to it but not more than fifteen years. Impairment of goodwill results in a charge to expense and/or a change in the amortization period. Amortization expense for the years ended March 31, 1998, 1997 and 1996 was $167,036, $ 218,603 and $218,603 respectively.

         Uncollected Interest - The Bank provides an allowance for the loss of uncollected interest on loans which are more than 90 days past due. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments returns to normal, in which case the loan is returned to accrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Federal Income Taxes - Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations. The Company and the Bank file consolidated income tax returns.

         New Accounting Pronouncements - In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events or circumstances from nonowner sources.

         In June 1997, the FASB also issued No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for financial statements for periods beginning after December 15, 1997. This statement establishes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

         The provisions of both of these statements are of a disclosure nature only and will not have an effect on the Company's financial condition or net income.

         Earnings per Share - In 1998 the Company adopted SFAS 128 "Earnings per Share" and has retroactively restated 1997 and 1996 per share amounts. The difference between basic and diluted earnings per share represents the dilutive impact of the Company's outstanding stock options. The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:


                                                Years Ended March 31,
--------------------------------------------------------------------------------
                                         1998           1997            1996
--------------------------------------------------------------------------------
Basic average common shares           4,048,150        4,226,304      4,413,420
Dilutive effect of stock options        251,216          182,534        156,560
--------------------------------------------------------------------------------
Diluted average common shares         4,299,366        4,408,838      4,569,980
--------------------------------------------------------------------------------


         Acquisition - On May 19, 1997, the Company acquired in a purchase transaction a branch location in Newburgh, Indiana. The Company acquired $4.6 million of cash, $838,000 of office properties and equipment and $30,000 of other assets and assumed approximately $5.7 million of deposit liabilities. The transaction created approximately $294,000 of goodwill.

         Changes In Presentation - Certain items appearing in the 1997 and 1996 financial statements have been reclassified to conform to the 1998 presentation.

         Subsequent Events - In April, 1998 the Company announced a two-for-one stock split effected in the form of a 100% stock dividend. All equity amounts and per share data presented have been retroactively restated to reflect this dividend.

         Also in April, 1998, the Company announced that it had reached a definitive agreement to acquire four branch offices from NBD Bank, N.A. The acquisition, which is expected to be completed at the end of the first quarter of fiscal 1999, will increase the Company's deposit base by approximately $85 million. The Company will acquire approximately $40 million of loans in this transaction.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2. SECURITIES

          The carrying values and estimated fair values of securities available for sale and securities held to maturity are summarized as follows:

                                                                 March 31, 1998
-----------------------------------------------------------------------------------------------------
                                            Amortized          Gross       Unrealized        Fair
                                              Cost             Gains          Losses        Value
-----------------------------------------------------------------------------------------------------
Securities available for sale:
  U.S. Treasury                          $   3,995,076       $ 38,049                   $  4,033,125
  U.S. Agency                              101,028,193        178,044     $   234,772    100,971,465
  Other                                        506,344        107,687                        614,031
-----------------------------------------------------------------------------------------------------
                                          $105,529,613       $323,780     $  234,772    $105,618,621
-----------------------------------------------------------------------------------------------------
                                                                 March 31, 1997
-----------------------------------------------------------------------------------------------------
                                            Amortized           Gross Unrealized            Fair
                                              Cost             Gains        Losses         Value
-----------------------------------------------------------------------------------------------------
Securities held to maturity:
  Other                                   $     25,000                                  $     25,000
-----------------------------------------------------------------------------------------------------

Securities available for sale:
  U.S. Treasury                            $ 7,029,449      $   9,691     $   30,390    $  7,008,750
  U.S. Agency                               79,990,805          4,723      1,823,965      78,171,563
-----------------------------------------------------------------------------------------------------
                                          $ 87,020,254      $  14,414     $1,854,355   $  85,180,313
-----------------------------------------------------------------------------------------------------

         The amortized cost and estimated fair value of available for sale securities at March 31, 1998 by contractual maturity are as follows:

                                                     Amortized          Fair
                                                       Cost             Value
--------------------------------------------------------------------------------
Due within 1 year                                  $    506,344     $    614,031
Due after 1 year through 5 years                     27,849,752       27,895,672
Due after 5 years through 10 years                   73,344,492       73,345,673
Due after 10 years through 15 years                   3,829,025        3,763,245
--------------------------------------------------------------------------------
                                                   $105,529,613     $105,618,621
================================================================================

         Activities related to the sales of securities are summarized as follows:

                                                  Years Ended March 31,
--------------------------------------------------------------------------------
                                           1998          1997          1996
--------------------------------------------------------------------------------
Proceeds from sales                     $8,989,174   $25,430,978    $6,988,301
Gross gains on sales                        22,530        77,581         1,971
Gross losses on sales                        7,500       128,794        10,227

3.   MORTGAGE-BACKED SECURITIES

         The carrying values and estimated fair values of mortgage-backed securities held to maturity and mortgage-backed securities available for sale are summarized as follows:

                                                                                  March 31, 1998
---------------------------------------------------------------------------------------------------------------------
                                                             Amortized           Gross     Unrealized        Fair
                                                               Cost             Gains        Losses          Value
---------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities held to maturity:
  FHLMC certificates                                      $     938,942       $  3,378                    $  942,320
  FNMA certificates                                           4,003,242         47,147      $  26,415      4,023,974
  GNMA certificates                                          13,919,232        271,158         37,591     14,152,799
---------------------------------------------------------------------------------------------------------------------
                                                            $18,861,416       $321,683      $  64,006    $19,119,093
=====================================================================================================================

Mortgage-backed securities available for sale:
  FHLMC certificates                                        $27,355,375       $171,134     $  131,638    $27,394,871
  FNMA certificates                                          21,871,532        111,670         58,909     21,924,293
  GNMA certificates                                          13,142,014        206,137         15,029     13,333,122
---------------------------------------------------------------------------------------------------------------------
                                                            $62,368,921       $488,941     $  205,576    $62,652,286
=====================================================================================================================

                                                                                  March 31, 1997
---------------------------------------------------------------------------------------------------------------------
                                                             Amortized           Gross     Unrealized        Fair
                                                               Cost             Gains        Losses          Value
---------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities held to maturity:
  FHLMC certificates                                       $  5,390,009                   $    83,862    $ 5,306,147
  FNMA certificates                                           4,787,009      $  14,782         63,052      4,738,739
  GNMA certificates                                          17,003,873        228,213         79,902     17,152,184
---------------------------------------------------------------------------------------------------------------------
                                                            $27,180,891       $242,995     $  226,816    $27,197,070
=====================================================================================================================

Mortgage-backed securities available for sale:
  FHLMC certificates                                        $37,269,433       $ 43,186     $  739,907    $36,572,712
  FNMA certificates                                          27,483,089          3,919        251,080     27,235,928
  GNMA certificates                                          10,093,656        164,711         14,754     10,243,613
---------------------------------------------------------------------------------------------------------------------
                                                            $74,846,178       $211,816     $1,005,741    $74,052,253
=====================================================================================================================

         The amortized cost and estimated fair values of mortgage-backed securities at March 31, 1998 by contractural maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Available for Sale          Held to Maturity
------------------------------------------------------------------------------------------------------
                                                Amortized         Fair       Amortized         Fair
                                                  Cost            Value        Cost            Value
------------------------------------------------------------------------------------------------------
Due in less than one year:
 FHLMC certificates                            $ 2,168,371  $  2,107,499
Due after one year through five years:
 FHLMC certificates                              3,356,915     3,402,638
Due five through ten years:
 FHLMC certificates                                325,162       328,450
 FNMA certificates                                                         $  1,500,540  $  1,540,833
Due after ten years:
 FHLMC certificates                             21,504,927     21,556,283       938,943       942,320
 FNMA certificates                              21,871,532     21,924,294     2,502,704     2,483,141
 GNMA certificates                              13,142,014     13,333,122    13,919,229    14,152,799
------------------------------------------------------------------------------------------------------
                                               $62,368,921    $62,652,286   $18,861,416    19,119,093
======================================================================================================

         Activities related to the sale of mortgage-backed securities are summarized as follows:

                                                   Years Ended March 31,
--------------------------------------------------------------------------------
                                           1998           1997          1996
--------------------------------------------------------------------------------
Proceeds from sales                     $15,083,084   $11,142,858    $ 744,220
Gross gains on sales                         29,246        47,318        5,952
Gross losses on sales                         1,635        47,225        3,504

4.   LOANS

         Approximately 92% of the Bank's loans are to customers in Indiana, although certain mortgage-banking and commercial lending activities extend outside Indiana. The portfolio of loans consists of residential, commercial real estate, commercial construction, consumer and other loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             March 31,
--------------------------------------------------------------------------------
                                                     1998               1997
--------------------------------------------------------------------------------
First mortgage:
  Secured by one-to-four family residences     $ 158,721,706      $ 152,480,578
  Secured by other properties                      8,886,895         12,075,643
  Construction loans                               3,409,383          1,832,266
  Land                                                25,455             56,064
Automobile                                        31,436,243         31,394,332
Consumer                                           9,212,727          9,692,035
Commercial                                         3,799,904
Mobile home                                          935,365          1,239,973
Loans on savings accounts                            891,516            940,324
Credit card                                          565,538            623,196
Second mortgage                                       24,661            195,195
Home improvement                                     838,893          1,083,982
Loan contracts                                        24,135             28,211
FHA improvement                                                           4,270
Commercial paper                                   9,116,180            978,922
                                               -------------      -------------
Subtotal                                         227,888,601        212,624,991

Allowance for loan losses                         (1,973,410)        (2,126,225)
Deferred loan fees, net                             (397,765)          (284,028)
Undisbursed loan proceeds                           (148,567)            24,213
Unearned interest and unearned discounts             (19,601)           (49,529)
                                               -------------      -------------
Loans, net                                     $ 225,349,258      $ 210,189,422
                                               =============      =============

         The principal balance of loans on nonaccrual status totalled approximately $911,000 and $2,463,000 at March 31, 1998 and 1997, respectively. For the years ended March 31, 1998 and 1997, gross interest income which would have been recorded had the Bank's non-accruing loans been current with their original terms amounted to $73,277 and $240,756 respectively. The amounts included in interest income on such loans were $39,338 and $105,038 for the years ended March 31, 1998 and 1997, respectively.

         The Bank originates commercial real estate loans. Such loans had a carrying value of approximately $9 million and $12 million at March 31, 1998 and 1997, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility than other loans due to the dependency on income production. Of the commercial real estate loans, $4 million and $8 million are collateralized by multi-family residential property at March 31, 1998 and 1997, respectively; and $5 million, and $4 million by hotel and other property at March 31, 1998 and 1997, respectively.

         The Bank had commitments to make loans, approximating $4,886,000 and $1,550,000 excluding undisbursed portions of loans in-process at March 31, 1998 and 1997, respectively. The undisbursed portion of loans in process amounted to $5,546,000 and $3,452,000 at March 31, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Bank originates both adjustable and fixed interest rate loans. The composition of these loans was as follows:

                       Fixed Rate                                                           Adjustable Rate
----------------------------------------------------------        -----------------------------------------------------------
                               Book Value                                                               Book Value
----------------------------------------------------------        -----------------------------------------------------------
 Term to              March 31,             March 31,                   Term to Rate           March 31,            March 31,
 Maturity                1998                 1997                       Adjustment              1998                 1997
----------------------------------------------------------        -----------------------------------------------------------
1mo.-1yr            $ 17,079,000        $   6,095,000                    1mo.-1yr.            $20,329,000        $31,629,000
1yr.-3yr.             12,125,000           12,657,000                    1yr.-3yr.              3,533,000          1,355,000
3yr.-5yr.             30,023,000           29,882,000                    3yr.-5yr.              5,487,000            453,000
5yr.-10yr.            28,317,000           25,755,000                    5yr.-10yr.            38,578,000         29,420,000
10yr.-20yr.           68,512,000           70,494,000                    10yr.-20yr.            1,817,000          1,119,000
Over 20 years          1,884,000            3,339,000                    over 20 yrs              205,000            427,000
----------------------------------------------------------        -----------------------------------------------------------
                    $157,940,000         $148,222,000                                         $69,949,000        $64,403,000
==========================================================        ===========================================================

         The adjustable rate loans have interest rate adjustment limitations and are generally indexed on a weekly average yield of U.S. Treasury securities adjusted to a constant maturity of one year. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

         Aggregate loans to officers and directors totaled $630,613 and $676,855 at March 31, 1998 and 1997, respectively. For the years ended March 31, 1998 and 1997 loans of $202,444 and $124,899 respectively, were disbursed to officers and directors and repayments of principal of $248,686 and $181,150 respectively, were received from officers and directors.

         The amount of loans serviced for others totalled approximately $32,468,000 and $34,298,000 at March 31, 1998 and 1997, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. In connection with loans serviced for others, the Bank held borrower's escrow balances of approximately $233,216 and $249,000 at March 31, 1998 and 1997, respectively. The Bank is obligated to repurchase certain loans sold to and serviced for others which become delinquent as defined by the various agreements. At March 31, 1998 and 1997, these obligations were limited to approximately $443,000 and $610,000 respectively.

         Loan servicing fee income for the years ended March 31, 1998, 1997 and 1996 was $84,274, $100,824 and $104,184, respectively.

         There were no restructured loans in the Bank's loan portfolio as of March 31, 1998. The principal balance at March 31, 1997 of restructured loans totalled approximately $2,127,700. Modifications included forgiveness of interest, reduced interest rates and/or extensions of the loan term. For the year ended March 31, 1997, gross interest income which would have been recorded had the Bank's modified loans been current in accordance with their original terms amounted to $165,000. The amount that was included in interest income during 1997 on such loans was $151,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         An analysis of the allowance for loan losses is as follows:

                                                            Years Ended March 31,
--------------------------------------------------------------------------------------------
                                                    1998            1997             1996
--------------------------------------------------------------------------------------------
Beginning balance                               $2,126,225       $2,237,804      $2,093,492
Provision for losses charged to operations         177,050          113,256         206,923
Charge-offs                                       (403,896)        (370,519)       (104,335)
Recoveries                                          74,031          145,684          41,724
--------------------------------------------------------------------------------------------
Ending balance                                  $1,973,410       $2,126,225      $2,237,804
============================================================================================

         The recorded investment in loans considered impaired at March 31, 1998 was $116,778 for which no specific valuation reserve has been established. For the year ended March 31, 1998, the average recorded investment in impaired loans was approximately $1,215,012. Cash received for interest on impaired loans was $108,989 and $294,091 for the years ended March 31, 1998 and 1997, respectively.

         As a federally-chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $154 million and $134 million as of March 31, 1998, and 1997, respectively.

         Also, under applicable regulations, the loans-to-one borrower limitation is defined and is generally 15% of unimpaired capital which, for the Bank, was approximately $5.7 million at March 31, 1998 and $5.2 million at March 31,1997. At March 31, 1998 and 1997 there were no loans exceeding this limitation.

5.   OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment are summarized as follows:

                                                              March 31,
--------------------------------------------------------------------------------
                                                      1998                1997
--------------------------------------------------------------------------------
Land                                               $ 1,841,659       $ 1,726,939
Office buildings                                     7,379,489         7,166,672
Furniture and equipment                              3,560,222         3,102,854
Leasehold improvements                                 375,184           365,201
Automobiles                                             52,728            52,728
--------------------------------------------------------------------------------
       Total                                        13,209,282        12,414,394
Less accumulated depreciation                        5,676,031         5,445,807
--------------------------------------------------------------------------------
Office properties and equipment, net               $ 7,533,251       $ 6,968,587
================================================================================

         Depreciation expense included in operations during the years ended March 31, 1998, 1997 and 1996 totalled $556,598, $488,930 and $478,535, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   DEPOSITS

         Deposit accounts are summarized as follows:

                                                                          March 31,
--------------------------------------------------------------------------------------------------------
                                                             1998                           1997
--------------------------------------------------------------------------------------------------------
                                                                  Weighted                     Weighted
                                                                   Average                      Average
                                                     Amount         Rate           Amount        Rate
--------------------------------------------------------------------------------------------------------
Noninterest-bearing                                $  1,755,251                  $   902,835
NOW and MMDA's                                       34,010,142      2.0%         35,588,164     2.2%
Passbook savings                                     52,050,522      3.7%         54,244,569     3.8%
--------------------------------------------------------------------------------------------------------
Total                                                87,815,915                   90,735,568
--------------------------------------------------------------------------------------------------------
Certificates of deposit:
  1.50 - 3.49%                                           66,459      2.9%            157,572     2.9%
  3.50 - 5.49%                                       61,522,709      5.0%         81,947,155     5.0%
  5.50 - 7.49%                                      130,864,156      6.0%        104,618,045     6.1%
  7.50 - 9.49%                                        2,672,884      7.8%          3,295,013     8.0%
--------------------------------------------------------------------------------------------------------
Total certificates of deposit                       195,126,208                  190,017,785
--------------------------------------------------------------------------------------------------------
Total                                              $282,942,123                 $280,753,353
========================================================================================================

         Certificates of deposit in the amount of $100,000 or more total approximately $21 million at March 31, 1998 and 1997.

         A summary of certificate accounts by scheduled maturities at March 31, 1998 is as follows:

                        1999             2000             2001             2002             2003        Thereafter          Total
------------------------------------------------------------------------------------------------------------------------------------
Less than 3.49%   $     64,051     $      2,408                                                                         $     66,459
   3.50 - 5.49%     45,817,668       10,242,121     $  3,308,413     $    781,223     $  1,047,369          325,914       61,522,708
   5.50 - 7.49%     78,046,368       18,069,142        7,608,128        2,892,043        9,729,966       14,518,510      130,864,157
   7.50 - 9.49%         30,474           45,000        1,259,632        1,337,778                                          2,672,884
                  ------------     ------------     ------------     ------------     ------------     ------------     ------------
                  $123,958,561     $ 28,358,671     $ 12,176,173     $  5,011,044     $ 10,777,335     $ 14,844,424     $195,126,208
                  ============     ============     ============     ============     ============     ============     ============

         Interest expense on deposits is as follows:

                                                   Years Ended March 31,
-------------------------------------------------------------------------------
                                            1998          1997           1996
-------------------------------------------------------------------------------
NOW and MMDA's                            $  716,098  $    780,027  $   968,605
Passbook savings                           1,951,908     2,056,077    1,567,719
Certificates of deposit                   10,763,136    10,496,483   10,905,305
-------------------------------------------------------------------------------
                                         $13,431,142   $13,332,587  $13,441,629
================================================================================

34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.   FEDERAL HOME LOAN BANK ADVANCES

         Advances from the Federal Home Loan Bank of Indianapolis (FHLB) are as follows:

                                                   Average Rate                           March 31,
------------------------------------------------------------------------------------------------------------
                Fiscal Year                  1998          1997               1998                1997
------------------------------------------------------------------------------------------------------------
Fixed Rate:
                   1998                                    5.67%                                 $35,950,000
                   1999                      5.55%         5.51              $19,494,333          17,500,000
                   2000                      5.59          5.51                2,026,678           2,286,958
                   2001                      5.61          5.68                3,770,924           1,478,037
                After 2002                   5.21          6.91               34,310,743           2,518,991
------------------------------------------------------------------------------------------------------------
             Total FHLB fixed rate                                            59,602,678          59,733,986
------------------------------------------------------------------------------------------------------------

Variable Rate:
                   1998                                    5.61                                   38,750,000
                   1999                      5.88                             15,750,000
                   2001                      5.47                             11,000,000
                After 2002                   4.92                             13,000,000
------------------------------------------------------------------------------------------------------------
            Total variable rate                                               39,750,000          38,750,000
------------------------------------------------------------------------------------------------------------
             Total advances                                                  $99,352,678         $98,483,986
============================================================================================================

         The Bank does not have any advances scheduled to mature in the year ending March 31, 2002.

         The Bank has pledged mortgage loans and FHLB stock as collateral on these advances. The Bank may receive advances from the FHLB up to 50% of the Bank's adjusted assets which was approximately $203 million at March 31, 1998.

8.   OTHER BORROWED FUNDS

         The Company had no other borrowed funds at March 31, 1998. At March 31, 1997, other borrowed funds consisted of:


Federal Home Loan Bank, funds due April 1, 1997                       $1,186,818
Securities sold under agreement to repurchase                            607,149
--------------------------------------------------------------------------------
        Total                                                         $1,793,967
================================================================================

         The FHLB funds represent checks written by the Bank on its demand account at the FHLB of Indianapolis. U.S Agency Securities with an amortized cost of $4,079,341 ($3,910,000 fair value) were pledged for the securities sold under agreement to repurchase at March 31, 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         An analysis of securities sold under agreements to repurchase is as follows:

                                                                              March 31,
--------------------------------------------------------------------------------------------------
                                                                 1998          1997          1996
--------------------------------------------------------------------------------------------------
Highest month-end balance                                      $444,636     $3,955,494    $982,868
Average balance                                                $103,260     $1,484,957    $530,189
Weighted average interest rate at end of period                                 5.2%          4.8%
Weighted average interest rate during the period                 5.1%           4.8%          4.8%


9.   INCOME TAXES

         An analysis of the income tax provision is as follows:

                                                     Years Ended March 31,
--------------------------------------------------------------------------------
                                               1998          1997          1996
--------------------------------------------------------------------------------
Current:
  Federal                                   $1,366,610    $ 862,572     $437,317
  State                                        447,482      254,275      123,341
Deferred                                         3,252     (113,861)     100,788
--------------------------------------------------------------------------------
                                            $1,817,344   $1,002,986     $661,446
================================================================================

         The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows:

                                                                  Year Ended March 31,
----------------------------------------------------------------------------------------------
                                                            1998          1997          1996
----------------------------------------------------------------------------------------------
Income tax provision at federal statutory rate           $1,517,254    $ 784,221     $649,655
State tax, net of federal tax benefit                       295,338      167,822      127,056
Nondeductible expenses                                      188,734       50,347      135,248
Other                                                      (183,982)         596     (250,513)
----------------------------------------------------------------------------------------------
Total income tax provision                               $1,817,344   $1,002,986     $661,446
==============================================================================================

The Company's deferred income tax assets and liabilities are as follows:

                                                                 March 31,
-------------------------------------------------------------------------------
                                                            1998          1997
-------------------------------------------------------------------------------
Deferred tax assets:
  Bad debt reserves                                     $  628,648   $  635,090
  Unrealized loss on securities available for sale                    1,043,274
  Accrued employee benefits                                113,198      107,624
  Other                                                     32,786       64,317
-------------------------------------------------------------------------------
                                                           774,632    1,850,305
-------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation                                             107,547      119,405
  Deferred loan fees                                       258,986      277,883
  Restricted stock awards                                   39,598       78,908
  Unrealized gain on securities available for sale         147,127
  Other                                                     40,918
-------------------------------------------------------------------------------
                                                           594,176      476,196
-------------------------------------------------------------------------------
Deferred income tax, net                                $  180,456   $1,374,109
================================================================================

36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Retained earnings at March 31, 1998 and 1997 includes approximately $6 million of income that has not been subject to tax because of deductions for bad debts allowed for Federal income tax purposes. Deferred income taxes have not been provided on such bad debt deductions since the Company does not intend to use the accumulated bad debt deductions for purposes other than to absorb loan losses. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes may be imposed on such amounts at the then current corporate income tax rate.

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

 10.  REGULATORY CAPITAL REQUIREMENTS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a direct material effect on the Company's financial position and results of operations. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classifications are also subject to qualitative judgements by the regulators.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as set forth in the following tables of core and total risk-based capital. Prompt Corrective Action provisions contained in the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) require specific supervisory actions as capital levels decrease. To be considered well-capitalized under the regulatory framework for Prompt Corrective Action Provisions under FDICIA, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios as set forth in the following tables. At March 31, 1998 and 1997 the Bank exceeded the minimum requirements for the well-capitalized category.

         The following presents the Bank's minimum and "well-capitalized" regulatory capital levels.

                                                        As of March 31, 1998
------------------------------------------------------------------------------------------------
                                         Actual Capital                      Required Capital
------------------------------------------------------------------------------------------------
                                      Amount         Ratio                  Amount        Ratio
------------------------------------------------------------------------------------------------
OTS capital adequacy
   Core capital                     $38,178,423       8.76%              $17,440,197       4.00%
   Risk-based capital                40,097,017      21.05                15,239,127       8.00
FDICIA regulations to be
  classified well-capitalized
   Tier 1 leverage capital           38,178,423       8.76                21,800,246       5.00
   Tier 1 risk-based capital         38,178,423      20.04                11,429,346       6.00
   Total risk-based capital          40,097,017      21.05                19,048,909      10.00

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          As of March 31, 1997
----------------------------------------------------------------------------------------------------------------
                                                          Actual Capital                      Required Capital
----------------------------------------------------------------------------------------------------------------
                                                       Amount         Ratio                 Amount         Ratio
----------------------------------------------------------------------------------------------------------------
OTS capital adequacy
   Core capital                                      $34,701,101       8.27%              $12,583,846       3.00%
   Risk-based capital                                 36,480,827      20.80                14,034,819       8.00
FDICIA regulations to be
  classified well-capitalized
   Tier 1 leverage capital                            34,701,101       8.27                20,980,109       5.00
   Tier 1 risk-based capital                          34,701,101      19.78                10,526,117       6.00
   Total risk-based capital                           36,480,827      20.80                17,538,859      10.00

11.  STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

         Dividend Restrictions - Under current regulations, the Bank is not permitted to pay dividends on its stock if its regulatory capital would thereby reduce below (i) the amount then required for the liquidation account established at the time the Bank converted from a mutual to stock form of ownership or (ii) the Bank's regulatory capital requirements. As a "Tier 1" institution (an institution with capital in excess of its fully phased-in capital requirements, both immediately before the proposed capital distribution and on a pro forma basis after giving effect to such distribution), the Bank may make capital distributions after prior notice to the OTS in any calendar year up to 100% of its net earnings to date during such calendar year plus the amount that would reduce by one-half its capital surplus ratio at the beginning of such calendar year. Any additional amount of capital distributions would require prior regulatory approval. The Company has regulatory approval to pay $4,000,000 in dividends at March 31, 1998.

         Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock, $.01 par value which remains unissued at March 31, 1998. In the event any preferred shares are issued, the Board of Directors is authorized to fix and state the voting powers, designations, preferences and rights of the shares of each such series and the qualifications, limitations and restriction thereof.

         Recapitalization of SAIF - On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the Savings Association Insurance Fund
(SAIF) in a section  entitled  "The  Deposit  Insurance  Funds Act of 1996" (the
Act). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Company recorded a pre-tax charge of $1,766,185 during the year ended March 31, 1997, which represented 65.7 basis points of the March 31, 1995, assessable deposits.

12. EMPLOYEE BENEFIT PLANS

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

         Pension expense amounted to $40,000 and $142,028 for the years ended March 31, 1997 and 1996, respectively. There was no pension expense in 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Employee Stock Ownership Plan - The Company has an Employee Stock Ownership Plan (ESOP) which owns 333,270 shares of the Company's common stock. The ESOP purchase of the stock was funded by a loan from the Company (loan balance of $714,150 and $952,200 at March 31, 1998 and 1997, respectively) which will be repaid by contributions to the ESOP by the Company in the future. Pursuant to the ESOP, the shares are to be allocated to participants annually over an 8 year period. The ESOP covers substantially all employees and shares are allocated based upon employee compensation levels during the year. ESOP expense is based on the fair value of shares earned and totaled $639,317, $479,046 and $503,579 during 1998 and 1997, and 1996, respectively. During fiscal years ended March 31, 1998, 1997 and 1996, 47,688 shares, 49,728 shares and 51,780 shares were earned by participants. At March 31, 1998, 130,340 shares with a fair value of approximately $2,273,000 were held in suspense by the ESOP. These shares are not considered to be outstanding for the purpose of computing earning per share.

         Recognition and Retention Plan - The Company has a Recognition and Retention Plan (RRP) which provides executive officers and employees with a proprietary interest in the Company in a manner designed to encourage such individuals to remain with the Bank. Restricted stock awards covering up to 4% of the common stock issued may be awarded under the RRP. Awarded stock vests at a rate of 20% per year. During the fiscal year ended March 31, 1998, and 1997 an additional 9,000 and 1,000 shares were awarded. The cost of the RRP is being reflected as compensation expense as vesting occurs. This amounted to $125,242, $178,070 and $135,740 during the fiscal years ended March 31, 1998, 1997 and 1996. Termination of employees resulted in 2,856 shares, 2,428 shares 5,712 shares being cancelled during the fiscal years ended March 31, 1998, 1997 and 1996 respectively.

         Stock Option and Incentive Plan - The Company has granted stock options to existing stockholders, officers, directors and other affiliated individuals to purchase shares of the Company's stock. Awarded options vest at a rate of 25% per year and are exercisable in the ten years immediately following the grant. During the fiscal years ended March 31, 1997 and 1996, options to purchase an additional 9,522 and 32,000 shares were awarded. No options were issued in 1998. Employee terminations resulted in options to purchase of 3,572, 5,952 and 10,712 shares being cancelled during fiscal years ended March 31, 1998, 1997 and 1996 respectively.

         The following is an analysis of stock option activity for each of the three years in the period ending March 31, 1998 and the stock options outstanding at the end of the respective years:

                                                                                  Weighted
                                                                                   Average
         Options                                                  Shares            Price
-------------------------------------------------------------------------------------------
         Outstanding April 1, 1995                                435,610            5.03
         Granted                                                   32,000            8.22
         Exercised                                                 (7,138)           5.00
         Forfeited or expired                                     (10,712)           5.00
-------------------------------------------------------------------------------------------
         Outstanding March 31, 1996                               449,760            5.26
         Granted                                                    9,522            8.13
         Exercised                                                (11,658)           5.46
         Fortified or expired                                      (5,952)           5.00
-------------------------------------------------------------------------------------------
         Outstanding March 31, 1997                               441,672            5.32
         Exercised                                                (36,112)           5.07
         Fortified or expired                                      (3,572)           5.00
-------------------------------------------------------------------------------------------
         Balance at March 31, 1998                                401,988            5.34
===========================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The number of vested shares exercisable at March 31, 1998, 1997, and 1996 were: 376,465, 296,272 and 196,384, respectively and had a weighted average exercise price of $5.16, $5.09 and $5.01, respectively. The weighted average remaining contractual life of the options outstanding at March 31, 1998 and 1997 was 6.3 years and 7.2 years, respectively. Exercise prices for options outstanding at March 31, 1998 ranged from $5.00 to $8.22.

         The Company applies APB opinion No. 25 ("Accounting for Stock Issued to Employees") and related interpretations in accounting for the plan. No compensation cost has been recognized for the plan because the stock option price is equal to the fair value at the grant date. Had compensation cost for the plan been determined based on the fair value at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123
("Accounting for Stock-Based Compensation"), the Company's proforma net income per share would be as follows:

                                                  Year Ended March 31,
------------------------------------------------------------------------------
                                           1998          1998          1997
------------------------------------------------------------------------------
Net income :
  As reported                          $2,645,167      $1,303,544   $1,249,305
  Proforma                              2,631,973       1,293,311    1,246,344
Basic :
Net income per share:
  As reported                              $ 0.65          $ 0.31       $ 0.28
  Proforma                                   0.65            0.31         0.28
Diluted Net income per share:
  As reported                              $ 0.62          $ 0.30       $ 0.27
  Proforma                                   0.61            0.29         0.27

         The fair value of option grants are estimated on the date of grant using an option pricing model with the following assumptions: dividend yields of 0.96% to 1.7%, risk-free interest rates of 5.75% to 6.74%, expected volatility of 18% and an expected life of five years. The proforma amounts are not representative of the effects on reported net income for future years.

         Deferred Compensation (401K) Plan - The Company has an Employee Deferred Compensation (401K) Plan administered through the financial institution's retirement fund. Each employee may contribute up to 6% of compensation. Employee contributions of up to 4% of compensation are matched by the Company at a rate of $.25 per dollar of employee contribution. The Company matching expense was $21,450, $19,203 and $19,386 during the fiscal years ended March 31, 1998, 1997 and 1996, respectively.

         Directors Deferred Compensation Plan - The Bank has entered into deferred compensation agreements with certain directors. Benefits under these agreements are paid over a ten year period upon retirement. The present value of the benefit to be paid is accrued over the active period of employment of individual participants and is funded by life insurance policies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  COMMITMENTS

         Lease commitments - The Company has future minimum rental commitments for noncancelable operating leases as follows:

                    Fiscal year ended March 31:
                    ---------------------------

                       1999            $81,156
                       2000             69,582
                       2001             65,724
                       2002             25,431
                       2003              7,000

         Rental expense for the years ended March 31, 1998, 1997 and 1996 was $79,036, $70,265 and $57,851, respectively.

         Rental income from noncancelable subleases for the years ended March 31, 1998, 1997 and 1996 was $119,306, $103,306, and $93,883, respectively.

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

         Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some commitments will expire without a loan disbursement; thus, the total commitment does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. See also Note 4.

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

         Standby letters of Credit - Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit amounted to $53,000 at March 31, 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.  PERMANENT BANCORP, INC. FINANCIAL INFORMATION
         (PARENT COMPANY ONLY)

         The following condensed statement of financial condition as of March 31, 1998 and 1997 and condensed statement of operations and cash flows for the three years ended March 31, 1998 for Permanent Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                               March 31,
--------------------------------------------------------------------------------
                                                         1998            1997
--------------------------------------------------------------------------------
Cash                                                 $ 1,519,171     $   328,249
Securities available for sale                          2,614,031       2,979,375
Loans                                                                    978,922
Loans receivable from ESOP                               714,150         952,200
Fixed assets                                             460,282         467,441
Interest receivable                                       11,353          65,200
Other assets                                               8,746           4,687
Investment in subsidiary                              38,514,563      33,448,734
                                                     -----------     -----------
  Total assets                                       $43,842,296     $39,224,808
                                                     ===========     ===========

Deferred income taxes                                $   111,341     $    63,867
Accrued expenses                                       1,047,696          66,314
                                                     -----------     -----------
  Total liabilities                                    1,159,037         130,181
                                                     -----------     -----------
  Total stockholder's equity - net                    42,683,259      39,094,627
                                                     -----------     -----------
      Total liabilities and stockholder's equity     $43,842,296     $39,224,808
                                                     ===========     ===========

                                                                                      Year Ended March 31,
-------------------------------------------------------------------------------------------------------------------
                                                                               1998            1997           1996
-------------------------------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME
INCOME:
  Interest income from securities held to maturity and available for sale  $  145,162      $  293,929       438,368
  Interest on loans                                                            52,510          66,991        81,681
  Other income                                                                 92,656          81,094        77,771
-------------------------------------------------------------------------------------------------------------------
      Total income                                                            290,328         442,014       597,820
-------------------------------------------------------------------------------------------------------------------
EXPENSES:
  Salaries and benefits                                                       172,019         223,192       200,118
  Legal and professional fees                                                 130,957          67,433        94,590
  Other expenses                                                               86,646          79,418        80,436
-------------------------------------------------------------------------------------------------------------------
      Total expenses                                                          389,622         370,043       375,144
-------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS                         (99,294)         71,971       222,676
INCOME TAX PROVISION                                                          (38,426)         21,296        67,170
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                              2,706,035       1,252,869     1,093,799
-------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                 $2,645,167      $1,303,544    $1,249,305
===================================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         MARCH 31,
----------------------------------------------------------------------------------------------------
                                                          1998             1997             1996
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                           $ 2,645,167      $ 1,303,544      $ 1,249,305
 Equity in undistributed earnings of subsidiary        (2,706,035)      (1,252,869)      (1,093,799)
  Adjustments to reconcile net income to net cash
    provided by operating activities
  Vesting of restricted stock awards                      125,243          178,070          135,740
  Amortization and accretion                                 (246)          28,238          (38,296)
  (Gain) Loss on sale of investments                       (5,198)          (5,790)          (1,015)
 Changes in assets and liabilities:
  Interest receivable                                      53,847           16,838           34,054
  Deferred income tax                                      (7,422)         (46,817)         (59,786)
  Other assets                                             (4,059)
  Other liabilities                                       (18,519)          20,848           40,575
----------------------------------------------------------------------------------------------------
    Net cash provided by operating activities              82,778          242,062          266,778
----------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from:
  Maturities of:
  Securities held to maturity                                                               600,000
  Securities available for sale                         1,997,500        2,974,688        2,000,000
  Commercial Paper                                      1,500,000        5,500,000
  Principal repayments on loans                           238,050          238,050          238,050
 Sale of:
  Securities held to maturity                                                             2,979,063
  Securities available for sale                         1,986,510        2,934,384
 Purchase of:
  Loans                                                  (497,415)      (6,438,563)
  Securities held to maturity                                           (3,995,625)      (1,000,000)
  Securities available for sale                        (2,497,500)
----------------------------------------------------------------------------------------------------
    Net cash provided by investing activities           2,727,145        1,212,934        4,817,113
----------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid                                          (808,610)        (608,737)        (347,996)
 Purchase of treasury stock                              (993,628)      (2,286,926)      (3,465,463)
 Sale of common stock                                     183,237           63,645           35,689
----------------------------------------------------------------------------------------------------
    Net cash used in financing activities              (1,619,001)      (2,832,018)      (3,777,770)
----------------------------------------------------------------------------------------------------
NET INCREASE IN CASH                                    1,190,922       (1,377,022)       1,306,121
CASH AT BEGINNING OF PERIOD                               328,249        1,705,271          399,150
----------------------------------------------------------------------------------------------------
CASH AT END OF PERIOD                                 $ 1,519,171      $   328,249      $ 1,705,271
                                                      ===========      ===========      ===========

                                                                              43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments":

                                                               March 31, 1998                    March 31, 1997
--------------------------------------------------------------------------------------------------------------------
                                                        Carrying           Fair           Carrying           Fair
                                                          Value            Value            Value            Value
--------------------------------------------------------------------------------------------------------------------
Assets:
 Cash                                                  $  4,274,700     $  4,274,700    $  3,211,091    $  3,211,091
 Interest-bearing deposits                                1,808,159        1,808,159       3,153,385       3,153,385
 Securities available for sale                          105,618,621      105,618,621      85,180,313      85,180,313
 Mortgage-backed securities
 available for sale                                      62,652,286       62,652,286      74,052,253      74,052,253
 Securities held to maturity                                                                  25,000          25,000
 Mortgage-backed securities held to maturity             18,861,416       19,119,093      27,180,891      27,197,070
 Loans, net                                             225,349,258      226,008,379     210,189,422     206,062,560
 Interest receivable                                      3,270,173        3,270,173       3,539,085       3,539,085
 Federal Home Loan Bank stock                             5,466,000        5,466,000       5,192,600       5,192,600
 Cash surrender value of life insurance                   1,625,253        1,625,253       1,552,875       1,552,875
Liabilities:
 Deposits                                               282,942,123      287,384,759     280,753,353     275,017,173
 Federal Home Loan Bank advances                         99,352,678       98,824,254      98,483,986      98,084,186
 Advance payments by borrowers
 for taxes and insurance                                    979,859          979,859       1,014,598       1,014,598
 Other borrowed funds                                                                      1,793,967       1,793,967
 Interest payable                                         2,193,548        2,193,548       2,049,727       2,049,727
Off balance sheet: commitments
 to extend credit                                                         10,485,000                       5,002,000

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

         Cash, interest-bearing deposits, Federal Home Loan Bank stock, interest receivable and payable, advance payments by borrowers for taxes and insurance and other borrowed funds - The carrying amounts of these items are a reasonable estimate of their fair value.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

         The fair value estimates presented herein are based on information available to management as of March 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amount presented herein.

BOARD OF DIRECTORS AND                                          Permanent
EXECUTIVE OFFICERS                                                 Bancorp, Inc.



PERMANENT BANCORP INC.

BOARD OF DIRECTORS

Donald P. Weinzapfel                                             John W. Forster
James W. Vogel                                             James A. McCarty, Jr.
Jack H. Kinkel                                                    Daniel F. Korb
Robert L. Northerner                                               John R. Stone
James D. Butterfield                                             Murray J. Brown
Daniel L. Schenk




EXECUTIVE OFFICERS

Donald P. Weinzapfel
   Chairman of the Board, President and
   Chief Executive Officer
Murray J. Brown
   Executive Vice President and
   Chief Operating Officer
Robert A. Cern
   Chief Financial Officer and Secretary



PERMANENT FEDERAL SAVINGS BANK

BOARD OF DIRECTORS

Donald P. Weinzapfel                                             John W. Forster
James W. Vogel                                             James A. McCarty, Jr.
Jack H. Kinkel                                                    Daniel F. Korb
Robert L. Northerner                                               John R. Stone
James D. Butterfield                                             Murray J. Brown
Daniel L.Schenk

Louis H. Boink, Jr. (Director Emeritus)
Carl F. Bernhardt   (Director Emeritus)
Kenneth F. Allen    (Director Emeritus)



JASPER ADVISORY BOARD

Stephen A. Habig                                                  Roger W. Brown
G. Earl Metzger

WHOLLY OWNED SUBSIDIARY

PERMA SERVICE CORP.


Perma Service Corp. provides brokerage services, on an agency basis, through INVEST(R), and a full line of insurance products through PERMANENT INSURANCE AGENCY, INC.


EXECUTIVE OFFICERS

Donald P. Weinzapfel
   Chairman of the Board, President &Chief Executive Officer
Murray J. Brown
   Executive Vice President &
   Chief Operating Officer
Robert A. Cern
   Senior Vice President,
   Chief Financial Officer
   & Secretary
Seth P. Allen
   Senior Vice President




George E. Orr
   Senior Vice President
Richard A. Condi
   Vice President
Glenna J. Kirsch
   Vice President
Robert E. Whitfield Jr.
   Vice President

For information about enrolling in the Company's Dividend Reinvestment and Stock Purchase Plan, please write Registrar and Transfer Company, Shareholders Investment Services, 10 Commerce Drive, Cranford, NJ 07016 or use their toll free number at 1-800-368-5948.

CORPORATE INFORMATION                                           Permanent
                                                                   Bancorp, Inc.


        ANNUAL MEETING

         The annual meeting of shareholders will be held Tuesday, July 28, 1998 at 4:00 p.m. Central Daylight Time at the Company's Main office, 101 S.E. Third Street., Evansville, Indiana


        CORPORATE OFFICE

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

        Newburgh
        8533 Bell Oaks Drive
        Newburgh, Indiana

        Oakland City
        410 West Morton Street
        Oakland City, Indiana

FORM 10-K

The Company's Annual Report on Form 10-K, as required to be filed with the Securities and Exchange Commission, is available, without charge, upon written request to:

    Robert A. Cern
    Chief Financial Officer & Secretary
    Permanent Bancorp, Inc.
    101 S.E. Third St., Evansville,  IN  47708

STOCK INFORMATION

The stock of the Company is traded over-the-counter on the NASDAQ National Market System under the symbol PERM. At March 31, 1998, the Company's stock was held by approximately 1,132 holders of record. The stock transfer agent is:

    REGISTRAR AND TRANSFER COMPANY
    10 Commerce Drive
    Cranford, New Jersey 07016

The Company's stock began trading on April 4, 1994.

STOCK TRADING AND DIVIDEND DATA
                                                   Volume       Dividend
Quarter Ended                  High       Low      (000's)        Paid
-------------------------------------------------------------------------
June 30, 1997                 $13.00    $10.38      652.2        $.0375
September 30, 1997             13.25     11.38      210.1           .05
December 31, 1997              15.56     12.03      312.6           .05
March 31, 1998                 18.75     13.38      356.7          .055

June 30, 1996                  $8.25     $7.13      374.0         $.025
September 30, 1996              8.56      7.88      320.6         .0375
December 31, 1996              10.50      6.25      577.6         .0375
March 31, 1997                 11.38     10.13      411.8         .0375

CORPORATE INFORMATION                                           Permanent
                                                                   Bancorp, Inc.



REGISTERED MARKET MAKERS

The following firms make a market in Permanent Bancorp Inc.'s stock:
Capital Resources, Inc.
Herzog, Heine, Geduld, Inc.
J.J. B. Hilliard, W.L. Lyons
NatCity Investments, Inc.
Sandler, O'Neill & Partners
Friedman Billings Ramsey & Co.

GENERAL BANK COUNSEL

Bowers, Harrison, Kent and Miller,LLP
25 Northwest Riverside Drive
Evansville, IN 47708

SPECIAL COUNSEL

Silver, Freedman & Taff, L.L.P.
1100 New York Avenue, N.W.
Washington, D.C. 20005

INDEPENDENT AUDITORS

Deloitte & Touche LLP
Suite 3000
Market Tower
10 West Market Street
Indianapolis, IN  46204-2985



48