Form 10-K, Exhibit 13
period 1999-03-31
PERMANENT BANCORP INC
filed 1999-06-29
CIK 916604

Permanent Bancorp, Inc.



                               1999 Annual Report

TABLE OF CONTENTS

Letter to Stockholders ...............................................       3

Selected Consolidated Financial Data .................................       5

Quarterly Results of Operations ......................................       7

Management's Discussion and Analysis of
  Financial Condition and Results of Operations ......................       8

Independent Auditors' Report .........................................      21

  Consolidated Statements of Financial Condition .....................      22

  Consolidated Statements of Income ..................................      23

  Consolidated Statements of Stockholders' Equity ....................      24

  Consolidated Statements of Cash Flows ..............................      25

  Notes to Consolidated Financial Statements .........................      27

Officers and Directors ...............................................      47

Corporate Information ................................................      48

[GRAPH OMITTED]depicting                          [GRAPH OMITTED]depicting
Net Income for the Year                           Total Assets at March 31,
Ended March 31,

[GRAPH OMITTED]depicting
Per Share Dividends (Quarter/Fiscal Year)



[GRAPH OMITTED]depicting
Deposit Structure at March 31,






[GRAPH OMITTED]depicting
Composition of Loan Portfolio at March 31,

                                                      [GRAPHIC OMITTED: Logo of
                                                       Permanent Bacnorp, Inc.

TO OUR STOCKHOLDERS

         We are pleased to report that net income for the year ended March 31, 1999 was $2.86 million. This amount represents an 8.3% increase over the $2.64 million earned during the year ended March 31, 1998. Net income for the Company has increased every year since Permanent Bancorp, Inc. became publicly traded in 1994.

         Basic earnings per share were $0.72 for the year ended March 31, 1999 compared to $0.65 for the prior year. Diluted earnings per share were $0.70 for the year ended March 31, 1999 compared to $0.62 for the prior year. Basic earnings per share increased 10.8% and diluted earnings per share increased 12.9% during the year ended March 31, 1999 compared to the prior fiscal year. In June 1998, the Board of Directors increased the dividend per share by 9.1% to an annual rate of $0.24 per share. Based upon the initial public offering price of $5 (as adjusted for the two-for-one stock split effected in the form of a 100% stock dividend in April 1998) this represents a dividend yield of 4.8%.

         The Company remains financially strong. Total assets at March 31, 1999 were $492.3 million, an increase of 12.1% from total assets at March 31, 1998. Deposits increased $62.4 million, or 22.1%, and net loans increased $95.7 million, or 42.5%, from March 31, 1998. Substantially all of the deposit growth and approximately 45% of the loan growth is attributable to the Company's acquisition of the deposits and loans of four branch locations from NBDBank, N.A. inJune 1998. The balance of the loan growth is attributable to internally generated expansion of the Company's consumer and commercial loan portfolios. This expansion into higher yielding loans was funded by a decrease in the securities portfolios.

         Interest rate spread for the year ended March 31, 1999 was 2.74% compared to 2.41% for the year ended March 31, 1998. We are particularly encouraged that at March 31, 1999 interest rate spread was 2.86% compared to 2.40% at March 31, 1998. Net interest margin (or net interest income dividend by average earnings assets) for fiscal 1999 was 2.91% compared to 2.74% for fiscal 1998.

         Asset quality remains very healthy. Non-performing assets as a percentage of total assets was .24% at March 31, 1999 and .25% at March 31, 1998. The allowance for loan losses as a percentage of total loans was .84% at March 31, 1999 and .87% at March 1998. Other measures of asset quality continue to be very favorable.

         The acquisition of the four branch locations fromNBDBank was a milestone for the Company. Not only did this acquisition provide significant growth, it drastically changed the nature of theCompany. At the time of the merger the Company had fifteen branches including the four acquired from NBD. Because of the close proximity of some of the offices, the Company was able to close two offices and take advantage of more modern and efficient locations.

         Increasingly the Company is becoming a community bank rather than a traditional thrift organization. Consider the following:

o Consumer and commercial loans represent 34.7%of the total loan portfolio at March 31, 1999 but five years ago represented only 20.5% of total loans.

o Five years ago certificates of deposit represented 70% of all deposits. As of March 31, 1999 they represent 62.5% of the Company's deposits. Non-interest bearing deposits have grown from just under $1 million at March 31, 1994 to $12.3 million at March 31, 1999.

o Five years ago the internet was only beginning to gain commercial viability. Today the Company has its own website at www.permanentbank.com. We hope you will visit this site. It's a convenient way to keep abreast of your accounts as well as transfer funds and pay bills.

o The Company paid its first dividend to shareholders in the quarter ended June 30, 1995. Dividends have been paid in every quarter since then and the dividend rate per share has increased 240% since the initial dividend.

         In October 1998 the Board of Directors formally adopted a management transition plan in anticipation of the retirement from management of the current Chairman of the Board and Chief Executive Officer, Donald P. Weinzapfel.

         In July 1998 John W. Forster retired from the Board of Directors. John has served the Company and its operating subsidiary, Permanent Federal Savings Bank, for more than twenty years. In recognition of this service John has been elected a director emeritus of the Bank. We wish John well.

         This spring the Company began construction on a new branch banking facility on the growing east side of Evansville. We anticipate that this facility will be fully operational by the end of 1999.

         We, as always, appreciate the support of our shareholders. We are very optimistic about fiscal 2000 and look forward to continued earnings growth.


                                                            /s/ Murray J. Brown
                                                            -------------------
Donald P. Weinzapfel                                        Murray J.Brown
Chairman of the Board                                       President
and Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL DATA
                                                      [GRAPHIC OMITTED: Logo of
                                                       Permanent Bacnorp, Inc.

(In Thousands)
                                                                              At March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                     1999           1998          1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Selected Financial Condition Data:
Total assets                                      $492,327      $439,115       $423,698       $395,903       $342,678
Loans, net                                         321,018       225,349        210,189        206,910        195,483
Cash and interest-bearing deposits                  13,952         6,083          6,364          4,916          5,573
Securities available for sale                      117,289       168,271        159,232        135,124          1,973
Securities held to maturity                          6,920        18,861         27,206         32,179        124,338
Deposits                                           345,341       282,942        280,753        280,008        267,520
Total borrowings                                    99,504        99,353        100,278         70,985         28,114
Stockholders' equity                                40,864        42,683         39,095         41,494         43,488

                                                                          Year Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                     1999           1998          1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------

Selected Operating Data:
Interest income                                    $32,886       $30,521        $29,689        $25,892       $22,705
Interest expense                                    19,909        19,342         18,724         16,354         13,352
---------------------------------------------------------------------------------------------------------------------------
  Net interest income                               12,977        11,179         10,965          9,538         9,353
Provision for loan losses                              300           177            113            207           410
---------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision
    for loan losses                                 12,677        11,002         10,852          9,331          8,943
---------------------------------------------------------------------------------------------------------------------------
Other income:
  Service charges                                    1,492           985            841            628            619
  Gain (loss) on sale of loans                         206            92             23          18 (16)
  Gain (loss) on sale of investment and
    mortgage-backed securities                         230            43             (56)            (6)            5
  Other                                              1,103           972            816            797          1,085
---------------------------------------------------------------------------------------------------------------------------
  Total other income                                 3,031         2,092          1,624          1,437          1,693
---------------------------------------------------------------------------------------------------------------------------
Other expense:
  Salaries and employee benefits                     5,696         4,519          4,295          4,427         4,397
  Deposit insurance assessment                         271           276          2,351            711           738
  Occupancy                                            764           821            809            819           769
  Other                                              4,172         3,015          2,714          2,900          2,614
---------------------------------------------------------------------------------------------------------------------------
  Total other expense                               10,903         8,631         10,169          8,857          8,518
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                           4,805         4,463          2,307          1,911         2,118
Income tax provision                                 1,945         1,818          1,003            662            874
---------------------------------------------------------------------------------------------------------------------------
Net income                                         $ 2,860       $ 2,645        $ 1,304        $ 1,249        $ 1,244
---------------------------------------------------------------------------------------------------------------------------

                                                                    At or For the Year Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                     1999           1998          1997           1996          1995
---------------------------------------------------------------------------------------------------------------------------
Performance Ratios:
  Return on average assets (ratio of net
    income to average total assets)               0.60%         0.62%          0.31%         0.34%          0.36%
  Interest rate spread information:
      Average during year                         2.74          2.41           2.40          2.28           2.41
      End of year                                 2.86          2.40           2.41          2.33           2.28
  Net interest margin (1)                         2.91          2.74           2.76          2.72           2.83
  Ratio of operating expense to average
    total assets                                  2.28          2.03           2.44          2.41           2.37
  Return on average stockholders' equity
    (ratio of net income to average
    stockholders' equity)                         6.86          6.45           3.25          2.95           2.92
  Ratio of average interest-earning
    assets to average interest-bearing
    liabilities                                 103.94        106.97         107.63        109.42         110.51

Asset Quality Ratios:
 Non-performing assets to total assets at
    end of year (2)                               0.24          0.25           1.11          1.75          2.43
  Allowance for loan and real estate
    owned losses to non-performing assets       220.11        180.51          44.73         32.22         25.33
  Allowance for loan losses to total loans        0.84          0.87           1.00          1.07          1.06

Capital Ratios:
  Stockholders' equity to total assets at
    end of year                                   8.30          9.72           9.23         10.48         12.69
  Average stockholders' equity to average
    assets                                       11.43          9.63           9.63         11.54         12.29

Number of full-service offices                      13            11             11            11            11
Number of deposit accounts                      43,383        33,884         35,426        36,452        35,075

Book value per share (3)                        $10.27        $10.41          $9.52         $9.72         $9.36
Dividend payout ratio                             33.7%         30.6%          46.7%         27.9%          N/A

(1) Net interest income divided by average interest-earning assets.

(2)Non-performing assets consist of non-accruing loans, including in-substance foreclosures, accruing loans past due 90 or more days, troubled debt restructuring and real estate owned. (3) Amounts reflect a stock split in the form of a 100% stock dividend on April 14, 1998.

QUARTERLY RESULTS OF OPERATIONS

         The following table presents certain selected unaudited data relating to results of operations for the three month periods ending on the dates indicated.

                                                                             Three Months Ended
-----------------------------------------------------------------------------------------------------------------------
                                                        June 30,       September 30,     December 31,       March 31,
                                                          1998             1998              1998             1999
-----------------------------------------------------------------------------------------------------------------------
Fiscal 1999
Total interest income                                 $7,448,118       $8,599,719       $8,476,677      $8,361,322
Total interest expense                                 4,700,746        5,230,038        5,122,968       4,855,261
-----------------------------------------------------------------------------------------------------------------------
Net interest income                                    2,747,372        3,369,681        3,353,709       3,506,061
Provision for loan losses                                 75,000           75,000           75,000          75,000
-----------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                            2,672,372        3,294,681        3,278,709       3,431,061
Other income                                             621,434          774,873          583,318       1,051,315
Other expense                                          2,230,777        2,980,656        2,469,756       3,221,578
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                             1,063,029        1,088,898        1,392,271       1,260,798
Income tax provision                                     435,681          403,039          529,822         576,569
-----------------------------------------------------------------------------------------------------------------------
Net income                                            $  627,348       $  685,859          862,449       $ 684,229
-----------------------------------------------------------------------------------------------------------------------

                                                                             Three Months Ended
------------------------------------------------------------------------------------------------------------------------
                                                        June 30,       September 30,     December 31,       March 31,
                                                          1997             1997              1997             1998
------------------------------------------------------------------------------------------------------------------------
Fiscal 1998
Total interest income                                 $7,653,837       $7,784,083        $7,587,707         $7,495,779
Total interest expense                                 4,850,898        5,001,278         4,817,298          4,673,037
------------------------------------------------------------------------------------------------------------------------
Net interest income                                    2,802,939        2,782,805         2,770,409          2,822,742
Provision for loan losses                                 77,386           75,164              (500)            25,000
------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                            2,725,553        2,707,641         2,770,909          2,797,742
Other income                                             497,035          529,984           591,674            473,300
Other expense                                          2,123,438        2,140,755         2,196,172          2,170,962
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                             1,099,150        1,096,870         1,166,411          1,100,080
Income tax provision                                     461,228          451,966           461,303            442,847
------------------------------------------------------------------------------------------------------------------------
Net income                                            $  637,922       $  644,904        $  705,108         $  657,233
------------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         This section presents management's review of the operating results and financial condition of Permanent Bancorp, Inc. (the "Company") and its subsidiary, Permanent Federal Savings Bank (the "Bank"). This section provides information which is not otherwise apparent from the Consolidated Statements of Financial Condition, Income, Stockholders' Equity and Cash Flows and is intended to assist readers in understanding the Company's performance and financial condition.

         The principal business of the Company consists of attracting deposits from the general public and using these deposits, together with borrowings and other funds, to originate one to four family residential mortgage loans as well as multi-family and commercial real estate loans, automobile and other consumer loans. The Company also originates construction and commercial business loans and invests in mortgage-backed and other investment securities. The Company's results of operations are primarily dependent on its interest rate spread, which is the difference ("spread") between the average yield on interest-earning assets, such as loans, mortgage-backed and investment securities and short-term interest bearing deposits and the average rate paid on interest-bearing liabilities, such as deposits and borrowings. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition to credit risk, the Company is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities.

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

         The Company is significantly affected by prevailing economic conditions, including federal monetary and fiscal policies, as well as by federal regulation of financial institutions. Deposit balances are influenced by a number of factors, including interest rates paid on competing personal investments and the level of personal income and savings within the institution's market area. In addition, deposit balances are influenced by the perceptions of customers regarding the stability of the financial markets and financial services industry. Management expects to retain a significant portion of existing deposit balances by offering competitive rates on such deposits. The Bank has adopted a strategy of employing Federal Home Loan Bank of Indianapolis
(FHLB) advances to supplement deposits. FHLB advances are expected to augment the liquidity necessary to fund lending operations and investment opportunities. Lending activities are influenced by the demand for housing, consumer and commercial loans as well as competition from other lending institutions. The primary sources of funds for lending activities include deposits, loan payments, borrowings, the sale of loans and other assets and funds provided from operations.

Forward-looking Statements

         The Company may from time to time make "forward-looking statements," including statements contained in the Company's filings with the Securities and Exchange Commission (the "SEC"), in its reports to shareholders and in other communications, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

         These forward-looking statements include statements with respect to the Company's beliefs, expectations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). Those risks and uncertainties could cause the Company's financial performance to differ materially from expectations, estimates, and intentions expressed in such forward-looking statements.

         The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Information Systems and the Year 2000

         The Company began working on its Year 2000 (or "Y2K") plan, a term which refers to uncertainties about the ability of data processing hardware and software to properly interpret dates after the beginning of the Year 2000, in calendar year 1997. A project leader who is a member of senior management has been assigned to the project while senior management oversees it and regularly reports to the Board of Directors. A comprehensive Year 2000 Plan (the "Plan") that includes phases relating to awareness, assessment, renovation, validation and implementation has been established and includes a timetable and summarizes each major phase of the project and the estimated costs to renovate and test systems in preparation for the Year 2000.

         The awareness phase included a Company-wide campaign to communicate and identify the problem and the potential ramifications to the organization. Concurrent with this phase, the assessment phase began which included the inventorying of systems that may be impacted. The business use of each system was analyzed and prioritized based upon the perceived adverse effect on the financial condition of the Company in the event of a loss or interruption in the use of that system. The Company has completed the awareness and assessment phases of the project.

         The Company has outsourced the most critical data processing activities to an industry-known service provider who is responsible for modifying its programs to be compliant with Year 2000 processing; however, testing of those systems is the responsibility of the Company. Focusing on these critical systems, the Company has closely reviewed and monitored this vendor's progress. Year 2000 compliant upgrades to these outsourced critical data processing systems were installed throughout fiscal 1999 and the service provider has represented that this process is substantially complete.

         The Y2K upgrades have been tested according to a comprehensive plan. All issues discovered during the testing were reported to the service provider for remediation. Additional testing was conducted to assure that each identified issue was correctly repaired. The Company has not discovered any material issues during the testing.

         Other critical systems have also been assessed as to their Year 2000 readiness. These systems have been purchased from other industry-known vendors and are generally used in their purchased configuration. The Company is closely reviewing and monitoring these systems in addition to reviewing less critical systems as to each vendor's progress and testing. Systems are being tested in a non-production environment. Assurance of Year 2000 compliance for these systems has been received from substantially all of our vendors including all those deemed critical. Integrated testing on all critical applications will continue through the first half of calendar year 1999. The review of non-critical systems has begun and is also expected to be completed by June 30, 1999. A system is deemed validated upon completion of an appropriate test plan and system testing of the Year 2000 compliant version without problems.

         The Company's overall costs associated with year 2000 implementation will be reduced due to its outsourcing arrangement previously discussed; however, incremental direct expenses to date of approximately $55,000 have been incurred and the Company anticipates incurring approximately $90,000 of additional incremental expenses in fiscal 2000. Included in this amount are capital improvements which will be accelerated in part due to Year 2000 concerns. The capital improvements include replacing older technology, personal computers and software and telecommunication systems. Although implementation of this equipment and software will resolve certain Year 2000 issues, they will also provide increased or improved functionality and efficiencies. The cost of this equipment and software is expected to be charged to expense over the estimated useful lives. The aforementioned costs do not include the salary of the project leader or the time of management and staff assisting on the project which are estimated to total 2,000 hours from fourth quarter 1998 through calendar 1999. The total cost could vary significantly from those currently estimated because of unforeseen circumstances which could develop in implementing the Plan.

         The Company has begun communications with its customers informing them of its efforts to become Y2K compliant and is periodically inserting a summary of its progress in its periodic mailings to customers. The Company has posted Y2K information on its Web Site and is training its employees to become knowledgeable about the progress being made to be compliant. Posters are displayed in the Bank's lobbies with Y2K information.

         Concurrent with the development and execution of the Plan is the evolution of the Company's Year 2000 contingency plan. The contingency plan is intended to be a changing document developed and modified based on the results of the project. The contingency plan currently includes the contingency procedures for critical data processing and environmental systems and key suppliers. The contingency plan also addresses a variety of additional issues including credit risk, liquidity and loan and deposit customers.

         The Company has completed an evaluation of Year 2000 risks relating to its lines of business separate from its dependence on data processing that includes a review of larger commercial customers to ascertain their overall preparedness for Year 2000. The process required lending and other bank officers to meet with their customers to review and assess their preparedness. The failure of a commercial customer to prepare adequately for Year 2000 could have a significant adverse effect on such customer's operations and profitability and thereby inhibit its ability to repay loans or require the use of its deposited funds. While the process of evaluating the potential adverse effects of Year 2000 risks on these customers is substantially complete, it is not possible to quantify the overall potential effect on the Company.

         The plan also includes provisions which address the Year 2000 compliance of environmental systems, which include items such as elevators, security systems and heating and air conditioning systems. No significant business risks have been revealed regarding these types of systems.

         While the Company is making a substantial effort to become Year 2000 compliant, there is no assurance that the failure to adequately address all issues relating to the Year 2000 problem would not have a material adverse effect on its financial condition or results of operations.

FINANCIAL CONDITION

March 31, 1999 Compared to March 31, 1998

         The Company's total assets at March 31, 1999 were $492.3 million, an increase of $53.2 million, or 12.1% from $439.1 million at March 31, 1998. Investment and mortgage-backed securities amounted to $123.2 million at March 31, 1999, a decrease of $63.9 million from $187.1 million at March 31, 1998. Net loans increased by $95.7 million or 42.4% to $321 million at March 31, 1999 compared to $225.3 million at March 31, 1998. Total liabilities were $451.5 million at March 31, 1999, up $55.1 million, or 13.9% from $396.4 million at March 31, 1998. Deposits of $345.3 million were up $62.4 million or 22.1% from $282.9 million at March 31, 1998. Substantially all of the deposit growth and approximately 45% of the loan growth is attributable to the Company's acquisition of four branch locations from NBD Bank, N.A. on June 26, 1998. The balance of the loan portfolio growth is attributable primarily to internally generated growth primarily in the consumer loan portfolio.

         Federal Home Loan Bank (FHLB) advances decreased by $2.9 million to $96.5 million at March 31, 1999 from $99.4 million at March 31, 1998.

         Total stockholders' equity decreased by $1.8 million to $40.9 million at March 31, 1999. The Company earned $2.86 million and paid $1.21 million of dividends to its shareholders. The Company purchased $4.16 million of treasury shares and received $0.22 million from the issuance of its stock. The fair value of securities decreased by approximately $0.22 million and $0.69 million of stock was earned or became vested under the Company's ESOP and restricted stock award programs.

         One to four family first mortgage loans increased by $14 million and consumer loans increased by $40.7 million. Commercial and multi-family real estate loans increased by $36.5 million, land and construction loans increased by $4.8 million and commercial paper decreased by $.014 million. The allowance for loan losses increased by $.73 million due principally to the acquisition of $.76 million of loss reserves associated with the loans acquired from NBD.

RESULTS OF OPERATIONS

Comparison of Operating Results for the Years Ended March 31, 1999 and March 31, 1998.

         General. The Company's net income of $2.86 million during the fiscal year ended March 31, 1999 was $0.22 million greater or 8.3% more than the $2.64 million earned during the fiscal year ended March 31, 1998. Operating results for the year ended March 31, 1999 include the income and expenses related to the assets and liabilities of the four locations acquired from NBD Bank, N.A. since June 26, 1998, the date of acquisition, since the transaction has been accounted for as a purchase.

         Net Interest Income. The Company's net interest income increased by $1.8 million to $13 million for the year ended March 31, 1999 compared to $11.2 million for the year ended March 31, 1998. The increase was primarily attributable to an increase in the interest rate spread of 0.33%.

         Interest Income. Interest income for the year ended March 31, 1999 increased $2.4 million to $32.9 million compared to $30.5 million for the same period in 1998.

         Interest income increased because total interest earning assets increased, primarily due to the previously described NBD acquisition, and funds were shifted from lower earning investment securities into higher yielding loans.

         Average securities, which includes mortgage-backed securities, other securities and FHLB stock, decreased by $31.2 million from fiscal 1998 to fiscal 1999. The rate earned on mortgage-backed securities decreased to 6.17% in fiscal 1999 from 6.52% in the prior fiscal year. The rate earned on all other securities, including the FHLB stock, decreased to 6.16% in fiscal 1999 from 7.01% in the prior fiscal year.

         The average of other interest bearing assets, which are primarily deposits and other short-term investments, increased to $6.1 million in fiscal 1999 from $1.4 million in the prior fiscal year. The rate earned on these investments decreased to 4.65% in fiscal 1999 from 7.49% in fiscal 1998.

         Average loans outstanding increased $64.8 million from fiscal 1998 to fiscal 1999. This represents a 30% increase in average outstanding loans. During the same period, the yields on loans declined by one basis point (.01%).

         The yield on all interest-earning assets decreased by 11 basis points (.11%) in fiscal 1999. For the year ended March 31, 1999 the overall interest-earning asset yield was 7.38% compared to 7.49% for the year ended March 31, 1998.

         Interest Expense. Interest expense increased by $0.57 million to $19.9 million during the fiscal year ended March 31, 1999 compared to $19.3 million during fiscal 1998. Interest paid on deposits increased by $1.3 million due to an increase of $54.1 million in average deposit balance which more than offset a decrease in the rate paid from 4.83% to 4.44%. Interest on Federal Home Loan Bank advances decreased by $.86 million as average balances outstanding decreased by $7.2 million and the average rate paid on advances also decreased from 5.77% during fiscal 1998 to 5.30% during fiscal year 1999. Interest expense on Other long-term debt & other borrowings increased due primarily to the Company borrowing $4.16 million of long-term debt from an unaffiliated bank in August 1998. Proceeds from this borrowing was used by the Company to repurchase 302,100 shares of its own common stock. Fiscal 1998 borrowings consist primarily of short-term borrowings to meet liquidity needs.

         The cost of all interest-bearing liabilities decreased from 5.08% for the year ended March 31, 1998 to 4.68% for the year ended March 31, 1999.

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

         During the year ended March 31, 1999, the Company recorded a provision for loan losses of $300,000 compared to $177,050 for the year ended March 31, 1998. In addition the Company acquired $760,000 of loan loss reserves as part its acquisitions of assets from NBD Bank, N.A. Net charge offs amounted to $327,000 during fiscal 1999 compared to $330,000 during fiscal 1998. Asset
quality,  as  measured  by  non-performing   loans  to  total  loans,   improved
significantly for the year ended March 31, 1999 compared to the prior year. The ratios of non-performing loans to total loans was 0.25% at March 31, 1999 and
 .40% at March 31, 1998 respectively. The allowance for losses, as a ratio to total loans, was 0.84% at March 31, 1999 compared to .87% at March 31, 1998. At March 31, 1999 and 1998, the allowance for loan losses as a percentage of non-performing loans was 330.81% and 216.58%, respectively. It is management's belief that the allowance for loan losses reflects an adequate reserve against potential losses in the loan portfolio. Future additions to the Company's allowance for loan losses and any change in the related ratio to non-performing loans are dependent upon the performance of the Company's loan portfolio, the economy, inflation, changes in real estate and other collateral values and interest rates as well as the view of regulatory authorities toward adequate reserve levels. See also "Asset Quality."

         Other Income. Other income increased by $939,000 to $3,031,000 during the fiscal year ended March 31, 1999. This represents an increase of 44.9% over the prior year. Service charges increased by $507,000 and profit on sale of loans, securities and real estate owned increased by $299,000. Commissions on the sale of investment and insurance products decreased by $17,000. Earnings from other sources were up by $150,000 during fiscal 1999.

         Other Expense. The Company's other expense increased by $2.22 million from fiscal 1998 to fiscal 1999. Salaries and employee benefits increased $1.2 million or 26%. Occupancy expenses increased $199,000, equipment expenses increased $155,000, computer service expenses increased $168,000, advertising expenses increased $58,000, postage and office supplies increased $158,000 and other expenses increased $311,000 from fiscal 1998 to fiscal 1999, respectively, due to an expansion of personnel to staff additional branch facilities to service additional deposit and loan accounts acquired from NBD Bank, N.A.

         Income Tax Provision. The Company's income tax provision increased by $128,000 from fiscal 1998 to fiscal 1999 primarily as a result of increased pretax earnings. The effective tax rate was 40.48% for fiscal 1999 compared to 40.72% for the prior year. RESULTS OF OPERATIONS

Comparison of Operating Results for the Years Ended March 31, 1998 and March 31, 1997.

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

         Interest Expense. Interest expense increased by $619,000 to $19.3 million during the fiscal year ended March 31, 1998 compared to $18.7 million during fiscal 1997. Interest paid on deposits increased by $99,000 due to an increase of $2.8 million in average deposit balance which more than offset a decrease in the rate paid from 4.84% to 4.83%. Interest on Federal Home Loan Bank advances increased by $545,000 as average balances outstanding increased by $9.1 million and the average rate paid on advances also increased from 5.74% during fiscal 1997 to 5.77% during fiscal 1998.

         Provision for Loan Losses. During the year ended March 31, 1998, the Company recorded a provision for loan losses of $177,050 compared to $113,256 for the year ended March 31, 1997. Net charge offs amounted to $330,000 during fiscal 1998 compared to $225,000 during fiscal 1997. Asset quality, as measured by non-performing loans to total loans, improved significantly for the year ended March 31, 1998 compared to the prior year. The ratios of non-performing loans to total loans was 0.40% at March 31, 1998 and 2.16% at March 31, 1997 respectively. The allowance for losses, as a ratio to total loans, was 0.87% at March 31, 1998 compared to 1.00% at March 31, 1997. At March 31, 1998 and 1997, the allowance for loan losses as a percentage of non-performing loans was 216.58% and 46.31%, respectively.

         Other Income. Other income increased by $468,000 to $2,092,000 during the fiscal year ended March 31, 1998. This represents an increase of 28.8% over fiscal 1997. Service charges increased by $144,000 and profit on sale of loans, securities and real estate owned increased by $193,000. Commissions on the sale of investment and insurance products increased by $68,000. Earnings from other sources were up by $63,000 during fiscal 1998.

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

(Dollars in Thousands)                      1999                         1998                          1997
---------------------------------------------------------------------------------------------------------------------------------
                                Average     Interest   Average    Average    Interest  Average    Average  Interest  Average
                              Outstanding    Earned/   Yield/   Outstanding   Earned/  Yield/   Outstanding Earned/  Yield/
                                Balance       Paid      Rate      Balance      Paid     Rate      Balance    Paid     Rate
---------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Loans                        $279,790     $22,759     8.13%     $214,982     $17,509   8.14%     $209,420   $16,796   8.02%
  Mortgage-backed securities     68,259       4,212     6.17        97,668       6,370   6.52        91,431     6,101   6.67
  Securities and FHLB stock      91,456       5,631     6.16        93,210       6,536   7.01        95,212     6,686   7.02
  Other                           6,107         284     4.65         1,416         106   7.49         1,869       106   5.67
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning
      assets (1)               $445,612     $32,886     7.38%     $407,276     $30,521   7.49%     $397,932   $29,689   7.46%
---------------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities:
  Deposits                     $332,301     $14,756     4.44%     $278,181     $13,431   4.83%     $275,407   $13,333   4.84%
  FHLB advances                  94,463       5,002     5.30       101,704       5,866   5.77        92,604     5,320   5.74
  Other long-term debt &
    other borrowings              2,060         151     7.33           845          46   5.44         1,693        71   4.19
---------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities              $428,824     $19,909     4.64%     $380,730     $19,343   5.08%     $369,704   $18,724   5.06%
Net interest income                         $12,977                            $11,178                        $10,965
---------------------------------------------------------------------------------------------------------------------------------
Net interest rate spread                                2.74%                            2.41%                          2.40%
---------------------------------------------------------------------------------------------------------------------------------
Net earning assets            $  16,788                           $ 26,546                         $ 28,228
---------------------------------------------------------------------------------------------------------------------------------
Net interest margin(2)                                  2.91%                            2.74%                          2.76%
---------------------------------------------------------------------------------------------------------------------------------
Average interest-earning
  assets to average interest-
  bearing liabilities            103.91%                            106.97%                         107.64%
---------------------------------------------------------------------------------------------------------------------------------

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

                                                                         Year Ended March 31,
                                                          1999 vs. 1998                       1998 vs. 1997
---------------------------------------------------------------------------------------------------------------------------
                                                 Increase (Decrease)      Total        Increase (Decrease)     Total
                                                       Due to           Increase            Due to           Increase
                                                Volume        Rate     (Decrease)     Volume       Rate     (Decrease)
---------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Loans receivable                               $ 5,275       $ (26)     $5,249       $ 451         $263       $ 714
 Mortgage-backed securities                      (1,867)       (291)     (2,158)        402         (133)        269
 Securities and FHLB stock                         (117)       (787)       (904)       (140)         (10)       (150)
 Other                                              285        (107)        178
---------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets                $ 3,576     $(1,211)     $2,365       $ 713         $120       $ 833
---------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
 Deposits                                       $ 2,515     $(1,190)   $1,325         $ 134        $ (36)      $  98
 FHLB advances                                     (402)       (462)       (864)      525             21         546
 Other borrowings                                    78          28         106         (62)         37          (25)
---------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities           $ 2,191     $(1,624)   $  567       $ 597         $ 22         $ 619
---------------------------------------------------------------------------------------------------------------------------
Change in net interest income                                            $1,798                                $ 214
---------------------------------------------------------------------------------------------------------------------------

         The following table presents the weighted average yields on loans, investments and other interest-earning assets, the weighted average rates on savings deposits and borrowings and the resultant interest rate spreads at the dates indicated:

                                                                          At March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                      1999                     1998                    1997
---------------------------------------------------------------------------------------------------------------------------
Weighted average yield on:
 Loans, net                                        7.81%                   7.91%                    8.02%
 Mortgage-backed securities                        6.45                    6.80                     6.71
 Securities & FHLB Stock                           6.16                    6.84                     7.05
 Other                                             4.76                    6.06                     6.69
   Combined weighted average yield on
     interest-earning assets                       7.34                    7.42                     7.47
Weighted average rate paid on:
 Savings deposits                                  3.13                    3.77                     3.87
 Demand and NOW deposits                           1.55                    1.79                     2.06
 Time deposits                                     5.51                    5.78                     5.67
 FHLB Advances                                     5.10                    5.39                     5.65
 Other Borrowings                                  6.80                                             5.19
   Combined weighted average rate paid
     on interest-bearing liabilities               4.48                    5.02                     5.05
 Spread                                            2.86                    2.40                     2.41
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

                                                     1999           1998          1997          1996          1995
---------------------------------------------------------------------------------------------------------------------------
Non-accruing loans:
  One- to four-family                                $  643         $  822        $1,131        $  695      $ 1,219
  Multi-family                                                                     1,062         3,654        3,696
  Commercial real estate                                 64
  Construction or development                                           12          171            171
  Consumer                                              111             77            99           185          78
---------------------------------------------------------------------------------------------------------------------------
    Total                                               818            911         2,463         4,705       4,993
---------------------------------------------------------------------------------------------------------------------------
Troubled debt restructurings                                                       2,128         2,165       3,293
---------------------------------------------------------------------------------------------------------------------------
Total non-performing loans                           $  818         $  911        $4,591        $6,870     $ 8,286
---------------------------------------------------------------------------------------------------------------------------
Real estate and other assets owned:
  One- to four-family                                $  112          $  93        $   41         $  22          $7
  Construction or development                                                                                   26
  Consumer                                              236             89            53            54          25
---------------------------------------------------------------------------------------------------------------------------
    Total                                               348            182            94            76          58
---------------------------------------------------------------------------------------------------------------------------
Total non-performing assets                          $1,166         $1,093        $4,685        $6,946     $ 8,344
---------------------------------------------------------------------------------------------------------------------------

Total as a percentage of total assets                  0.24%          0.25%         1.11%         1.75%       2.43%
---------------------------------------------------------------------------------------------------------------------------

        At March 31, 1999 the Bank had no non-performing assets with an outstanding balance in excess of $100,000. This compares to one non-performing asset at March 31, 1998 that had a balance in excess of $100,000.

         Non-accruing Loans. As of March 31, 1999, the Bank had $818,000 in book value of non-accruing loans compared to $911,000 as of March 31, 1998. For the year ended March 31, 1999, gross interest income which would have been recorded had the Bank's non-accruing loans been current in accordance with their original terms amounted to $65,000. The amount that was included in interest income on such loans was $21,000 for the year ended March 31, 1999.

         Real Estate Owned. At March 31, 1999, the Bank's real estate acquired through foreclosure totaled $112,000.

         Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of March 31, 1999, there was an aggregate of $7.3 million of loans which management is closely monitoring for the borrowers' ability to comply with current repayment terms compared to $3.2 million at March 31, 1998. Management believes it has taken a conservative approach in evaluating under-performing credits.

         Delinquent Loans. The following table sets forth the Bank's loan delinquencies by type, by amount and by percentage of type at March 31, 1999.

                                                                 Loan Delinquent For:
---------------------------------------------------------------------------------------------------------------------------
                                         30-59 Days                   60-89 Days                 90 Days and Over
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)          Number   Amount  Percentage    Number   Amount Percentage   Number   Amount  Percentage
---------------------------------------------------------------------------------------------------------------------------
 Real Estate:
  One- to four-family              70    $2,119 67.66%          47     $1,94093.95%           24       $64378.61%
  Multi-family construction
    or development                  1       135  4.31%           0          0 0.00%            0          0 0.00%
 Commercial real estate                                                                        1         64 7.82%
 Consumer                         116       878 28.03%          19        125 6.05%           18        11113.57%
---------------------------------------------------------------------------------------------------------------------------
       Total                      187    $3,132100.00%          66     $2,065100.00%          43       $818100.00%
---------------------------------------------------------------------------------------------------------------------------

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based upon management's evaluation of the risk inherent in the loan portfolio and changes in the nature and volume of its loan activity.

         The following tables set forth an analysis of the Bank's allowance at the years indicated.

(Dollars in Thousands)                                                        At March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                      1999          1998           1997         1996           1995
---------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                         $1,973        $2,126         $2,238       $2,093        $2,110
Charge-offs:
  One- to four-family                                    19            56                          11            20
  Multi-family                                                         72                                        86
  Consumer                                              488           276            354           93            63
  Commercial business                                                                 17                        414
---------------------------------------------------------------------------------------------------------------------------
                                                        507           404            371          104           583
---------------------------------------------------------------------------------------------------------------------------
Recoveries:
  One-to-four-family                                    10                             2           11          134
  Multi-family & commercial                                                           98            4
  Consumer                                              170            74             46           27            22
---------------------------------------------------------------------------------------------------------------------------
                                                        180            74                                       156
---------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                         327           330            225           62          427
Provision for loan losses charged
  to operations                                         300           177            113          207          410
Acquired in branch acquisition                         760
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year                               $2,706        $1,973         $2,126       $2,238        $2,093
---------------------------------------------------------------------------------------------------------------------------

                                                                              At March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                      1999          1998           1997         1996           1995
---------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs during the period to
  average loans outstanding during the year        0.12%          0.15%         0.11%        0.03%        0.22%
---------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs during the period to
  ending non-performing  assets                   28.04%         30.19%         4.80%        0.89%        5.12%
---------------------------------------------------------------------------------------------------------------------------
Ratio of provision for loan losses
  to total loans                                   0.09%          0.08%         0.05%        0.10%        0.21%
---------------------------------------------------------------------------------------------------------------------------
Ratio of allowance for loan losses
  to non-performing loans                        330.81%        216.58%        46.31%       32.58%       25.26%
---------------------------------------------------------------------------------------------------------------------------
 Ratio of allowance for loan losses
  to total loans                                   0.84%          0.87%         1.00%        1.07%        1.06%
---------------------------------------------------------------------------------------------------------------------------

Asset/Liability Management

         The measurement and analysis of the exposure of the Bank to changes in the interest rate environment is referred to as asset/liability management. One method used to analyze the Bank's sensitivity to changes in interest rates is to measure the difference between the amount of interest-earning assets which are anticipated to mature or reprice within a given period of time compared to the amount of interest-bearing liabilities which are expected to mature or reprice within the same period. This difference is known as the interest rate sensitivity "gap." A gap is considered positive when the amount of interest rate sensitive assets anticipated to reprice or mature exceeds the amount of interest rate sensitive liabilities anticipated to reprice or mature in a given period. A gap is considered negative when the amount of interest rate sensitive liabilities anticipated to reprice or mature exceeds the amount of interest rate sensitive assets anticipated to reprice or mature in a given period. At March 31, 1999, the Company's total interest-bearing liabilities maturing or repricing within one year exceeded total interest-earning assets maturing or repricing in the same period by $18.4 million, representing a negative cumulative one-year gap ratio of 3.74% of total assets. The Company relies on certain assumptions, such as the amount and timing of loan prepayments, among others, in the measurement of the interest rate sensitivity gap. In light of the Company's negative cumulative one-year gap ratio, management believes that an increase in interest rates will adversely effect its net interest income. The Company focuses lending efforts toward the origination and purchase of competitively priced adjustable-rate loan products and fixed-rate loan products with relatively short terms to maturity, generally fifteen years or less. This allows the Company to maintain a portfolio of loans which will be sensitive to changes in the level of interest rates while providing a reasonable spread to the cost of liabilities used to fund the loans. The effect of these assumptions is to quantify the dollar amount of items that are interest-sensitive and which can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (i) the rate of interest to be paid on an asset or liability may adjust periodically on the basis of an interest rate index, (ii) an asset or liability such as a mortgage loan may amortize, permitting reinvestment of cash flows at the then-prevailing interest rate, or (iii) an asset or liability may mature, at which time the proceeds can be reinvested at the current market rates.

         The following table sets forth the interest rate sensitivity of the Company's assets and liabilities at March 31, 1999 on the basis of the above-described assumptions, and sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at March 31, 1999 and the Company's interest rate sensitivity "gap" percentages at the dates indicated. Information presented is based on estimated prepayment rates ranging from 9% to 50% for loans and mortgage-backed securities, depending on their maturity and yield. Passbook savings and NOW account balances assume a 17% and 37% annual decay rate, respectively, and money market demand amounts assume a 79% annual decay rate.

                                                                Maturing or Repricing
---------------------------------------------------------------------------------------------------------------------------
                                               Less than     6-12      Over 1-3    Over 3-5       Over
                                               6 Months     Months       Years       Years       5 Years
---------------------------------------------------------------------------------------------------------------------------
Fixed-rate one- to four-
  family, multi-family (including
  mortgage-backed securities),
  commercial real estate and
  construction loans                           $ 17,932    $ 10,572    $ 32,723    $ 24,151     $ 46,327
Adjustable rate one- to four-
  family, multi-family (including
  mortgage-backed securities),
  commercial real estate and
  construction loans                             56,123      19,092      35,299      16,959       22,727
Consumer loans                                   20,600       9,128      32,570      15,695        6,811
Investment securities and other                  15,248       2,003                   9,000       57,831
---------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets                 109,903      40,795     100,592     65,805       133,696
---------------------------------------------------------------------------------------------------------------------------
Savings deposits                                 2,706        4,599      13,472       6,514      32,191
Demand and NOW deposits                          20,017      11,485      13,985       4,298        7,860
Certificates                                     83,420      42,211      57,290      22,544      10,482
FHLB advances                                     4,536         157      15,137       7,448       72,763
---------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities            110,679      58,452      99,884      40,804      123,296
---------------------------------------------------------------------------------------------------------------------------
Interest-earning assets less
  interest-bearing liabilities                 $   (776)  $ (17,657)    $   708    $ 25,001     $ 10,400
---------------------------------------------------------------------------------------------------------------------------

Cumulative interest-rate
  sensitivity gap                              $   (776)  $ (18,433)   $(17,725)  $   7,276     $ 17,676
---------------------------------------------------------------------------------------------------------------------------

Cumulative interest-rate
  gap as a percentage of assets                   (0.16)%     (3.74)%     (3.60)%        1.48%       3.59%
---------------------------------------------------------------------------------------------------------------------------

         In evaluating the Company's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. For example, projected passbook, money market and NOW account maturities may materially change if interest rates change significantly or if alternative savings/investment products become attractive. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase. The Company considers all of these factors in monitoring its exposure to interest rate risk. In addition, the foregoing table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain categories of assets and liabilities is subject to competitive and other pressures beyond the Company's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes. The Office of Thrift Supervision ("OTS") requires the Bank to calculate the estimated change in its net portfolio value ("NPV") assuming an instantaneous, parallel shift in the Treasury yield curve either up or down. NPV represents the sum of future cash flows discounted to present value. The OTS permits the Bank to utilize the OTS model to determine the impact of parallel and instantaneous shifts in the Treasury yields curve. While the OTS model uses data submitted by the Bank to the OTS, many of the assumptions imbedded in the model, such as loan prepayment rates and deposit decay rates, are determined by the OTS. The following table sets forth the Bank's interest rate sensitivity of NPV as of March 31, 1999 as calculated by the OTS (dollars in 000's):

                                      Net portfolio value                                NPVas % of PVof Assets
---------------------------------------------------------------------------------------------------------------------------
   Change in
     rates                $ Amount         $ Change          % Change                  NPV Ratio            Change
---------------------------------------------------------------------------------------------------------------------------
     +200                  47,409           (5,390)         -10%                     9.81%                  - 68
     +100                 50,612            (2,186)         - 4%                    10.25%                  - 24
        0                  52,798                                                   10.49%
    - 100                 54,660             1,862            4%                    10.65%                    16
    - 200                 55,998             3,200            6%                    10.70%                    21

Liquidity and Capital Resources

         The OTS requires minimum levels of liquid assets. OTS regulations presently require the Bank to maintain an average daily balance of liquid assets (United States Treasury, federal agency and other investments) equal to at least 4.0% of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Such requirements may be changed from time to time by the OTS to reflect changing economic conditions. Such investments are intended to provide a source of relatively liquid funds upon which the Bank may rely, if necessary, to fund deposit withdrawals and other short-term funding needs. The Bank has historically maintained its liquidity ratio in excess of that required. At March 31, 1999, the amount of the Bank's liquidity was $142.4 million, resulting in a liquidity ratio of 40.48%.

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

         The Bank principally uses its liquidity resources to meet ongoing commitments, to fund maturing certificates of deposit and deposit withdrawals, to purchase securities, to fund existing and future loan commitments, to maintain liquidity, and to meet operating expenses. At March 31, 1999, the Bank had approximately $2.2 million of loan commitments and an additional $4.9 million of undisbursed loans in process. The Bank anticipates that it will have sufficient funds available to meet current loan commitments.

         Certificates of deposit scheduled to mature in one year or less at March 31, 1999 totaled $117.9 million. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank, however, there can be no assurance that the Bank can retain all such deposits.

         Management believes that loan repayments and other sources of funds will be adequate to meet and exceed the Bank's foreseeable short- and long-term liquidity needs. The primary investing activities of the Bank include investing in loans, mortgage-backed securities, U.S. Treasury and agency securities and other investment securities. At March 31, 1999, these assets accounted for 90.8% of the Company's total assets. The purchases are funded primarily from loan repayments, maturities of securities, FHLB advances and increases in deposits and net income.

         At March 31, 1999, the Bank had outstanding borrowings of $96.5 million from the FHLB and had the capacity to borrow up to a total of approximately $200 million.

         Dividends are subject to determination and declaration by the Board of Directors, which will take into account the Company's consolidated financial condition and results of operations as well as other relevant factors. The
Company's ability to pay dividends is subject to federal regulations and its continued compliance with regulatory capital requirements. The Company is also subject to the requirements of Delaware law, which generally limits dividends to an amount in excess of a company's net assets over paid-in-capital, or, if there is no such excess, to its net profits for the current and immediately preceding fiscal year. See the Notes to the Consolidated Financial Statements for a further discussion.

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

Recent Accounting Pronouncements

         See  the  notes  to  the  Consolidated   Financial   Statements  for  a
description of applicable pronouncements.

INDEPENDENT AUDITORS' REPORT


To the Stockholders and the Board of Directors of Permanent Bancorp, Inc.:

         We have audited the accompanying consolidated statements of financial condition of Permanent Bancorp, Inc. and its subsidiary (the "Company") as of March 31, 1999 and 1998 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Permanent Bancorp, Inc. and its subsidiary as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.






/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP
May 21, 1999
Indianapolis, Indiana

CONSOLIDATED STATEMENTS OF
FINANCIAL CONDITION

                                                                                                March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                        1999                1998
---------------------------------------------------------------------------------------------------------------------------
ASSETS:
Cash                                                                                 $ 7,591,117        $ 4,274,700
Interest-bearing deposits                                                              6,361,293          1,808,159
---------------------------------------------------------------------------------------------------------------------------
Total cash and cash equivalents                                                       13,952,410          6,082,859
Securities available for sale - at fair value
  (amortized cost - $117,279,217 and $167,898,534)                                   117,289,086        168,270,907
Securities held to maturity (fair value - $6,627,235
  and $19,119,093)                                                                     6,919,793         18,861,416
Other investments                                                                      1,698,477          1,100,826
Loans (net of allowance for loan losses of $2,706,408
  and $1,973,410)                                                                    321,017,805        225,349,258
Interest receivable                                                                    2,824,211          3,270,173
Office properties and equipment                                                        8,687,387          7,533,251
Other assets                                                                          19,937,789          8,645,810
---------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                        $492,326,958       $439,114,500
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
LIABILITIES:
Deposits                                                                            $345,341,089       $282,942,123
Federal Home Loan Bank advances                                                       96,503,610         99,352,678
Advance payments by borrowers for taxes and insurance                                    974,636            979,859
Other long-term debt                                                                   3,000,000
Interest payable                                                                       2,204,007          2,193,548
Other liabilities                                                                      3,442,429         10,963,033
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                    451,465,771        396,431,241
---------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies STOCKHOLDERS' EQUITY:
Serial Preferred Stock ($.01 par value)
  Authorized and unissued - 1,000,000 shares
Common Stock ($.01 par value)
  Authorized - 9,000,000 shares Issued - 4,930,508 and
  4,927,000 Outstanding - 3,978,322 and 4,232,934                                         49,241             49,241
Additional paid-in capital                                                            24,844,508         24,525,662
Treasury Stock - 936,786 and 682,674 shares - at cost                                 (9,920,624)        (6,255,083)
Retained Earnings - substantially restricted                                           26,573,401        25,127,127
Accumulated other comprehensive income, net
  of deferred tax of $3,909 and $147,127                                                   5,960            225,247
ESOP borrowing                                                                          (476,100)          (714,150)
Unearned compensation - restricted stock awards                                         (215,199)          (274,785)
---------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                            40,861,187          42,683,259
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $492,326,958       $439,114,500
---------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                     Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                              1999           1998            1997
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                                 $22,758,455     $17,509,318     $16,796,387
   Securities                                                               9,405,583      12,472,811     12,403,059
   Deposits                                                                  284,102         106,454         105,488
   Dividends on Federal Home Loan Bank stock                                 437,696         432,823         383,691
---------------------------------------------------------------------------------------------------------------------------
                                                                          32,885,836      30,521,406      29,688,625
---------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
   Deposits                                                               14,755,940      13,431,142      13,332,587
   Federal Home Loan Bank advances                                         5,001,771       5,865,542       5,320,326
   Other long-term debt                                                       150,792
   Short-term borrowings                                                         510          45,827          71,083
---------------------------------------------------------------------------------------------------------------------------
                                                                          19,909,013      19,342,511      18,723,996
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                       12,976,823      11,178,895      10,964,629
PROVISION FOR LOAN LOSSES                                                    300,000         177,050         113,256
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER LOAN LOSS
PROVISION                                                                 12,676,823      11,001,845      10,851,373
---------------------------------------------------------------------------------------------------------------------------

OTHER INCOME:
   Service charges                                                         1,491,788         984,668         840,520
   Gain on sale of loans                                                     205,837          91,866          22,771
   Commissions                                                               591,192         607,806         539,487
   Gain (loss) on sale of securities and mortgage-backed securities          229,708          42,643         (55,897)
   Gain on sale of real estate owned                                          39,790          41,966          16,811
   Other                                                                     472,625         323,044         260,221
---------------------------------------------------------------------------------------------------------------------------
                                                                           3,030,940       2,091,993       1,623,913
---------------------------------------------------------------------------------------------------------------------------

 OTHER EXPENSE:
   Salaries and employee benefits                                          5,695,772       4,519,290       4,294,824
   Deposit insurance assessment                                              271,397         275,986       2,350,715
   Occupancy                                                               1,020,658         821,412         809,138
   Equipment                                                                 763,669         608,472         566,098
   Computer service                                                          705,748         537,903         494,374
   Advertising                                                               412,183         354,370         326,211
   Postage and office supplies                                               444,469         285,906         273,474
   Other                                                                   1,588,871       1,227,988       1,053,922
---------------------------------------------------------------------------------------------------------------------------
                                                                          10,902,767       8,631,327      10,168,756
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                 4,804,996       4,462,511       2,306,530
INCOME TAX PROVISION                                                       1,945,111       1,817,344       1,002,986
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                               $ 2,859,885     $ 2,645,167    $  1,303,544
---------------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE OF COMMON STOCK
   Basic                                                                   $    0.72       $    0.65       $    0.31
   Diluted                                                                      0.70            0.62            0.30
AVERAGE SHARES OUTSTANDING
   Basic                                                                   3,956,590       4,048,150       4,226,304
   Diluted                                                                 4,062,155       4,299,366       4,408,838

See notes to consolidated financial statements.

                                                                              Additional
                                                      Common Stock              Paid-in         Treasury         Retained
                                                  Shares        Amount          Capital           Stock          Earnings
---------------------------------------------------------------------------------------------------------------------------------
BALANCES, APRIL 1, 1996                          4,496,786      $49,204       $23,824,898      ($3,361,279)      $22,727,602

Net income                                                                                                         1,303,544
Unrealized loss on
 securities available for sale
---------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income
---------------------------------------------------------------------------------------------------------------------------------
ESOP shares earned                                                                205,471
Vesting of restricted stock awards
Cancellation of restricted
 stock awards                                       (2,428)         (24)          (12,116)
Purchase of Treasury Stock                        (224,838)                                     (2,286,925)
Issuance of restricted stock awards                  1,000                          2,570            7,930
Exercise of stock options                           11,658                                          92,451           (28,806)
Payment of dividends                                                                                                (608,639)
---------------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1997                         4,282,178       49,180        24,020,823       (5,547,823)       23,393,701

Net income                                                                                                         2,645,167
Unrealized gain on
 securities available for sale
---------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income
---------------------------------------------------------------------------------------------------------------------------------
ESOP shares earned                                                                383,336
Vesting of restricted stock awards
Cancellation of restricted
 stock awards                                       (2,856)         (29)          (14,251)
Purchase of Treasury Stock                         (92,000)                                       (993,628)
Issuance of restricted stock awards                  9,000           90           135,754
Exercise of stock options                           36,112                                         286,368          (103,131)
Payment of dividends                                                                                                (808,610)
---------------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1998                         4,232,434       49,241        24,525,662       (6,255,083)       25,127,127
Net income                                                                                                         2,859,885
Unrealized loss on
  securities available for sale
---------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income
---------------------------------------------------------------------------------------------------------------------------------
ESOP shares earned                                                                318,846
Vesting of restricted stock awards
Cancellation of restricted stock awards             (2,866)                                        (14,330)
Purchase of Treasury Stock                        (302,100)                                     (4,163,316)
Issuance of retricted stock awards                   6,400                         19,751           64,974
Exercise of stock options                           44,454                        (19,751)         447,131          (205,109)
Payment of dividends                                                                                              (1,208,502)
---------------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1999                         3,978,322      $49,241       $24,844,508      ($9,920,624)      $26,573,401
---------------------------------------------------------------------------------------------------------------------------------

                                                                                     Restricted          Total
                                               Unrealized          ESOP            Stock         Stockholders'
                                               Gain (Loss)       Borrowing         Awards           Equity
------------------------------------------------------------------------------------------------------------------------
BALANCES, APRIL 1, 1996                          ($98,371)      ($1,190,250)      ($458,173)      $41,493,631

Net income                                                                                          1,303,544
Unrealized loss on
 securities available for sale                 (1,492,220)                                         (1,492,220)
------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                           (188,676)
------------------------------------------------------------------------------------------------------------------------
ESOP shares earned                                                  238,050                           443,521
Vesting of restricted stock awards                                                  178,070           178,070
Cancellation of restricted
 stock awards                                                                        12,140
Purchase of Treasury Stock                                                                         (2,286,925)
Issuance of restricted stock awards                                                 (10,500)
Exercise of stock options                                                                              63,645
Payment of dividends                                                                                 (608,639)
------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1997                       (1,590,591)         (952,200)       (278,463)       39,094,627
Net income                                                                                          2,645,167
Unrealized gain on
 securities available for sale                  1,815,838                                           1,815,838
------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                          4,461,005
------------------------------------------------------------------------------------------------------------------------
ESOP shares earned                                                  238,050                           621,386
Vesting of restricted stock awards                                                  125,242           125,242
Cancellation of restricted
 stock awards                                                                        14,280
Purchase of Treasury Stock                                                                           (993,628)
Issuance of restricted stock awards                                                (135,844)
Exercise of stock options                                                                             183,237
Payment of dividends                                                                                 (808,610)
------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1998                          225,247          (714,150)       (274,785)       42,683,259
Net income                                                                                          2,859,885
Unrealized loss on
  securities available for sale                  (219,287)                                           (219,287)
------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                                                          2,640,598
------------------------------------------------------------------------------------------------------------------------
ESOP shares earned                                                  238,050                           556,896
Vesting of restricted stock awards                                                  129,981           129,981
Cancellation of restricted stock awards                                              14,330                 0
Purchase of Treasury Stock                                                                         (4,163,316)
Issuance of retricted stock awards                                                  (84,725)                0
Exercise of stock options                                                                             222,271
Payment of dividends                                                                               (1,208,502)
------------------------------------------------------------------------------------------------------------------------
BALANCES, MARCH 31, 1999                           $5,960         ($476,100)      ($215,199)      $40,861,187
------------------------------------------------------------------------------------------------------------------------

24
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                              1999           1998            1997
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                               $ 2,859,885     $ 2,645,167    $ 1,303,544
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                                               538,412         556,598        488,930
   Amortization and accretion                                                 706,429         258,006        (49,563)
   Vesting of restricted stock awards                                         129,981         125,243        178,070
   Provisions for loan losses                                                 300,000         177,050        113,256
   (Gain) loss on sale of securities                                         (229,708)        (42,643)       51,120
   (Gain) on sale of loans                                                   (205,837)        (91,866)       (22,771)
   (Gain) loss on sale of office properties and equipment                        (510)        (13,886)        61,766
   Gain on sale of real estate owned                                          (15,121)        (60,422)       (13,289)
   ESOP shares earned                                                         318,846         383,336        205,471
Changes in assets and liabilities:
   Proceeds from the sales of loans held for sale                          12,926,125       5,169,926        984,756
   Origination of loans for resale                                        (12,720,288)     (5,078,060)      (961,985)
   Other investments                                                         (597,651)        (51,135)      (422,734)
   Interest receivable                                                        162,142        268,912        (664,723)
   Other assets                                                              (711,591)       (173,604)       (34,071)
   Interest payable                                                            10,459         143,821        127,092
   Other liabilities                                                       (9,145,930)      1,456,933         36,942
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) operating activities               (5,674,357)     5,673,376       1,381,811
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash acquired through branch purchase                                     26,933,017      4,578,736
 Loans originated                                                        (168,807,683)    (71,247,154)   (61,933,496)
 Loan principal repayments                                                125,616,701      73,116,431     76,390,492
 Proceeds from:
   Maturities and calls of:
      Securities available for sale                                       143,007,087      60,991,550     18,000,000
      Securities held to maturity                                                              25,000
 Sales of:
      Securities available for sale                                        41,112,062      24,072,258     36,573,836
      Office properties and equipment                                          54,122         187,596
      Real estate owned                                                       217,254         135,578         27,224
 Purchases of:
      Securities available for sale                                      (143,786,943)    (97,993,517)   (91,445,439)
      Securities held to maturity                                          (6,923,110)
      Loans                                                                (9,885,578)    (17,257,140)   (17,741,292)
      FHLB stock                                                                             (273,400)    (1,689,000)
      Office properties and equipment                                        (834,601)       (457,064)      (305,595)
 Payments on mortgage-backed securities                                    29,378,578      24,282,962     15,416,207
 Increase in cash surrender value of life insurance                        (1,301,575)        (72,378)      (599,676)
 Other                                                                         12,001         16,517          49,499
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) investing activities               34,791,332         105,975    (27,257,240)
---------------------------------------------------------------------------------------------------------------------------

                            (Continued on next page)

                                                                                     Years Ended March 31,
                                                                              1999           1998            1997
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid                                                              (969,805)       (808,610)      (608,639)
 Purchase of treasury stock                                                (4,163,316)       (993,628)    (2,286,925)
 Net change in deposits                                                   (16,720,332)     (3,542,954)       745,291
 Proceeds from FHLB advances                                              174,749,242     274,500,000    142,900,000
 Proceeds from other long-term debt                                         4,153,875    (273,631,307)  (112,719,231)
 Repayment of other long-term debt                                         (1,153,875)
 Payments on FHLB advances                                               (177,598,310)
 Principal repayments of ESOP borrowing                                       238,050         238,050        238,050
 Advance payments by borrowers for taxes and insurance                         (5,223)        (34,739)        (7,665)
 Net change in other borrowed funds                                                        (1,793,967)      (887,786)
 Net proceeds from issuance of common stock                                   222,270         183,237         63,645
---------------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) financing activities              (21,247,424)     (5,883,918)    27,436,740
---------------------------------------------------------------------------------------------------------------------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                        7,869,551        (281,617)     1,448,055
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                            6,082,859       6,364,476      4,916,421
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                               $ 13,952,410    $  6,082,859   $  6,364,476
---------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
   Interest                                                               $19,898,554     $19,198,690    $18,596,904
   Income taxes                                                             1,595,000       1,588,000      1,097,000
 Noncash transactions:
   Transfers from loans to real estate owned                                  356,332         151,339         39,307
   Liability for purchase of available for sale securities                                  8,995,000
   Transfer of held to maturity securities to
     securities available for sale                                         16,324,314

See notes to consolidated financial statements.
26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and financial reporting policies of Permanent Bancorp, Inc. (the "Company") and its subsidiary, Permanent Federal Savings Bank (the "Bank"), conform to generally accepted accounting principles and reporting practices followed by thrift holding companies. The more significant policies are described below.

         Basis of Presentation - The consolidated financial statements include the accounts of the Company and the Bank which is wholly owned. All significant intercompany balances and transactions have been eliminated. The Company operates as a single business segment.

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

         o Debt and equity securities that are acquired and held principally for the purpose of selling them in the near term are classified as "trading securities" and reported at fair value with unrealized gains and losses included in earnings. The Company has not held trading securities during the three years ended March 31, 1999.

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

         As discussed below, SFAS No. 133, "Accounting For Derivative Investments," permitted a one time transfer of securities previously classified as held to maturity into the available for sale category. On October 1, 1998 the Company transferred mortgage-backed securities previously classified as held to maturity to the available for sale category at fair value. At the time of the transfer these securities had an amortized cost of $16,113,992 and a fair value of $16,324,314.

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

         Allowance for Losses - The balance in the allowance for loan losses and the amount of the provision for loan losses are judgmentally determined based upon a number of factors. The allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, collateral values and other factors. While management endeavors to use the best information available in making the evaluations, future allowance adjustments may be necessary. Management may periodically allocate portions of the allowance for specific problem loan situations although the entire allowance is available for any loan charge-offs which occur. Increases to the allowance are recorded by a provision for possible loan losses charged to expense. A loan is charged off by management as a loss when deemed uncollectable, although collection efforts continue and future recoveries may occur.

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

         Goodwill represents the fair market value of liabilities assumed and cash consideration paid over the fair market value of assets acquired. Goodwill is amortized over the life of the underlying net assets or liabilities that give rise to it but not more than fifteen years. Impairment of goodwill results in a charge to expense. Amortization expense for the years ended March 31, 1999, 1998 and 1997 was $602,682, $167,036 and $218,603, respectively. Goodwill of $9,357,000 and $453,000, net of accumulated amortization of $2,483,000 and $1,909,000, is included in Other Assets in the Consolidated Statements of Financial Condition at March 31, 1999 and March 31, 1998, respectively.

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

         Federal Income Taxes - Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and basis of such assets and liabilities as measured by tax laws and regulations. The Company and the Bank file consolidated income tax returns.
28

         New Accounting Pronouncements - In June 1998 the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments," which establishes accounting and reporting standards for derivative instruments including derivative instruments embedded in financial instruments and for hedging. The Company adopted this statement on October 1, 1998 and, except for the reclassification of securities from the held-to-maturity to the available-for-sale category noted above, the adoption of this statement had no significant impact on the financial condition, results of operations or cash flows of the Company.

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" became effective during the current fiscal year. The Company has determined that it operates as a single segment which is community banking.At March 31, 1999 and 1998, the Bank had assets of approximately $493.7 million and $437.7 million, or 100% and 99.7% of consolidated assets, respectively. Net income of the Bank for the three years ended March 31, 1999 was $3,074,000, $2,706,000 and $1,253,000 or 108%, 102% and 96% of consolidated net income for fiscal years 1999, 1998 and 1997. Net interest income at the Bank for each of the three years ended March 31, 1999 exceeded 98% of consolidated net interest income.

         Earnings per Share - In 1998 the Company adopted SFAS 128 "Earnings per Share" and has retroactively restated 1997 per share amounts. The difference between basic and diluted earnings per share represents the dilutive impact of the Company's outstanding stock options. The following is a reconciliation of the weighted average common shares for the basic and diluted earnings per share computations:

                                                                    Years Ended March 31,
-----------------------------------------------------------------------------------------------------
                                                             1999           1998            1997
-----------------------------------------------------------------------------------------------------
Basic average common shares                               3,956,590       4,048,150       4,226,304
Dilutive effect of stock options                            105,565         251,216         182,534
-----------------------------------------------------------------------------------------------------
Diluted average common shares                             4,062,155       4,299,366       4,408,838
-----------------------------------------------------------------------------------------------------

         Acquisitions - On June 26, 1998 the Company acquired deposits and certain assets of four branch banking locations from NBD Bank, N.A. in a purchase transaction. The operating results of the acquired branches have been consolidated since the acquisition date. As a result of the purchase, the Company acquired $79.1 million of deposits, $43.6 million of loans, $900,000 of office properties and equipment and received cash of approximately $26.9 million. The purchase created approximately $9.5 million of goodwill.

         On May 19, 1997 the Company acquired in a purchase transaction a branch facility which included $5.7 million of deposit liabilities, $838,000 of office properties and equipment and $30,000 of other assets. This transaction created approximately $294,000 of goodwill.

         Pro forma information is not presented since the transactions are not considered significant.

         Changes In Presentation - Certain items appearing in the 1998 and 1997 financial statements have been reclassified to conform to the 1999 presentation. 29

2. SECURITIES

         The amortized cost and estimated fair values of securities available for sale and securities held to maturity are summarized as follows:

                                                                                  March 31, 1999
---------------------------------------------------------------------------------------------------------------------------
                                                             Amortized           Gross Unrealized            Fair
                                                               Cost             Gains        Losses          Value
---------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
  U.S. Agency                                             $ 62,947,099                      $469,103    $ 62,477,996
  FHLMC certificates                                        16,734,901       $247,720         29,472      16,953,149
  FNMA certificates                                         17,419,111        206,609         29,121      17,596,599
  GNMA certificates                                         20,178,106        151,872         68,636       20,261,342
---------------------------------------------------------------------------------------------------------------------------
                                                          $117,279,217       $606,201       $596,332     $117,289,086
---------------------------------------------------------------------------------------------------------------------------

                                                                                  March 31, 1999
---------------------------------------------------------------------------------------------------------------------------
                                                             Amortized           Gross Unrealized            Fair
                                                               Cost             Gains        Losses         Value
---------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
  Municipal & Revenue Bonds                                $ 5,908,859                      $290,346     $ 5,618,513
  Other                                                      1,010,934                         2,212       1,008,722
---------------------------------------------------------------------------------------------------------------------------
                                                           $ 6,919,793                      $292,558     $ 6,627,235
---------------------------------------------------------------------------------------------------------------------------

                                                                                  March 31, 1998
---------------------------------------------------------------------------------------------------------------------------
                                                             Amortized           Gross Unrealized            Fair
                                                               Cost             Gains        Losses         Value
---------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
  U.S. Treasury                                            $ 3,995,076     $   38,049                    $ 4,033,125
  U.S. Agency                                              101,028,193        178,044      $ 234,772     100,971,465
  FHLMC certificates                                        27,355,375        171,134        131,638      27,394,871
  FNMA certificates                                         21,871,532        111,670         58,909      21,924,293
  GNMA certificates                                         13,142,014        206,137         15,029      13,333,122
  Other                                                        506,344        107,687                        614,031
---------------------------------------------------------------------------------------------------------------------------
                                                          $167,898,534     $  812,721      $ 440,348    $168,270,907
---------------------------------------------------------------------------------------------------------------------------

                                                                                  March 31, 1998
---------------------------------------------------------------------------------------------------------------------------
                                                             Amortized           Gross Unrealized            Fair
                                                               Cost             Gains        Losses         Value
---------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
  FHLMC certificates                                       $   938,942      $  3,378                      $  942,320
  FNMA certificates                                          4,003,242        47,147      $  26,415        4,023,974
  GNMA certificates                                         13,919,232       271,158         37,591        14,152,799
---------------------------------------------------------------------------------------------------------------------------
                                                          $ 18,861,416      $321,683      $  64,006      $ 19,119,093
---------------------------------------------------------------------------------------------------------------------------

30

         The amortized cost and estimated fair value of securities at March 31, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                              Amortized         Fair
                                                                Cost            Value
--------------------------------------------------------------------------------------
Due within 1 year
  U.S. Agency                                               $ 2,002,961    $ 1,965,000
  FHLMC certificates                                            121,296        123,859
  Other                                                       1,010,934      1,008,722
--------------------------------------------------------------------------------------
                                                              3,135,191      3,097,581
--------------------------------------------------------------------------------------
Due after 1 year through 5 years
  U.S. Agency                                                14,998,002     14,916,329
  FHLMC certificates                                          1,692,783      1,705,069
  FNMA certificates                                           1,128,942      1,153,463
--------------------------------------------------------------------------------------
                                                             17,819,727     17,774,861
--------------------------------------------------------------------------------------
Due after 5 years through 10 years
  U.S. Agency                                                30,377,550     30,126,589
  FHLMC certificates                                          1,487,047      1,493,942
  FNMA certificates                                           3,913,787      3,902,361
  GNMA certificates                                             471,806        477,118
--------------------------------------------------------------------------------------
                                                             36,250,190     36,000,010
--------------------------------------------------------------------------------------
Due after 10 years through 15 years
  U.S. Agency                                                12,979,648     12,797,190
  FHLMC certificates                                          1,452,100      1,462,494
  FNMA certificates                                             179,951        182,875
  Municipal Bonds                                             1,325,711      1,259,008
--------------------------------------------------------------------------------------
                                                             15,937,410     15,701,567
--------------------------------------------------------------------------------------
Due after 15 years
  U.S. Agency                                                 2,588,938      2,672,888
  HLMC certificates                                          11,981,675     12,167,815
  FNMA certificates                                          12,196,431     12,357,870
  GNMA certificates                                          19,706,300     19,784,224
  Municipal Bonds                                             4,583,148      4,359,505
--------------------------------------------------------------------------------------
                                                             51,056,492     51,342,302
--------------------------------------------------------------------------------------
         Total                                             $124,199,010   $123,916,321
--------------------------------------------------------------------------------------

         Activities related to the sales of securities are summarized as follows:

                                                                                        Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------
                                                                                 1999           1998          1997
---------------------------------------------------------------------------------------------------------------------
Proceeds from sales                                                          $41,101,856   $24,072,258   $36,573,836
Gross gains on sales                                                             239,914        51,776       124,899
Gross loss on sales                                                               10,206         9,135       176,019

3. LOANS

         Approximately 89% of the Bank's loans are to customers in Indiana. The portfolio of loans consists of residential, commercial real estate, commercial construction, consumer and other loans.

                                                                                                 March 31,
---------------------------------------------------------------------------------------------------------------------
                                                                                         1999               1998
---------------------------------------------------------------------------------------------------------------------
First mortgage:
  Secured by one-to-four family residences                                          $171,249,927       $157,225,530
  Secured by other properties                                                         31,897,812          8,886,895
  Construction loans                                                                   8,193,828          3,409,383
  Land                                                                                    14,437             25,455
Automobile                                                                            56,779,077         31,436,243
Consumer                                                                              26,609,416         10,708,903
Commercial                                                                            17,327,986          3,799,904
Mobile home                                                                              724,200            935,365
Loans on savings accounts                                                                868,346            891,516
Credit card                                                                              582,185            565,538
Second mortgage                                                                                              24,661
Home improvement                                                                         569,597            838,893
Loan contracts                                                                             7,023             24,135
Commercial paper                                                                       9,275,099          9,116,180
---------------------------------------------------------------------------------------------------------------------
Subtotal                                                                             324,098,933        227,888,601
Allowance for loan losses                                                             (2,706,408)        (1,973,410)
Deferred loan fees, net                                                                 (310,064)          (397,765)
Undisbursed loan proceeds                                                                (52,330)          (148,567)
Unearned interest and unearned discounts                                                 (12,326)           (19,601)
---------------------------------------------------------------------------------------------------------------------
Loans, net                                                                          $321,017,805       $225,349,258
---------------------------------------------------------------------------------------------------------------------


         The principal balance of loans on nonaccrual status totaled approximately $818,000 and $911,000 at March 31, 1999 and 1998, respectively. For the years ended March 31, 1999 and 1998, gross interest income which would have been recorded had the Bank's non-accruing loans been current in accordance with their original terms amounted to $65,013 and $73,277 respectively. The amounts included in interest income on such loans were $20,681 and $39,388 for the years ended March 31, 1999 and 1998, respectively.

         The Bank originates commercial real estate loans. Such loans had a carrying value of approximately $32 million and $9 million at March 31, 1999 and 1998, respectively. These loans are considered by management to be of somewhat greater risk of uncollectibility than other loans due to the dependency on income production. Of the commercial real estate loans, $3 million and $4 million are collateralized by multi-family residential property at March 31, 1999 and 1998, respectively; and $29 million and $5 million by hotel and other property at March 31, 1999 and 1998, respectively.

         The Bank had commitments to make loans approximating $23,421,000 and $4,886,000 excluding undisbursed portions of loans in-process at March 31, 1999 and 1998, respectively.

         The Bank originates both adjustable and fixed interest rate loans. The composition of these loans was as follows:

                    Fixed Rate                                                     Adjustable Rate
--------------------------------------------------------   ----------------------------------------------------------
                               Book Value                                                       Book Value
--------------------------------------------------------   ----------------------------------------------------------
 Term to              March 31,             March 31,           Term to Rate           March 31,            March 31,
 Maturity                1999                 1998               Adjustment              1999                 1998
---------------------------------------------------------   ---------------------------------------------------------
1mo.-1yr            $ 30,171,000        $ 17,079,000             1mo.-1yr.           $27,279,000         $20,329,000
1yr.-3yr.            18,322,000            12,125,000            1yr.-3yr.             4,978,000           3,533,000
3yr.-5yr.            65,390,000           30,023,000             3yr.-5yr.             7,272,000           5,487,000
5yr.-10yr.           46,433,000           28,317,000             5yr.-10yr.           37,219,000          38,578,000
10yr.-20yr.          78,742,000            68,512,000            10yr.-20yr.           1,006,000           1,817,000
Over 20 years         7,164,000            1,884,000             over 20 yrs             123,000             205,000
--------------------------------------------------------   ----------------------------------------------------------
                    $246,222,000        $157,940,000                                 $77,877,000         $69,949,000
--------------------------------------------------------   ----------------------------------------------------------

         The adjustable rate loans have interest rate adjustment limitations and are generally indexed on a weekly average yield of U.S. Treasury securities adjusted to a constant maturity of one year. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

         Aggregate loans to officers and directors totaled $609,277 and $630,613 at March 31, 1999 and 1998, respectively. For the years ended March 31, 1999 and 1998 loans of $152,383 and $202,444 respectively, were disbursed to officers and directors and repayments of principal of $173,719 and $248,686 respectively, were received from officers and directors.

         The amount of loans serviced for others totaled approximately $36,327,537 and $32,468,000 at March 31, 1999 and 1998, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing. In connection with loans serviced for others, the Bank held borrower's escrow balances of approximately $228,391 and $233,216 at March 31, 1999 and 1998, respectively. The Bank is obligated to repurchase certain loans sold to and serviced for others which become delinquent as defined by the various agreements. At March 31, 1999 and 1998, these obligations were limited to approximately $316,000 and $443,000 respectively.

         Loan servicing fee income for the years ended March 31, 1999, 1998 and 1997 was $81,575, $84,274, and $100,824, respectively.

         There were no restructured loans in the Bank's loan portfolio as of March 31, 1999 and 1998. For the year ended March 31, 1997, gross interest income which would have been recorded had the Bank's modified loans been current in accordance with their original terms amounted to $165,000. The amount included in interest income during 1997 on such loans was $151,000.

         An analysis of the allowance for loan losses is as follows:
                                                                                    Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                            1999            1998             1997
---------------------------------------------------------------------------------------------------------------------------
Beginning balance                                                      $1,973,410      $2,126,225       $2,237,804
Provision for losses charged to operations                                300,000         177,050          113,256
Charge-offs                                                              (506,753)      (403,896)         (370,519)
Recoveries                                                                179,751          74,031          145,684
Acquired in branch acquisition                                            760,000
---------------------------------------------------------------------------------------------------------------------------
Ending balance                                                         $2,706,408      $1,973,410       $2,126,225
---------------------------------------------------------------------------------------------------------------------------

         The recorded investment in loans considered impaired at March 31, 1999 and 1998 was $362,920 and $116,778 for which no specific valuation reserve has been established. For the year ended March 31, 1999 and 1998 the average recorded investment in impaired loans was approximately $243,116 and $1,215,012, respectively. Cash received for interest on impaired loans was $17,039 and $108,989 for the years ended March 31, 1999 and 1998, respectively.

         As a federally-chartered savings bank, aggregate commercial real estate loans may not exceed 400% of capital as determined under the capital standards provisions of FIRREA. This limitation was approximately $169 million and $154 million as of March 31, 1999, and 1998, respectively.

         Also, under applicable regulations, the loans-to-one borrower limitation is defined and is generally 15% of unimpaired capital which, for the Bank, was approximately $4.9 million at March 31, 1999 and $5.7 million at March 31,1998. At March 31, 1999 and 1998 there were no loans exceeding this limitation.


4. OFFICE PROPERTIES AND EQUIPMENT

         Office properties and equipment are summarized as follows:


                                                                                                 March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                         1999                1998
---------------------------------------------------------------------------------------------------------------------------
Land                                                                                 $ 2,578,358        $ 1,841,659
Office buildings                                                                       8,212,588          7,379,489
Furniture and equipment                                                                3,551,173          3,560,222
Leasehold improvements                                                                   289,824            375,184
Automobiles                                                                               55,642             52,728
---------------------------------------------------------------------------------------------------------------------------
       Total                                                                          14,687,585         13,209,282
Less accumulated depreciation                                                          6,000,198          5,676,031
---------------------------------------------------------------------------------------------------------------------------
Office properties and equipment, net                                                 $ 8,687,387        $ 7,533,251
---------------------------------------------------------------------------------------------------------------------------

         Depreciation expense included in operations during the years ended March 31, 1999, 1998 and 1997 totaled $538,412, $556,598 and $488,930, respectively.

5. DEPOSITS

         Deposit accounts are summarized as follows:
                                                                                       March 31,
-----------------------------------------------------------------------------------------------------------------------
                                                                          1999                           1998
-----------------------------------------------------------------------------------------------------------------------
                                                                                Weighted                     Weighted
                                                                                 Average                      Average
                                                                  Amount          Rate           Amount        Rate
-----------------------------------------------------------------------------------------------------------------------
Noninterest-bearing                                             $ 12,267,705                  $ 1,755,251
NOW and MMDA's                                                    57,644,600     1.0%          34,010,142          2.0%
Passbook savings                                                  59,482,126     3.1%          52,050,522          3.7%
-----------------------------------------------------------------------------------------------------------------------
Total                                                           129,394,431                    87,815,915
-----------------------------------------------------------------------------------------------------------------------
Certificates of deposit:
  1.50 - 3.49%                                                       40,396      2.4%              66,459          2.9%
  3.50 - 5.49%                                                  120,750,095      4.9%          61,522,709          5.0%
  5.50 - 7.49%                                                   92,403,547      6.1%         130,864,156          6.0%
  7.50 - 9.49%                                                    2,752,620      7.8%           2,672,884          7.8%
-----------------------------------------------------------------------------------------------------------------------
Total certificates of deposit                                   215,946,658                   195,126,208
-----------------------------------------------------------------------------------------------------------------------
Total                                                          $345,341,089                  $282,942,123
-----------------------------------------------------------------------------------------------------------------------

34

         Certificates of deposit in the amount of $100,000 or more total approximately $30 million at March 31,1999 and $21 million at March 31, 1998.

         A summary of certificate accounts by scheduled maturities at March 31, 1999 is as follows:

                          2000           2001          2002         2003         2004       Thereafter       Total
---------------------------------------------------------------------------------------------------------------------------
Less than 3.49%         $   40,396                                                                          $   40,396
   3.50 - 5.49%         72,305,918   $32,306,250   $ 7,652,773 $ 4,018,315   $3,209,364   $ 1,257,474     120,750,094
   5.50 - 7.49%         45,448,624    17,456,235    4,065,480    9,710,389    5,906,793     9,816,027       92,403,548
   7.50 - 9.49%             65,355     1,315,885    1,371,380                                                2,752,620
---------------------------------------------------------------------------------------------------------------------------
                      $117,860,293   $51,078,370  $13,089,633  $13,728,704   $9,116,157   $11,073,501     $215,946,658
---------------------------------------------------------------------------------------------------------------------------

         Interest expense on deposits is as follows:

                                                                                        Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                 1999          1998           1997
---------------------------------------------------------------------------------------------------------------------------
NOW and MMDA's                                                               $ 1,141,417    $  716,098    $  780,027
Passbook savings                                                               1,974,533     1,951,908     2,056,077
Certificates of deposit                                                       11,639,990    10,763,136    10,496,483
---------------------------------------------------------------------------------------------------------------------------
                                                                             $14,755,940   $13,431,142   $13,332,587
---------------------------------------------------------------------------------------------------------------------------

6. FEDERAL HOME LOAN BANK ADVANCES

         Advances from the Federal Home Loan Bank of Indianapolis  (FHLB) are as
follows:
                                                      Average Rate March 31,
---------------------------------------------------------------------------------------------------------------------------
                Fiscal Year                     1999           1998              1999                1998
---------------------------------------------------------------------------------------------------------------------------
Fixed Rate:
                   1999                                  5.55%                                    $19,494,333
                   2000                    4.89%         5.59%               $  805,873             2,026,678
                   2001                    5.50%         5.50%               14,584,231            14,770,924
                   2002                    5.46%         5.46%                5,000,000             5,000,000
                After 2003                 5.01%         5.09%               76,113,506            42,310,743
---------------------------------------------------------------------------------------------------------------------------
             Total fixed rate                                               $96,503,610           $83,602,678
---------------------------------------------------------------------------------------------------------------------------
Variable Rate:
                   1999                                  5.88%                                     15,750,000
---------------------------------------------------------------------------------------------------------------------------
             Total variable rate                                                                  $15,750,000
---------------------------------------------------------------------------------------------------------------------------
             Total advances                                                 $96,503,610           $99,352,678
---------------------------------------------------------------------------------------------------------------------------

         Fixed rate advances at March 31, 1999 include $38,500,000 of advances that have reached the initial conversion date and $42,000,000 of advances that reach the conversion date subsequent to March 31, 1999. The terms of these advances generally allow the FHLB to convert the fixed rate advance to a LIBOR based rate which will adjust quarterly. Once the initial conversion date is reached, the FHLB may periodically exercise its option to convert the advance, generally quarterly. If the FHLB elects to convert the advance, the Company has the option to repay the advance without penalty.
The FHLB did not convert any advances in 1999.

         The Bank has pledged mortgage loans and FHLB stock as collateral on these advances. The Bank may receive advances from the FHLB up to 50% of the Bank's adjusted assets which was approximately $200 million at March 31, 1999.

7. OTHER LONG-TERM DEBT

         In August 1998 the Company borrowed $4,153,875 from an unaffiliated bank and utilized the funds to repurchase 302,100 shares of its common stock. This debt is secured by the stock of the Bank.

         The rate on the note is determined quarterly and is, at the Company's option, the prime rate or LIBOR plus 180 basis points (1.80%). At March 31, 1999 the rate was 6.80%

         Interest on the debt is payable quarterly. Annual principal payments of $500,000 commence February 29, 2000 with a final payment of any outstanding balance due on August 15, 2003. Principal may be repaid at any time without penalty and in November 1998 the Company repaid $1,153,875.

         The loan agreement requires that the Company maintain defined capital ratios which generally are those required by regulatory agencies. The Company is also required to earn a minimum return on average assets of .50% and maintain defined asset quality ratios. At March 31, 1999 the Company is in compliance with the loan agreement.

8. OTHER BORROWED FUNDS

         The Company had no other borrowed funds at March 31, 1999 or March 31, 1998.

         An analysis of  securities  sold under  agreements  to repurchase is as follows:
                                                                                      Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                1999          1998           1997
---------------------------------------------------------------------------------------------------------------------------
Highest month-end balance                                                      $    0        $444,636     $3,955,494
Average balance                                                                10,417         103,260      1,484,957
Weighted average interest rate at end of period                                                  5.20%
Weighted average interest rate during the period                                 5.33%           5.10%          4.80%

9. INCOME TAXES

         An analysis of the income tax provision is as follows:
                                                                                        Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                  1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------
Current:
  Federal                                                                  $1,232,983      $1,366,610     $  862,572
  State                                                                       448,893         447,482        254,275
Deferred                                                                      263,235           3,252       (113,861)
---------------------------------------------------------------------------------------------------------------------------
                                                                           $1,945,111      $1,817,344     $1,002,986
---------------------------------------------------------------------------------------------------------------------------

36

         The difference between the financial statement provision and amounts computed by using the statutory rate of 34% is reconciled as follows:

                                                                                        Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                  1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------
Income tax provision at federal statutory rate                                $1,633,699   $1,517,254    $   784,221
State tax, net of federal tax benefit                                            272,365      295,338        167,822
Nondeductible expenses                                                           133,797      188,734         50,347
Other                                                                            (94,750)    (183,982)           596
---------------------------------------------------------------------------------------------------------------------------
Total income tax provision                                                    $1,945,111    $1,817,344    $1,002,986
---------------------------------------------------------------------------------------------------------------------------

         The  Company's  deferred  income  tax  assets  and  liabilities  are as follows:
                                                                                                     March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                                1999          1998
---------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Bad debt reserves                                                                          $657,839      $628,648
  Goodwill                                                                                    117,670        23,225
  Accrued employee benefits                                                                   146,564       113,198
  Other                                                                                                       9,561
---------------------------------------------------------------------------------------------------------------------------
                                                                                              922,073       774,632
---------------------------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
  Depreciation                                                                                124,717       107,547
  Deferred loan fees                                                                          588,802       258,986
  Unrealized gain of securities available for sale                                              3,909       147,127
  Other                                                                                       144,206        80,516
---------------------------------------------------------------------------------------------------------------------------
                                                                                              861,634       594,176
---------------------------------------------------------------------------------------------------------------------------
Deferred income tax, net                                                                    $  60,439      $180,456
---------------------------------------------------------------------------------------------------------------------------

         Retained earnings at March 31, 1999 and 1998 includes approximately $6 million of income that has not been subject to tax because of deductions for bad debts allowed for Federal income tax purposes. Deferred income taxes have not been provided on such bad debt deductions since the Company does not intend to use the accumulated bad debt deductions for purposes other than to absorb loan losses. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes may be imposed on such amounts at the then current corporate income tax rate.

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

10. REGULATORY CAPITAL REQUIREMENTS

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that could have a direct material effect on the Company's financial position and results of operations. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classifications are also subject to qualitative judgments by the regulators. The Bank's primary regulator is the Office of Thrift Supervision ("OTS").

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios as set forth in the following tables of core and total risk-based capital. Prompt Corrective Action provisions contained in the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) require specific supervisory actions as capital levels decrease. To be considered well-capitalized under the regulatory framework for Prompt Corrective Action Provisions under FDICIA, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios as set forth in the following tables. As of March 31, 1999 and 1998, the most recent notification from the OTS categorizes the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no events or conditions since that notification that management believes have changed the Bank's category.
         The following presents the Bank's minimum and "well-capitalized" regulatory capital levels.

                                                                          As of March 31, 1999
---------------------------------------------------------------------------------------------------------------------------
                                                            Actual Capital                       Required Capital
---------------------------------------------------------------------------------------------------------------------------
                                                       Amount             Ratio             Amount             Ratio
---------------------------------------------------------------------------------------------------------------------------
OTS Capital adequacy
   Tangible Capital                                 $32,803,000      6.76%               $ 7,278,000       1.50%
   Core Capital                                      32,803,000       6.76                19,410,000       4.00
   Risk-based Capital                                34,347,000      12.26                22,410,000       8.00
FDICIA regulations to be
   classified well-capitalized
   Tier 1 leverage capital                           32,803,000       6.76                24,263,000       5.00
   Tier 1 risk-based capital                         32,803,000      11.71                16,808,000       6.00
   Total risk-based capital                          34,347,000      12.26                28,015,000      10.00
                                                                          As of March 31, 1998
---------------------------------------------------------------------------------------------------------------------------
                                                             Actual Capital                      Required Capital
---------------------------------------------------------------------------------------------------------------------------
                                                       Amount             Ratio             Amount             Ratio
---------------------------------------------------------------------------------------------------------------------------
OTS capital adequacy
   Tangible Capital                                 $38,178,000      8.76%               $ 6,537,000      1.50%
   Core capital                                      38,178,000       8.76                17,440,000       4.00
   Risk-based capital                                40,097,000      21.05                15,239,000       8.00
FDICIA regulations to be
  classified well-capitalized
   Tier 1 leverage capital                           38,178,000       8.76                21,800,000       5.00
   Tier 1 risk-based capital                         38,178,000      20.04                11,429,000       6.00
   Total risk-based capital                          40,097,000      21.05                19,049,000      10.00

38

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

         Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock, $.01 par value which remains unissued at March 31, 1999. In the event any preferred shares are issued, the Board of Directors is authorized to fix and state the voting powers, designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

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

         Pension expense amounted to $40,000 for the year ended March 31, 1997. There was no pension expense in 1999 and 1998.

         Employee Stock Ownership Plan - The Company has an Employee Stock Ownership Plan (ESOP) which owns 333,270 shares of the Company's common stock. The ESOP purchase of the stock was funded by a loan from the Company (loan balance of $476,100 and $714,150 at March 31, 1999 and 1998, respectively) which will be repaid by contributions to the ESOP by the Company in the future. Pursuant to the ESOP, the shares are to be allocated to participants annually over an 8 year period. The ESOP covers substantially all employees and shares are allocated based upon employee compensation levels during the year. ESOP expense is based on the fair value of shares earned and totaled $594,925, $639,317 and $479,046 during 1999, 1998, and 1997, respectively. During fiscal years ended March 31, 1999, 1998 and 1997, 45,607 shares, 47,688 shares and 49,728 shares were earned by participants. At March 31, 1999, 84,736 shares with a fair value of approximately $911,000 were held in suspense by the ESOP. These shares are not considered to be outstanding for the purpose of computing earning per share.

         Recognition and Retention Plan - The Company has a Recognition and Retention Plan (RRP) which provides executive officers and employees with a proprietary interest in the Company in a manner designed to encourage such individuals to remain with the Bank. Restricted stock awards covering up to 4% of the common stock issued may be awarded under the RRP. Awarded stock vests at a rate of 20% per year. During the fiscal year ended March 31, 1999, and 1998 an additional 9,000 and 1,000 shares were awarded. The cost of the RRP is being reflected as compensation expense as vesting occurs. This amounted to $139,200, $125,242 and $178,070 during the fiscal years ended March 31, 1999, 1998 and 1997. Termination of employees resulted in 2,866 shares, 2,856 shares 2,428 shares being canceled during the fiscal years ended March 31, 1999, 1998 and 1997 respectively.

         Stock Option and Incentive Plan - The Company has granted stock options to existing stockholders, officers, directors and other affiliated individuals to purchase shares of the Company's stock. Awarded options vest at a rate of 25% per year and are exercisable in the ten years immediately following the grant.

         The following is an analysis of stock option activity for each of the three years in the period ending March 31, 1999 and the stock options outstanding at the end of the respective years:

                                                                                                 Weighted
                                                                                                  Average
                                                                                  Shares           Price
---------------------------------------------------------------------------------------------------------------------------
         Outstanding April 1, 1996                                                449,760         $ 5.26
         Granted                                                                   9,522            8.13
         Exercised                                                                (11,658)          5.46
         Forfeited or expired                                                      (5,952)          5.00
-------------------------------------------------------------------------------------------------------------------
         Outstanding March 31, 1997                                              441,672            5.32
         Exercised                                                                (36,112)          5.07
         Forfeited or expired                                                      (3,572)          5.00
-------------------------------------------------------------------------------------------------------------------
         Outstanding March 31, 1998                                              401,988            5.34
         Granted                                                                   7,000           11.25
         Exercised                                                                (44,454)          5.00
-------------------------------------------------------------------------------------------------------------------
         Balance at March 31, 1999                                               364,534            5.49
-------------------------------------------------------------------------------------------------------------------

         The number of vested shares exercisable at March 31, 1999, 1998, and 1997 were: 344,773, 376,465 and 296,272, respectively and had a weighted average exercise price of $5.28, $5.16 and $5.09, respectively. The weighted average remaining contractual life of the options outstanding at March 31, 1999 and 1998 was 5.3 years and 6.3 years, respectively. Exercise prices for options outstanding at March 31, 1999 ranged from $5.00 to $11.25.

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

                                                                                        Year Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                 1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------
Net income :
  As reported                                                               $2,859,885     $2,645,167   $1,303,544
  Proforma                                                                   2,843,474      2,631,973    1,293,311
Basic :
Net income per share:
  As reported                                                               $     0.72     $     0.65   $     0.31
  Proforma                                                                        0.72           0.65         0.31
Diluted Net income per share:
  As reported                                                               $     0.70     $     0.62   $     0.30
  Proforma                                                                        0.70           0.61         0.29

         The fair value of option grants are estimated on the date of grant using an option pricing model with the following assumptions: dividend yields of 0.96% to 2.64%, risk-free interest rates of 5.23% to 6.74%, expected volatility of 18% to 30% and an expected life of five years. The proforma amounts are not representative of the effects on reported net income for future years.

         Deferred Compensation (401K) Plan - The Company has an Employee Deferred Compensation (401K) Plan administered through the financial institution's retirement fund. Each employee may contribute up to 6% of compensation. Employee contributions of up to 4% of compensation are matched by the Company at a rate of $.25 per dollar of employee contribution. The Company matching expense was $22,271, $21,450 and $19,203 during the fiscal years ended March 31, 1999, 1998 and 1997, respectively.

         Directors Deferred Compensation Plan - The Bank has entered into deferred compensation agreements with certain directors. Benefits under these agreements are paid over a predetermined period upon retirement. The present value of the benefit to be paid is accrued over the active period of employment of individual participants and is funded by life insurance policies. Cash values associated with these policies in the amount of $2,926,828 at March 31, 1999 and $1,625,253 are included in Other Assets in the Consolidated Statements of Financial Condition. 13. COMPREHENSIVE INCOME

         The  Company's  other  comprehensive   income  included  the  following
components:

                                                                                     Fiscal Year Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                  1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------
Net realized and unrealized gains (losses)
  on available for sale securities                                            ($ 80,566)   $1,841,590  ($1,525,976)
Less: Adjustment for net securities gains (losses)
  realized in net income, net of tax                                            138,721        25,752      (33,756)
---------------------------------------------------------------------------------------------------------------------------
      Other comprehensive income (loss)                                       ($219,287)   $1,815,838  ($1,492,220)
---------------------------------------------------------------------------------------------------------------------------

         Substantially all of other comprehensive income is attributable to the Bank as the amount of available for sale securities at the parent company is immaterial.

14. COMMITMENTS

         Lease commitments - The Company has future minimum rental commitments for noncancelable operating leases as follows:

                    Fiscal year ended March 31:
                    ---------------------------
                       2000          $306,904
                       2001           296,410
                       2002           259,382
                       2003           132,982
                       2004           112,976

         Rental expense for the years ended March 31, 1999, 1998 and 1997 was $261,022, $79,036 and $70,265, respectively.

         Rental income from noncancelable subleases for the years ended March 31, 1999, 1998 and 1997 was $137,063, $119,306 and $103,306, respectively.

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

         Employment agreement - The Company has entered into employment agreements with two executive officers. One agreement is in effect until March 31, 2000. Under the terms of the other agreement, the Company may be obligated under terms specified in the agreement to continue the officer's salary for a period of three years.

         Standby letters of Credit - Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit amounted to $136,000 at March 31, 1999.

15. PERMANENT BANCORP, INC. FINANCIAL INFORMATION (PARENT COMPANY ONLY)

         The following condensed statement of financial condition as of March 31, 1999 and 1998 and condensed statement of operations and cash flows for the three years ended March 31, 1999 for Permanent Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto.

CONDENSED STATEMENTS OF FINANCIAL CONDITION
                                                                                                   March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                              1999           1998
---------------------------------------------------------------------------------------------------------------------------
Cash                                                                                      $  322,070    $ 1,519,171
Securities available for sale                                                                838,766      2,614,031
Loans Loans receivable from ESOP                                                             476,100        714,150
Fixed assets                                                                                 454,855        460,282
Interest receivable                                                                                          11,353
Other assets                                                                                  28,704          8,746
Investment in subsidiary                                                                  42,120,304     38,514,563
---------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                           $44,240,799    $43,842,296
---------------------------------------------------------------------------------------------------------------------------

Deferred income taxes                                                                     $   30,445     $  111,341
Accrued expenses                                                                             110,470      1,047,696
Dividends payable                                                                            238,697
Other borrowed funds                                                                       3,000,000
---------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                        3,379,612      1,159,037
---------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity - net                                                         40,861,187    42,683,259
---------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                          $44,240,799   $43,842,296
---------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME
                                                                                      Year Ended March 31,
INCOME:                                                                       1999            1998           1997
---------------------------------------------------------------------------------------------------------------------------
  Interest income from securities held to maturity
    and available for sale                                                 $  86,342      $  145,162     $  293,929
  Interest on loans                                                           38,029          52,510         66,991
  Other income                                                                63,395          92,656         81,094
---------------------------------------------------------------------------------------------------------------------------
      Total income                                                           187,766         290,328        442,014
---------------------------------------------------------------------------------------------------------------------------
EXPENSES:
  Salaries and benefits                                                      187,648         172,019        223,192
  Interest expense                                                           150,792
  Legal and professional fees                                                 93,878         130,957         67,433
  Other expenses                                                             110,561          86,646         79,418
---------------------------------------------------------------------------------------------------------------------------
      Total expenses                                                         542,879         389,622        370,043
---------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS                       (355,113)        (99,294)        71,971
INCOME TAX PROVISION                                                        (140,615)        (38,426)        21,296
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                             3,074,383       2,706,035      1,252,869
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                $2,859,885      $2,645,167     $1,303,544
---------------------------------------------------------------------------------------------------------------------------

                                                                                      Year Ended March 31,
                                                                              1999            1998           1997
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                             $ 2,859,885      $ 2,645,167    $ 1,303,544
  Equity in undistributed earnings of subsidiary                          (3,074,383)      (2,706,035)    (1,252,869)
  Adjustments to reconcile net income to net cash
    provided by operating activities
  Vesting of restricted stock awards                                         139,200          125,243        178,070
  Depreciation, amortization and accretion                                     7,836             (246)        28,238
  (Gain) Loss on sale of investments                                          10,206           (5,198)        (5,790)
  Changes in assets and liabilities:
  Interest receivable                                                         11,353           53,847         16,838
  Deferred income tax                                                       (153,532)          (7,422)       (46,817)
  Other assets                                                               (19,958)          (4,059)
  Other liabilities                                                           62,774          (18,519)        20,848
---------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used in) by operating activities                     (156,619)          82,778        242,062
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from:
  Maturities of:
  Securities available for sale                                            3,689,138        1,997,500      2,974,688
  Commercial Paper                                                         1,200,000        1,500,000      5,500,000
  Principal repayments on loans                                              238,050          238,050        238,050
 Sale of:
  Securities available for sale                                                             1,986,510      2,934,384
 Purchase of:
  Loans                                                                                      (497,415)    (6,438,563)
  Securities held to maturity                                                                             (3,995,625)
  Securities available for sale                                           (2,759,969)      (2,497,500)
  Commercial paper                                                        (1,492,876)
  Fixed assets                                                                (3,974)
---------------------------------------------------------------------------------------------------------------------------
    Net cash provided by investing activities                                870,369       2,727,145       1,212,934
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from other borrowed funds                                         4,153,875
 Dividends paid                                                              (969,805)       (808,610)      (608,737)
 Purchase of treasury stock                                                (4,163,316)       (993,628)    (2,286,926)
 Sale of common stock                                                        222,270         183,237          63,645
 Principal repayment on other borrowed funds                               (1,153,875)
---------------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                  (1,910,851)     (1,619,001)    (2,832,018)
---------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                                            (1,197,101)     1,190,922      (1,377,022)
CASH AT BEGINNING OF PERIOD                                                1,519,171         328,249       1,705,271
---------------------------------------------------------------------------------------------------------------------------
CASH AT END OF PERIOD                                                     $  322,070     $ 1,519,171       $ 328,249
---------------------------------------------------------------------------------------------------------------------------

44

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments":

                                                              March 31, 1999                   March 31, 1998
---------------------------------------------------------------------------------------------------------------------------
                                                        Carrying           Fair           Carrying           Fair
                                                          Value            Value            Value            Value
---------------------------------------------------------------------------------------------------------------------------
Assets:
  Cash                                                 $ 7,591,117      $ 7,591,117     $ 4,274,700      $ 4,274,700
  Interest-bearing deposits                              6,361,293        6,361,293       1,808,159        1,808,159
  Securities available for sale                        117,289,087      117,289,087     168,270,907      168,270,907
  Securities held to maturity                            6,919,793        6,627,235      18,861,416       19,119,093
  Loans, net                                           321,017,805      324,264,853     225,349,258      226,008,379
  Interest receivable                                    2,824,211        2,824,211       3,270,173        3,270,173
  Federal Home Loan Bank stock                           5,466,000        5,466,000       5,466,000        5,466,000
  Cash surrender value of life insurance                 2,926,828        2,926,828       1,625,253        1,625,253

Liabilities:
  Deposits                                             345,341,089      350,438,836     282,942,123      287,384,759
  Federal Home Loan Bank advances                       96,503,610       97,541,079      99,352,678       98,824,254
  Advance payments by borrowers
    for taxes and insurance                                974,636          974,636         979,859          979,859
  Other borrowed funds                                   3,000,000        3,000,000
  Interest payable                                       2,204,007        2,204,007       2,193,548        2,193,548
  Off balance sheet: commitments
    to extend credit                                                     23,421,000                       10,485,000

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

         Commitments - The fair values of commitments to extend credit are based on fees currently charged to enter into similar agreements with similar maturities and interest rates.

         The fair value estimates presented herein are based on information available to management as of March 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date, and therefore, current estimates of fair value may differ significantly from the amount presented herein.

BOARD OF DIRECTORS AND                         Daniel L. Schenk         EXECUTIVE OFFICERS
EXECUTIVE OFFICERS                        James A. McCarty, Jr.
                                                 Daniel F. Korb         Donald P. Weinzapfel
PERMANENT BANCORP INC.                            John R. Stone            Chairman of the Board and
                                                Murray J. Brown            Chief Executive Officer
BOARD OF DIRECTORS                                                      Murray J. Brown
                                                                           President
Donald P. Weinzapfel                                                    Robert A. Cern
James W. Vogel                                                             Chief Financial Officer
Jack H. Kinkel                                                             and Secretary
Robert L. Northerner
James D. Butterfield

PERMANENT FEDERAL SAVINGS BANK

BOARD OF DIRECTORS

Donald P. Weinzapfel                            Daniel L.Schenk         EXECUTIVE OFFICERS
James W. Vogel                            James A. McCarty, Jr.
Jack H. Kinkel                                   Daniel F. Korb         Murray J. Brown              George E. Orr
Robert L. Northerner                              John R. Stone            Chairman of the Board,       Senior Vice President
James D. Butterfield                            Murray J. Brown            President &               Richard A. Condi
                                                                           Chief Executive Officer      Vice President
Louis H. Boink, Jr(Director Emeritus)                                   Robert A. Cern               Glenna J. Kirsch
Carl F. Bernhardt (Director Emeritus)                                      Senior Vice President,       Vice President
Kenneth F. Allen  (Director Emeritus)                                      Chief Financial Officer   Charles A. Becker, Sr.,
John W. Forster   (Director Emeritus)                                      & Secretary                  Vice President
                                                                        Seth P. Allen
JASPER ADVISORY BOARD                                                      Senior Vice President


Stephen A. Habig                                 Roger W. Brown         For information  about enrolling in
G. Earl Metzger                                                         the Company's Dividend Reinvestment
                                                                        and  Stock  Purchase  Plan,  please
WHOLLY OWNED SUBSIDIARY                                                 write    Registrar   and   Transfer
                                                                        Company,   Shareholders  Investment
PERMA SERVICE CORP.                                                     Services,    10   Commerce   Drive,
                                                                        Cranford,  NJ  07016  or use  their
                                                                        toll free number at 1-800-368-5948.
Perma   Service   Corp.    provides
brokerage  services,  on an  agency
basis,  through  INVEST(R),  and  a
full  line  of  insurance  products                                     Visit us on the world-wide web at: www.permanentbank.com
through PERMANENT INSURANCE AGENCY,
INC.

CORPORATE INFORMATION

        ANNUAL MEETING

        The annual meeting of shareholders will be held Tuesday, July 27, 1999 at 1:00 p.m. Central Daylight Time at the Radisson Hotel, 606 Walnut Street, Evansville, Indiana

        CORPORATE OFFICE

        Permanent Bancorp, Inc.
        101 S.E. Third Street
        Evansville, IN 47708


        BRANCH OFFICES


        University Heights
        4615 University Drive
        Evansville, Indiana

        Town Center
        201 Diamond Avenue
        Evansville, Indiana

        Green River Road
        123 South Green River Road
        Evansville, Indiana

        Ross Center
        2521 Washington Avenue
        Evansville, Indiana

        4th Street
        19 N. W. 4th Street
        Evansville, Indiana

        Bellemeade
        4601 Bellemeade Avenue
        Evansville, Indiana

        Buena Vista
        1010 W.Buena Vista
        Evansville, Indiana


        FORM 10-K

        The Company's Annual Report on Form 10-K, as required to be filed with the Securities and Exchange Commission, is available, without charge, upon written request to:

                Robert A. Cern
            Chief Financial Officer and Secretary
            Permanent Bancorp, Inc.
            101 S.E. Third St., Evansville,  IN  47708

STOCK INFORMATION

The stock of the Company is traded over-the-counter on the NASDAQ National Market System under the symbol PERM. At March 31, 1999, the Company's stock was held by approximately 1,115 holders of record. The stock transfer agent is:

    REGISTRAR AND TRANSFER COMPANY
10 Commerce Drive
Cranford, New Jersey 07016

STOCK TRADING AND DIVIDEND DATA

                                       Volume   Dividend
Quarter Ended       High       Low     (000's)    Paid
------------------------------------------------------------
June 30, 1998     $18.50    $15.50      192.4   $.055
September 30, 1998 16.25     11.63    1,090.9     .06
December 31, 1998  14.38     10.56      207.4     .06
March 31, 1999     13.75     10.75      169.9     .06

June 30, 1997     $13.00    $10.38      652.2  $.0375
September 30, 1997 13.25     11.38      210.1     .05
December 31, 1997  15.56     12.03      312.6     .05
March 31, 1997     18.75     13.38      356.7    .055

REGISTERED MARKET MAKERS
The following firms make a market in Permanent Bancorp Inc.'s stock:
Capital Resources, Inc.
Herzog, Heine, Geduld, Inc.
J.J. B. Hilliard, W.L. Lyons
Knight Securities L.P.
NatCity Investments, Inc.
Friedman Billings Ramsey & Co.

GENERAL BANK COUNSEL
Bowers, Harrison, Kent and Miller, LLP
25 Northwest Riverside Drive
Evansville, IN 47708

SPECIAL COUNSEL
Silver, Freedman &Taff, L.L.P.
1100 New York Avenue, N.W.
Washington, D.C. 20005

INDEPENDENT AUDITORS
Deloitte & Touche LLP
111 Monument Circle
Bank One Center/Tower
Indianapolis, IN 46204-5120