Form 10-K/A, Exhibit 13
period 1999-03-31
PERMANENT BANCORP INC
filed 1999-07-13
CIK 916604

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

         The Company remains financially strong. Total assets at March 31, 1999 were $492.3 million, an increase of 12.1% from total assets at March 31, 1998. Deposits increased $62.4 million, or 22.1%, and net loans increased $95.7 million, or 42.5%, from March 31, 1998. Substantially all of the deposit growth and approximately 45% of the loan growth is attributable to the Company's acquisition of the deposits and loans of four branch locations from NBD Bank, N.A. in June 1998. The balance of the loan growth is attributable to internally generated expansion of the Company's consumer and commercial loan portfolios. This expansion into higher yielding loans was funded by a decrease in the securities portfolios.

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

         The acquisition of the four branch locations from NBD Bank was a milestone for the Company. Not only did this acquisition provide significant growth, it drastically changed the nature of the Company. At the time of the merger the Company had fifteen branches including the four acquired from NBD. Because of the close proximity of some of the offices, the Company was able to close two offices and take advantage of more modern and efficient locations.

         Increasingly the Company is becoming a community bank rather than a traditional thrift organization. Consider the following:

o Consumer and commercial loans represent 34.7% of the total loan portfolio at March 31, 1999 but five years ago represented only 20.5% of total loans.

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

         We, as always, appreciate the support of our shareholders. We are very optimistic about fiscal 2000 and look forward to continued earnings growth.


                                                            /s/ Murray J. Brown
/s/ Donald P. Weinzapfel                                    -------------------
------------------------                                    Murray J.Brown
Donald P. Weinzapfel                                        President
Chairman of the Board
and Chief Executive Officer

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

                                                                             Three Months Ended
-----------------------------------------------------------------------------------------------------------------------
                                                        June 30,       September 30,     December 31,       March 31,
                                                          1998             1998              1998             1999
-----------------------------------------------------------------------------------------------------------------------
Fiscal 1999
Total interest income                                 $7,448,118       $8,599,719       $8,476,677      $8,361,322
Total interest expense                                 4,700,746        5,230,038        5,122,968       4,855,261
-----------------------------------------------------------------------------------------------------------------------
Net interest income                                    2,747,372        3,369,681        3,353,709       3,506,061
Provision for loan losses                                 75,000           75,000           75,000          75,000
-----------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                            2,672,372        3,294,681        3,278,709       3,431,061
Other income                                             621,434          774,873          583,318       1,051,315
Other expense                                          2,230,777        2,980,656        2,469,756       3,221,578
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                             1,063,029        1,088,898        1,392,271       1,260,798
Income tax provision                                     435,681          403,039          529,822         576,569
-----------------------------------------------------------------------------------------------------------------------
Net income                                            $  627,348       $  685,859       $  862,449       $ 684,229
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

                                                                 Loan Delinquent For:
---------------------------------------------------------------------------------------------------------------------------
                                         30-59 Days                   60-89 Days                 90 Days and Over
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)          Number   Amount  Percentage    Number   Amount Percentage   Number   Amount  Percentage
---------------------------------------------------------------------------------------------------------------------------
 Real Estate:
  One- to four-family              70    $2,119    67.66%        47     $1,940    93.95%       24       $643     78.61%
  Multi-family construction
    or development                  1       135     4.31%         0          0     0.00%        0          0      0.00%
 Commercial real estate                                                                         1         64      7.82%
 Consumer                         116       878    28.03%        19        125     6.05%       18        111     13.57%
----------------------------------------------------------------------------------------------------------------------------
       Total                      187    $3,132   100.00%        66     $2,065    100.00%      43       $818     100.00%
----------------------------------------------------------------------------------------------------------------------------

         Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses based upon management's evaluation of the risk inherent in the loan portfolio and changes in the nature and volume of its loan activity.

         The following tables set forth an analysis of the Bank's allowance at the years indicated.

(Dollars in Thousands)                                                        At March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                      1999          1998           1997         1996           1995
---------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                         $1,973        $2,126         $2,238       $2,093        $2,110
Charge-offs:
  One- to four-family                                    19            56                          11            20
  Multi-family                                                         72                                        86
  Consumer                                              488           276            354           93            63
  Commercial business                                                                 17                        414
---------------------------------------------------------------------------------------------------------------------------
                                                        507           404            371          104           583
---------------------------------------------------------------------------------------------------------------------------
Recoveries:
  One-to-four-family                                     10                            2           11           134
  Multi-family & commercial                                                           98            4
  Consumer                                              170            74             46           27            22
---------------------------------------------------------------------------------------------------------------------------
                                                        180            74            146           42           156
---------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                         327           330            225           62           427
Provision for loan losses charged
  to operations                                         300           177            113          207           410
Acquired in branch acquisition                          760
---------------------------------------------------------------------------------------------------------------------------
Balance at end of year                               $2,706        $1,973         $2,126       $2,238        $2,093
---------------------------------------------------------------------------------------------------------------------------

                                                                              At March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                      1999          1998           1997         1996           1995
---------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs during the period to
  average loans outstanding during the year        0.12%          0.15%         0.11%        0.03%        0.22%
---------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs during the period to
  ending non-performing  assets                   28.04%         30.19%         4.80%        0.89%        5.12%
---------------------------------------------------------------------------------------------------------------------------
Ratio of provision for loan losses
  to total loans                                   0.09%          0.08%         0.05%        0.10%        0.21%
---------------------------------------------------------------------------------------------------------------------------
Ratio of allowance for loan losses
  to non-performing loans                        330.81%        216.58%        46.31%       32.58%       25.26%
---------------------------------------------------------------------------------------------------------------------------
 Ratio of allowance for loan losses
  to total loans                                   0.84%          0.87%         1.00%        1.07%        1.06%
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

                                      Net portfolio value                                NPV as % of PV of Assets
---------------------------------------------------------------------------------------------------------------------------
   Change in
     rates                $ Amount         $ Change          % Change                  NPV Ratio            Change
---------------------------------------------------------------------------------------------------------------------------
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

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" became effective during the current fiscal year. The Company has determined that it operates as a single segment which is community banking. At March 31, 1999 and 1998, the Bank had assets of approximately $493.7 million and $437.7 million, or 100% and 99.7% of consolidated assets, respectively. Net income of the Bank for the three years ended March 31, 1999 was $3,074,000, $2,706,000 and $1,253,000 or 108%, 102% and 96% of consolidated net income for fiscal years 1999, 1998 and 1997. Net interest income at the Bank for each of the three years ended March 31, 1999 exceeded 98% of consolidated net interest income.

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
                                                               Cost             Gains        Losses         Value
---------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
  FHLMC certificates                                       $   938,942      $  3,378                     $   942,320
  FNMA certificates                                          4,003,242        47,147      $  26,415        4,023,974
  GNMA certificates                                         13,919,232       271,158         37,591       14,152,799
---------------------------------------------------------------------------------------------------------------------------
                                                          $ 18,861,416      $321,683      $  64,006      $19,119,093
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

         The Bank originates both adjustable and fixed interest rate loans. The composition of these loans was as follows:

                    Fixed Rate                                                     Adjustable Rate
--------------------------------------------------------   ----------------------------------------------------------
                               Book Value                                                       Book Value
--------------------------------------------------------   ----------------------------------------------------------
 Term to              March 31,             March 31,           Term to Rate           March 31,            March 31,
 Maturity                1999                 1998               Adjustment              1999                 1998
---------------------------------------------------------   ---------------------------------------------------------
1mo.-1yr           $ 30,171,000         $ 17,079,000            1mo.-1yr.           $27,279,000         $20,329,000
1yr.-3yr.            18,322,000           12,125,000            1yr.-3yr.             4,978,000           3,533,000
3yr.-5yr.            65,390,000           30,023,000            3yr.-5yr.             7,272,000           5,487,000
5yr.-10yr.           46,433,000           28,317,000            5yr.-10yr.           37,219,000          38,578,000
10yr.-20yr.          78,742,000           68,512,000            10yr.-20yr.           1,006,000           1,817,000
Over 20 years         7,164,000            1,884,000            over 20 yrs             123,000             205,000
--------------------------------------------------------   ----------------------------------------------------------
                  $ 246,222,000        $ 157,940,000                                $ 77,877,000        $69,949,000
--------------------------------------------------------   ----------------------------------------------------------

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

8. OTHER BORROWED FUNDS

         The Company had no other borrowed funds at March 31, 1999 or March 31, 1998.

         An analysis of securities sold under agreements to repurchase is as follows:

                                                                                      Years Ended March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                1999          1998           1997
---------------------------------------------------------------------------------------------------------------------------
Highest month-end balance                                                      $    0        $444,636     $3,955,494
Average balance                                                                10,417         103,260      1,484,957
Weighted average interest rate at end of period                                                                 5.70%
Weighted average interest rate during the period                                 5.33%           5.10%          4.80%

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

         Recapitalization of SAIF - On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitulation of the Savings Association Insurance Fund
(SAIF) in a section  entitled  "The  Deposit  Insurance  Funds Act of 1996" (the
Act). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Company recorded a pre-tax charge of $1,766,185 during the year ended March 31, 1997, which represented 65.7 basis points of the March 31, 1995, assessable deposits.'

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

         Employee Stock Ownership Plan - The Company has an Employee Stock Ownership Plan (ESOP) which owns 333,270 shares of the Company's common stock. The ESOP purchase of the stock was funded by a loan from the Company (loan balance of $476,100 and $714,150 at March 31, 1999 and 1998, respectively) which will be repaid by contributions to the ESOP by the Company in the future. Pursuant to the ESOP, the shares are to be allocated to participants annually over an 8 year period. The ESOP covers substantially all employees and shares are allocated based upon employee compensation levels during the year. ESOP expense is based on the fair value of shares earned and totaled $594,925, $639,317 and $479,046 during 1999, 1998, and 1997, respectively. During fiscal years ended March 31, 1999, 1998 and 1997, 45,607 shares, 47,688 shares and 49,728 shares were earned by participants. At March 31, 1999, 84,736 shares with a fair value of approximately $911,000 were held in suspense by the ESOP. These shares are not considered to be outstanding for the purpose of computing earnings per share.

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

CONDENSED STATEMENTS OF FINANCIAL CONDITION

                                                                                                   March 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                                              1999           1998
---------------------------------------------------------------------------------------------------------------------------
Cash                                                                                      $  322,070    $ 1,519,171
Securities available for sale                                                                838,766      2,614,031
Loans receivable from ESOP                                                                   476,100        714,150
Fixed assets                                                                                 454,855        460,282
Interest receivable                                                                                          11,353
Other assets                                                                                  28,704          8,746
Investment in subsidiary                                                                  42,120,304     38,514,563
---------------------------------------------------------------------------------------------------------------------------
  Total assets                                                                           $44,240,799    $43,842,296
---------------------------------------------------------------------------------------------------------------------------

Deferred income taxes                                                                     $   30,445     $  111,341
Accrued expenses                                                                             110,470      1,047,696
Dividends payable                                                                            238,697
Other borrowed funds                                                                       3,000,000
---------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                        3,379,612      1,159,037
---------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity - net                                                        40,861,187     42,683,259
---------------------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                         $44,240,799    $43,842,296
---------------------------------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME

                                                                                      Year Ended March 31,
INCOME:                                                                       1999            1998           1997
---------------------------------------------------------------------------------------------------------------------------
  Interest income from securities held to maturity
    and available for sale                                                 $  86,342      $  145,162     $  293,929
  Interest on loans                                                           38,029          52,510         66,991
  Other income                                                                63,395          92,656         81,094
---------------------------------------------------------------------------------------------------------------------------
      Total income                                                           187,766         290,328        442,014
---------------------------------------------------------------------------------------------------------------------------
EXPENSES:
  Salaries and benefits                                                      187,648         172,019        223,192
  Interest expense                                                           150,792
  Legal and professional fees                                                 93,878         130,957         67,433
  Other expenses                                                             110,561          86,646         79,418
---------------------------------------------------------------------------------------------------------------------------
      Total expenses                                                         542,879         389,622        370,043
---------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED EARNINGS                       (355,113)        (99,294)        71,971
INCOME TAX PROVISION                                                        (140,615)        (38,426)        21,296
EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                             3,074,383       2,706,035      1,252,869
---------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                $2,859,885      $2,645,167     $1,303,544
---------------------------------------------------------------------------------------------------------------------------

                                                                                      Year Ended March 31,
                                                                              1999            1998           1997
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                             $ 2,859,885      $ 2,645,167    $ 1,303,544
  Equity in undistributed earnings of subsidiary                          (3,074,383)      (2,706,035)    (1,252,869)
  Adjustments to reconcile net income to net cash
    provided by operating activities
  Vesting of restricted stock awards                                         139,200          125,243        178,070
  Depreciation, amortization and accretion                                     7,836             (246)        28,238
  (Gain) Loss on sale of investments                                          10,206           (5,198)        (5,790)
  Changes in assets and liabilities:
  Interest receivable                                                         11,353           53,847         16,838
  Deferred income tax                                                       (153,532)          (7,422)       (46,817)
  Other assets                                                               (19,958)          (4,059)
  Other liabilities                                                           62,774          (18,519)        20,848
---------------------------------------------------------------------------------------------------------------------------
    Net cash provided (used in) by operating activities                     (156,619)          82,778        242,062
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from:
  Maturities of:
  Securities available for sale                                            3,689,138        1,997,500      2,974,688
  Commercial Paper                                                         1,200,000        1,500,000      5,500,000
  Principal repayments on loans                                              238,050          238,050        238,050
 Sale of:
  Securities available for sale                                                             1,986,510      2,934,384
 Purchase of:
  Loans                                                                                      (497,415)    (6,438,563)
  Securities held to maturity                                                                             (3,995,625)
  Securities available for sale                                           (2,759,969)      (2,497,500)
  Commercial paper                                                        (1,492,876)
  Fixed assets                                                                (3,974)
---------------------------------------------------------------------------------------------------------------------------
    Net cash provided by investing activities                                870,369       2,727,145       1,212,934
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from other borrowed funds                                        4,153,875
 Dividends paid                                                             (969,805)        (808,610)      (608,737)
 Purchase of treasury stock                                               (4,163,316)        (993,628)    (2,286,926)
 Sale of common stock                                                        222,270          183,237         63,645
 Principal repayment on other borrowed funds                              (1,153,875)
---------------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                 (1,910,851)      (1,619,001)    (2,832,018)
---------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                                           (1,197,101)       1,190,922     (1,377,022)
CASH AT BEGINNING OF PERIOD                                                1,519,171          328,249      1,705,271
---------------------------------------------------------------------------------------------------------------------------
CASH AT END OF PERIOD                                                     $  322,070      $ 1,519,171      $ 328,249
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

BOARD OF DIRECTORS AND                                                  EXECUTIVE OFFICERS
EXECUTIVE OFFICERS
                                                                        Donald P. Weinzapfel
PERMANENT BANCORP INC.                                                     Chairman of the Board and
                                                                           Chief Executive Officer
BOARD OF DIRECTORS                                                      Murray J. Brown
                                                                           President
Donald P. Weinzapfel                           Daniel L. Schenk         Robert A. Cern
James W. Vogel                            James A. McCarty, Jr.            Chief Financial Officer
Jack H. Kinkel                                   Daniel F. Korb            and Secretary
Robert L. Northerner                              John R. Stone
James D. Butterfield                            Murray J. Brown

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

        Permanent Bancorp, Inc.
        101 S.E. Third Street
        Evansville, IN 47708


        BRANCH OFFICES


        University Heights                St. Joe
        4615 University Drive             530 N. St. Joseph Avenue
        Evansville, Indiana               Evansville, Indiana

        Town Center                       Fort Branch
        201 Diamond Avenue                810 East Locust Street
        Evansville, Indiana               Fort Branch, Indiana

        Green River Road                  Jasper
        123 South Green River Road        771 West Second Street
        Evansville, Indiana               Jasper, Indiana

        Ross Center                       Newburgh
        2521 Washington Avenue            8533 Bell Oaks Drive
        Evansville, Indiana               Newburgh, Indiana

        4th Street                        Oakland City
        19 N. W. 4th Street               410 West Morton Street
        Evansville, Indiana               Oakland City, Indiana

        Bellemeade                        Vogel & Burkhardt Roads
        4601 Bellemeade Avenue            Evansville, Indiana
        Evansville, Indiana               (Opening late 1999)

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

REGISTRAR AND TRANSFER COMPANY
10 Commerce Drive
Cranford, New Jersey 07016

STOCK TRADING AND DIVIDEND DATA

                                       Volume   Dividend
Quarter Ended       High       Low     (000's)    Paid
------------------------------------------------------------
June 30, 1998     $18.50    $15.50      192.4  $  .055
September 30, 1998 16.25     11.63    1,090.9     .06
December 31, 1998  14.38     10.56      207.4     .06
March 31, 1999     13.75     10.75      169.9     .06

June 30, 1997     $13.00    $10.38      652.2  $  .0375
September 30, 1997 13.25     11.38      210.1     .05
December 31, 1997  15.56     12.03      312.6     .05
March 31, 1997     18.75     13.38      356.7     .055

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